Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-36681


     ELECTRO SCIENTIFIC INDUSTRIES, INC.       APPLIED INTELLIGENT SYSTEMS, INC.

                PROSPECTUS                                 CONSENT AND
                                                      INFORMATION STATEMENT

                        1,200,000 Shares of Common Stock,
                                Without Par Value

                            ------------------------


     This Prospectus, Consent and Information Statement (the "Prospectus/ Information Statement") relates to the proposed merger (the "Merger") of Asteroid Merger Corp. ("Merger Corp."), a wholly-owned subsidiary of Electro Scientific Industries, Inc. ("ESI"), with and into Applied Intelligent Systems, Inc. ("AISI") pursuant to which AISI will become a wholly-owned subsidiary of ESI in accordance with the terms of an Agreement of Reorganization and Merger, dated as of September 29, 1997, among ESI, AISI and Merger Corp. (the "Merger Agreement"). In the Merger, each outstanding share of common stock of AISI ("AISI Common Stock") will be converted into and represents the right to receive the number of shares of ESI Common Stock that corresponds to a ratio (the "Conversion Ratio") determined by dividing 1,400,000 by the sum of the total shares of AISI Common Stock outstanding plus the total number of AISI shares subject to stock options as of the day of the closing of the Merger (the "Closing Date"). Cash will be paid in lieu of any fractional share of ESI Common Stock.

     To effect the Merger, ESI proposes to issue up to 1,400,000 shares of ESI Common Stock. Approximately 1,125,681 shares of ESI Common Stock will be issued in connection with the Merger upon conversion of the outstanding shares of AISI Common Stock, and approximately 274,319 shares of ESI Common Stock will be issuable upon exercise of outstanding AISI stock options.

     This Prospectus/Information Statement also constitutes the Prospectus of ESI with respect to the 1,200,000 shares of ESI Common Stock to be issued in connection with the Merger. ESI Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "ESIO." On November 25, 1997, the closing sale price for ESI Common Stock as reported on Nasdaq was $40.875 per share.

     This Prospectus/Information Statement is being delivered to the AISI shareholders for consent and information purposes on or about November 26, 1997.

                            ------------------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS
                THAT SHOULD BE CONSIDERED BY AISI SHAREHOLDERS.

                            ------------------------

     All information contained in this Prospectus/Information Statement relating to AISI has been furnished by AISI and ESI is relying upon the accuracy of that information. All information contained in this Prospectus/Information Statement relating to ESI has been furnished by ESI and AISI is relying upon the accuracy of that information.

     This Prospectus/Information Statement includes a discussion of anticipated future performance of ESI after the Merger, including possible cost savings and other financial consequences of the proposed Merger. This discussion is based on assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Accordingly, actual future results or values may vary significantly from such estimates.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
     OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
          OF THIS PROSPECTUS/INFORMATION STATEMENT. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT IS NOVEMBER 25, 1997.

                            ------------------------

     No person has been authorized to give any information or to make any representations not contained or incorporated in this Prospectus/Information Statement in connection with the matters referred to herein and, if given or made, such information or representations must not be relied upon as having been so authorized by AISI or by ESI. This Prospectus/Information Statement does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus/Information Statement shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to date hereof.

                              AVAILABLE INFORMATION

     ESI is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information concerning ESI may be inspected and copies may be obtained at prescribed rates at the offices of the SEC, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as at the following regional offices: Suite 1300, Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. ESI has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered pursuant to this Prospectus/Information Statement. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The SEC maintains an Internet Web site at http://www.sec.gov.

                                TABLE OF CONTENTS
                      FOR PROSPECTUS/INFORMATION STATEMENT


                                                                            Page

SUMMARY OF PROSPECTUS/INFORMATION STATEMENT....................................1

RISK FACTORS...................................................................6

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION........................9
         ESI Selected Historical Financial Information.........................9
         AISI Selected Historical Financial Information.......................10
         Unaudited Pro Forma Summary of Selected Financial Information........11

EQUIVALENT PER COMMON SHARE DATA..............................................12

MARKET AND MARKET PRICES FOR COMMON STOCK ....................................13

AISI SHAREHOLDERS WRITTEN CONSENT.............................................14

THE MERGER....................................................................15
         DESCRIPTION..........................................................15
         BACKGROUND OF THE MERGER.............................................15
         REASONS FOR THE MERGER...............................................18
                  ESI's Reasons for the Merger................................18
                  AISI's Reasons for the Merger...............................19

FAIRNESS OPINION OF AISI FINANCIAL ADVISORS ..................................19
         MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES........................22
         ACCOUNTING TREATMENT.................................................23
         INTERESTS OF CERTAIN PERSONS IN THE MERGER...........................23
         REGULATORY MATTERS...................................................25
         NO DISSENTER RIGHTS..................................................25

THE MERGER AGREEMENT..........................................................25
         EFFECTIVE TIME OF THE MERGER.........................................25
         CONVERSION OF SHARES.................................................25
         TREATMENT OF AISI STOCK OPTIONS......................................26
         RESALE OF ESI COMMON STOCK...........................................26
         AISI'S CONDUCT OF BUSINESS PENDING THE MERGER........................27
         NONSOLICITATION OF ALTERNATIVE TRANSACTIONS..........................27
         CORPORATE STRUCTURE AND RELATED MATTERS AFTER THE MERGER.............28
         CERTAIN COVENANTS....................................................28
         CONDITIONS TO THE MERGER.............................................28
         INDEMNITY AND ESCROW AGREEMENT.......................................29
         TERMINATION; BREAKUP FEES............................................29
         FEES AND EXPENSES....................................................30
         CONFIDENTIALITY......................................................30

INFORMATION CONCERNING ESI....................................................30
         Business ............................................................30
         Electronics Industry Overview........................................31
         Overview of Markets, Products and Strategy...........................31
         Sales, Marketing and Service.........................................35
         Backlog  ............................................................36
         Research, Development and Technology.................................36
         Competition..........................................................36
         Manufacturing and Supply.............................................37
         Employees............................................................37
         Patents and Other Intellectual Property..............................37
         Properties...........................................................38
         Legal Proceedings....................................................38
         ESI Management.......................................................38
         Beneficial Ownership of Principal ESI Shareholders and Management....41
         ESI Executive Compensation...........................................42
         Summary Compensation Table...........................................42
         ESI Options Table....................................................43
         ESI Option Exercises and Fiscal Year-End Option Value Table..........44
         ESI Long Term Incentive Plans--Awards in Last Fiscal Year............44

         Severance Agreements.................................................44
         Performance Graph....................................................45
         Compensation Committee Report on Executive Compensation..............45
         Compensation Committee Interlocks and Insider Participation..........47

ESI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS..................................47
         Three Months Ended August 31, 1997 Compared to Three Months
                  Ended August 31, 1996 ......................................47
         Fiscal Year Ended May 31, 1997 Compared to Fiscal Year Ended May 31,
                  1996........................................................48
         Fiscal Year Ended May 31, 1996 Compared to Fiscal Year Ended May 31,
                  1995........................................................49
         Financial Condition and Liquidity....................................49
         Factors That May Affect Future Results...............................51

DESCRIPTION OF ESI CAPITAL STOCK..............................................52
         Common Stock.........................................................52
         Preferred Stock......................................................52
         Rights Agreement.....................................................52

INFORMATION CONCERNING AISI...................................................55
         Business ............................................................55
         Products ............................................................56
         Markets  ............................................................56
         Technology...........................................................56
         Strategy ............................................................58

AISI MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS................59
         Nine Months Ended September 30, 1997 Compared to Nine Months
                  Ended September 30, 1996 ...................................59
         Years Ended December 31, 1994, 1995 and 1996 ........................60
         Liquidity and Capital Resources .....................................62
         Business Environment ................................................63

DESCRIPTION OF AISI CAPITAL STOCK.............................................64

AISI VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS.............................64

COMPARISON OF SHAREHOLDER RIGHTS..............................................66
         Amendment of Certificate or Articles of Incorporation; Amendment of
                  Bylaws......................................................66
         Special Meetings of Shareholders.....................................67
         Dividends............................................................68
         Capital Stock........................................................68
         Dissenters' Rights...................................................68
         Provisions Relating to Directors.....................................69
         Anti-Takeover Statutes...............................................70

LEGAL MATTERS.................................................................72

EXPERTS  .....................................................................72

SHAREHOLDER PROPOSALS.........................................................73

FINANCIAL STATEMENTS.........................................................F-1


                                LISTS OF ANNEXES

Annex A     Agreement of Reorganization and Merger
Annex B     Fairness Opinion

                   SUMMARY OF PROSPECTUS/INFORMATION STATEMENT

     The following is a summary of certain information contained elsewhere in this Prospectus/Information Statement and is qualified in its entirety by reference to the full text of this Prospectus/Information Statement and the Annexes hereto. Shareholders are urged to read this Prospectus/Information Statement and the accompanying Annexes in their entirety. See "Risk Factors" for certain information that should be considered by the shareholders of AISI.


THE COMPANIES

Electro Scientific Industries, Inc.

     ESI provides electronics manufacturers with equipment necessary to produce key components used in wireless telecommunications, computers, automotive electronics, and many other electronic products. ESI believes it is the leading supplier of advanced laser systems used to adjust (trim) electronic circuitry and to improve the yield of semiconductor memory devices. ESI believes it is a significant producer of high-speed test and termination equipment used in the high-volume production of miniature capacitors. Additionally, ESI designs and manufactures machine vision products and electronic packaging systems for manufacturers of printed circuit boards, electronics and other products. ESI's products enable these manufacturers to reduce production costs, increase yields and improve the quality of their products. ESI's customers include manufacturers of: wireless telecommunication products (Ericsson, Motorola and Siemens); automotive electronics (Delco, Ford, Nippon-Denso and Siemens); miniature capacitors (Kemet, Kyocera/AVX, Murata, Philips, Samsung and TDK) and semiconductor memory devices (Fujitsu, Hitachi, Hyundai, IBM, Samsung and Texas Instruments). See "Information Concerning ESI."

     ESI's executive offices are located at 13900 NW Science Park Drive, Portland, Oregon 97229 and its telephone number is (503) 641-4141.

Applied Intelligent Systems, Inc.

     AISI provides electronics manufacturers with machine vision solutions for automated process control and visual inspection for the assembly of computer chips and electronic printed circuit boards. AISI offers a low cost computer architecture, easy-to-use software development tools, and powerful application software which emulates the human thought process. AISI's vision computers are configurable with a chain of multiple computer processors working simultaneously. Neural network software uses this increased capability to perform billions of calculations per second, analyzing an image as if the vision system were a human brain. AISI markets its products through direct sales, sales representatives, and value added resellers in North America, Europe, and Asia. Significant customers include: Kulicke & Soffa, Motorola and Universal Instruments in the United States; Siemens in Germany; Philips N.V. in Holland; Canon, Japan-EM, Sanyo Silicon and Toshiba in Japan; Haitai Electronics and Samsung in Korea; and Motorola plants in Malaysia, Taiwan, Hong Kong and the Philippines. See "Information Concerning AISI."

     AISI's executive offices are located at 3923 Ranchero Drive, Ann Arbor, Michigan 48108 and its telephone number is (313) 332-7100.

Asteroid Merger Corp.

     Merger Corp. was recently organized by ESI for the purpose of effecting the acquisition of AISI. It has no material assets and has not engaged in any activities except in connection with the Merger. Its executive offices are located at 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Its telephone number at that address is (503) 641-4141.

THE MERGER

     As a result of the proposed Merger, Merger Corp. will be merged with and into AISI and AISI will thereby become a wholly-owned subsidiary of ESI. Each outstanding share of AISI Common Stock will be converted into the right to receive a number of shares of ESI Common Stock that corresponds to the Conversion Ratio. See "The Merger Agreement--Conversion of Shares" and "The Merger Agreement--Corporate Structure and Related Matters After the Merger."

     The terms and provisions of all outstanding AISI stock options (the "Options") will continue in full force and effect following the Merger. At the Effective Time, each Option will be assumed by ESI and will be converted into an option to purchase ESI Common Stock after giving effect to the Conversion Ratio. The exercise price per share will also be redetermined based upon the Conversion Ratio. If all outstanding AISI Options were to be exercised after the Merger, the aggregate proceeds to ESI from such exercise would be approximately $2.3 million. The term, exercisability, vesting schedule, status as an "Incentive Stock Option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Options will to the extent permitted by law and otherwise reasonably practicable be unchanged. See "The Merger Agreement--Treatment of AISI Stock Options."

     Shares of ESI Common Stock received by certain AISI shareholders in the proposed Merger will be subject to certain resale restrictions under applicable accounting rules and securities laws. See "The Merger Agreement-- Resale of ESI Common Stock."


EFFECTIVE TIME OF THE MERGER

     As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties thereto will file articles of merger with the Secretaries of State of each of Oregon and Michigan. The merger will become effective at the time of the later of those filings (the "Effective Time"). It is anticipated that the Merger will occur in late November or early December 1997.


CONDITIONS TO THE MERGER

     Consummation of the Merger is subject to the satisfaction of a number of conditions, including but not limited to (i) expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act waiting period described at "Regulatory Matters" below; (ii) listing of up to 1,200,000 shares of ESI Common Stock issued in connection with the Merger in the Nasdaq National Market; (iii) the absence of any restrictive court orders or any other legal restraints or prohibitions, and of any pending governmental proceedings, preventing or making illegal the consummation of the Merger; (iv) the continuing accuracy of the representations and warranties made in the Merger Agreement on and as of the Effective Time (except those limited by their terms to a different date); and
(v) the receipt by ESI and AISI of certain opinions regarding tax and accounting matters. See "The Merger Agreement--Conditions to the Merger."

     AISI has agreed that it will not encourage, initiate or solicit alternative acquisition proposals, subject to the exercise of AISI directors' fiduciary duties. See "The Merger Agreement--Nonsolicitation of Alternative Transactions."


INDEMNITY AND ESCROW AGREEMENT

     The Merger Agreement provides for a limited indemnification of ESI and Merger Corp. by each AISI shareholder against damages resulting from breach of AISI representations, warranties and covenants under the Merger Agreement, and against damages related to litigation involving AISI.

     Pursuant to an escrow agreement (the "Escrow Agreement"), 10 percent of each AISI shareholder's shares of ESI Common Stock to be received in the Merger, rounded down to the nearest full share, will be delivered to an escrow agent (the "Escrow Agent") and be subject to the terms of the escrow described in the Escrow Agreement (the "Escrow"). Claims on the Escrow are subject to amount and timing limitations, including, among others, the requirement that AISI balance sheet reserves must be used before any claim on the Escrow may be made.

     In no event will any AISI shareholder have any liability in excess of shares held in the Escrow.

     Three persons will be appointed to act on behalf of all AISI shareholders in connection with the Escrow (the "Shareholder Representatives") and will be signatories to the Escrow Agreement. See "The Merger Agreement-- Indemnity and Escrow Agreement."


TERMINATION; BREAKUP FEES

     The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, under the circumstances specified in the Merger Agreement, including by mutual written agreement of ESI and AISI and by either party if the Merger is not consummated by December 31, 1997. Under certain termination circumstances, a breakup fee of $3 million is payable by AISI or by ESI. See "The Merger Agreement--Termination; Breakup Fees."


AISI SHAREHOLDERS WRITTEN CONSENT

     Approval of the Merger by AISI shareholders will be obtained by the written consent of the holders of at least a majority of the AISI Common Stock. See "AISI Shareholders Written Consent" and "AISI Voting Securities and Principal Shareholders."


NO AISI DISSENTER RIGHTS

     The Michigan Business Corporation Act ("MBCA") does not provide dissenters' rights in connection with the Merger. Although the Merger Agreement originally provided for dissenters' rights in connection with the Merger, Amendment No. 2 to the Merger Agreement deleted all references to dissenters' rights.


REASONS FOR THE MERGER

ESI'S Reasons for the Merger

     The Merger is expected to add to ESI's ability to serve the expanding capital equipment needs of its global, multi-national customers in the electronics industry. The Merger also offers the possibility of achieving operating efficiencies through elimination of duplicate efforts and avoidance of expected investments in research and development and in sales and distribution channels that would occur if the businesses of the two companies were not combined. ESI believes that AISI, operating independently, would incur significant expenses to establish offices in Europe, Japan and other locations in the Far East in order to expand its sales and service customers. ESI estimates that the combined companies will reduce duplicative professional fees and personnel costs and may save between $500,000 and $1 million annually. See "The Merger--Reasons for the Merger--ESI's Reasons for the Merger."

AISI'S Reasons for the Merger

     After exploring various other strategic alternatives, including an initial public offering, AISI concluded that a sale of AISI to ESI would provide market liquidity and would offer the greatest potential for achieving long-term value for AISI Shareholders. See "The Merger--Reasons for the Merger--AISI's Reasons for the Merger."


FAIRNESS OPINION OF AISI FINANCIAL ADVISOR

     In its role as financial advisor to AISI, Adams, Harkness & Hill, Inc. ("AH&H") was asked to render its opinion to the AISI Board as to the fairness to the shareholders of AISI, from a financial point of view, of the consideration to be received by AISI in the Merger. On September 29, 1997, AH&H delivered its oral opinion to the AISI Board that the consideration to be received by the AISI shareholders in the Merger is fair from a financial point of view. AH&H subsequently delivered its written opinion.

     A copy of the AH&H Opinion is attached hereto as Annex B. Holders of AISI Common Stock are urged to read the opinion in its entirety for a summary of the assumptions made, procedures followed, other matters considered and the limits of the review by AH&H. The summary of the AH&H Opinion set forth in this Prospectus/Information Statement is qualified in its entirety by reference to the full text of such opinion. The AH&H Opinion was prepared for the AISI Board, is directed only to the fairness, as of September 29, 1997, from a financial point of view, of the consideration to be received by the holders of AISI Common Stock, and does not constitute a recommendation to any stockholder as to how to vote with regard to the Merger. See "The Merger --Fairness Opinion of AISI Financial Advisor."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Vesting of options granted to AISI officers and employees will be partially accelerated as a result of the Merger. See "The Merger--Interests of Certain Persons in the Merger."


SURRENDER OF CERTIFICATES

     If the Merger becomes effective, ESI will cause First Chicago Trust Company of New York (the "Transfer Agent") to mail a letter of transmittal (the "Letter of Transmittal") and other documents, with instructions to all holders of record of AISI Common Stock as of the Effective Time for use in surrendering their stock certificates in exchange for certificates representing ESI Common Stock and a cash payment in lieu of fractional shares.

     The Letter of Transmittal will provide for, among other things, transmittal of each holder of record's shares of AISI Common Stock to the Transfer Agent, agreement to the indemnification provisions contained in the Merger Agreement, agreement to the terms of the Escrow Agreement, including the escrow of shares of ESI Common Stock on behalf of such shareholder and the appointment of the Shareholder Representatives. See "The Merger Agreement--Conversion of Shares" and "The Merger Agreement--Indemnification and Escrow Agreement."

     The other documents with the Letter of Transmittal will include stock powers to be endorsed in blank by each AISI shareholder with respect to the shares of ESI Common Stock to be held pursuant to the Escrow Agreement on behalf of such shareholder.

     CERTIFICATES SHOULD NOT BE SURRENDERED BY AISI SHAREHOLDERS UNTIL THE LETTER OF TRANSMITTAL AND OTHER DOCUMENTS DESCRIBED ABOVE HAVE BEEN RECEIVED.


ACCOUNTING TREATMENT

     The Merger is expected to be accounted for as a pooling of interests. See "The Merger--Accounting Treatment."

     As a condition to the Merger, each of ESI and AISI will have received the opinion of Arthur Andersen LLP, independent public accountants, to the effect that the Merger will qualify for pooling of interests accounting. See "The Merger Agreement--Conditions to the Merger."


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). As a reorganization, holders of AISI Common Stock would not recognize gain or loss for federal income tax purposes upon receipt of ESI Common Stock solely in exchange for their shares of AISI Common Stock, except for cash received in lieu of fractional shares. See "The Merger--Material U.S. Federal Income Tax Consequences."


REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the United States Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Justice Department (the "Antitrust Division"), and the specified waiting period has expired. The applicable waiting period under the HSR Act terminated on October 31, 1997. See "The Merger--Regulatory Matters."

                                  RISK FACTORS

     The following factors should be carefully considered, in addition to the other information presented in this Prospectus/Information Statement. This Prospectus/Information Statement contains forward-looking statements which involve risks and uncertainties. ESI's actual results could differ materially from those anticipated in these forward-looking statements as a result of such risks and uncertainties, including those set forth in the following risk factors and elsewhere in this Prospectus/Information Statement.


UNCERTAINTIES RELATED TO THE INTEGRATION OF NEW BUSINESS

     The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. There can be no assurance that ESI will be successful in integrating its own distribution channels with those of AISI, that ESI will be successful in coordinating the activities of the AISI and ESI sales forces or in selling AISI's products to ESI's customer base, in integrating AISI into ESI's management information systems or integrating AISI's technology so that it can be fully utilized by ESI. In addition, ESI is in the process of integrating two other businesses, Dynamotion Corp. and Chip Star Inc., which were acquired by ESI in June 1997. Integrating three businesses will require management resources and may make it more difficult to integrate AISI into ESI. There can be no assurance that ESI can effectively integrate AISI into ESI's operations.


UNCERTAINTIES RELATED TO COMBINED OPERATIONS AFTER THE MERGER

     While the acquisition of AISI by ESI offers the possibility of achieving operating efficiencies, it also entails the diversion of management's attention to the assimilation of operations and personnel of AISI, which might have possible adverse short-term effects on ESI's operating results. There can be no assurance that the combined companies will retain their respective key personnel or customers, the same volume of business from such customers, or that ESI will realize any of the potential benefits of the Merger.


ELECTRONICS INDUSTRY DOWNTURNS MAY ADVERSELY AFFECT OPERATING RESULTS

     ESI's business depends in large part upon the capital expenditures of manufacturers of electronic devices, including miniature capacitors and semiconductor memory devices, and circuits used in wireless telecommunications equipment, including pagers and cellular phones, automotive electronics, and computers. The markets for products manufactured by ESI's customers are highly cyclical and have historically experienced periodic downturns, which often have had a severe effect on the demand for capital equipment such as that sold by ESI. There is no assurance that these markets will not experience downturns in the future or that such downturns will not have a material adverse effect on ESI's operating results.


RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCT INTRODUCTIONS AND PRODUCT ENHANCEMENTS

     The market for ESI's products is characterized by rapidly changing technology and evolving industry standards. There can be no assurance that ESI's current technology base will continue to address current and evolving customer needs. ESI believes that its future success will depend on its ability to develop and manufacture new products and product enhancements and to introduce them successfully into the market. Failure to do so in a timely fashion could harm ESI's competitive position. The announcements or introductions of new products by ESI or its competitors may adversely affect ESI's operating results, since these announcements or introductions may cause customers to defer or forego ordering products from ESI's existing product lines.

VARIABILITY OF QUARTERLY OPERATING RESULTS

     ESI has experienced and expects to continue to experience significant fluctuations in its quarterly operating results due to a variety of factors, including the timing of new product announcements and releases by ESI and its competitors, market acceptance of new and enhanced versions of ESI's products, timing and shipment of significant orders, mix of products sold, customer cancellations or shipment delay, production delays, exchange rate fluctuations, management decisions to commence or discontinue products, length of sales cycles and cyclicality in the electronics industry.

     ESI derives a substantial portion of its net sales from the sale of a relatively small number of systems, which typically range in price from $150,000 to over $1 million. As a result, the timing of a single transaction could have a significant impact on ESI's quarterly net sales and operating results.

     ESI's backlog at the beginning of a quarter does not include all orders needed to achieve ESI's sales objectives for that quarter. Consequently, ESI's net sales and operating results for a quarter will depend upon ESI generating orders to be shipped in the same quarter that the order is received. Furthermore, a substantial portion of ESI's net sales has historically been realized near the end of each quarter. Accordingly, the failure to receive anticipated orders or delays in shipments near the end of a particular quarter, due, for example, to unanticipated shipment reschedulings or cancellations by customers or unexpected manufacturing difficulties, may cause net sales in a particular quarter to fall significantly below ESI's expectations, which would have a material adverse effect on ESI's operating results for such quarter.

     The need for continued expenditures for research and development, capital equipment and worldwide customer service and support would make it difficult for ESI to reduce its expenses in a particular quarter if ESI's sales goals for such quarter are not met. Accordingly, there can be no assurance that ESI will not sustain losses in future quarters.


COMPETITION

     The electronics capital equipment industry is highly competitive. In each of the markets it serves, ESI faces substantial competition from established competitors, some of which have greater financial, engineering, manufacturing and marketing resources than ESI. In addition, many of ESI's customers are in effect competitors of ESI because they have developed, or have the ability to develop, manufacturing equipment for internal use. ESI's competitors in each product area can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price/performance characteristics. Competitive pressures, including systems development efforts by certain of ESI's customers, often necessitate price reductions which can adversely affect operating results. Although ESI believes that it has certain technical and other advantages over its competitors, maintaining such advantages will require a continued high level of investment by ESI in research and development and sales and marketing. There can be no assurance that ESI will have sufficient resources to continue to make such investments or that ESI will be able to make the technological advances necessary to maintain such competitive advantages. See "Information Concerning ESI--Competition."


PATENTS AND OTHER INTELLECTUAL PROPERTY

     ESI's success depends in part on its proprietary technology. While ESI attempts to protect its proprietary technology through patents, copyrights and trade secrets, it believes that its success will depend largely upon continued innovation and technological expertise. There can be no assurance that ESI will be able to protect its technology or that competitors will not be able to develop similar technology independently. No assurance can be given that the claims allowed on any patents held by ESI will be sufficiently broad to protect ESI's technology. In addition, no assurance can be given that any patents issued to ESI will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to ESI.

     In addition, ESI and its customers from time to time receive letters from third parties, including some of ESI's competitors, alleging infringement of such parties' patent rights by ESI's products. While such letters are prevalent in ESI's industry and ESI has in the past been able to license necessary patents or technology on commercially reasonable terms, there can be no assurance that ESI would prevail in any litigation seeking damages or expenses from ESI or to enjoin ESI from selling its products on the basis of such alleged infringement, or that ESI would be able to license any valid and infringed patents on reasonable terms.

     Some customers using certain products of ESI have received a notice of infringement from Jerome H. Lemelson, alleging that equipment used in the manufacture of electronic devices infringes patents issued to Mr. Lemelson relating to "machine vision" or "barcode reader" technologies. Certain of these customers are engaged in litigation with Mr. Lemelson and, together with certain other customers, have notified ESI that they may be seeking indemnification from ESI for any damages and expenses resulting from this matter. One of ESI's customers has settled its litigation with Mr. Lemelson, and several other customers are currently engaged in litigation involving Mr. Lemelson's patents. ESI cannot predict the outcome of this or similar litigation or its effect upon ESI, and there can be no assurance that any such litigation or claim would not have a material adverse effect upon ESI's financial condition or results of operations. See "Information Concerning ESI--Patents and Other Intellectual Property."


FLUCTUATIONS IN INTERNATIONAL SALES AND CURRENCY EXCHANGE RATES CAN ADVERSELY AFFECT RESULTS

     International sales accounted for 70.8%, 66.9%, and 71.0% of ESI's net sales for fiscal years ended May 31, 1995, 1996 and 1997, respectively. ESI expects that international sales will continue to represent a significant percentage of net sales in the future. As a result, a significant portion of ESI's sales will be subject to certain risks, including changes in demand resulting from fluctuations in interest and currency exchange rates, as well as by factors such as the risk of government financed competition, changes in trade policies, tariff regulations, difficulties in obtaining U.S. export licenses and the difficulties of staffing and managing foreign operations. See "Information Concerning ESI--Sales, Marketing and Service."


DEPENDENCE ON KEY EMPLOYEES

     The future success of ESI is dependent, in part, on its ability to retain certain key personnel. ESI also needs to attract additional skilled personnel in many areas of its business to continue to grow. There can be no assurance that ESI will be able to retain its existing personnel or attract additional qualified employees in the future. ESI does not carry key person life insurance on any of its key employees.


DEPENDENCE ON SUPPLIERS

     Certain of the components included in ESI's systems are obtained from a single source or a limited group of suppliers. ESI's relationship with its suppliers is formalized by purchase orders, not long term contracts. Although ESI seeks to reduce dependence on those sole and limited source suppliers, the partial or complete loss of certain of these sources could have at least a temporary adverse effect on ESI's results of operations and damage customer relationships. Further, a significant increase in the price of one or more of these components could adversely affect ESI's results of operations. See "Information Concerning ESI--Manufacturing and Supply."

             SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

Selected Historical Financial Information

     The selected financial data presented below should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus/Information Statement for ESI and AISI. In June 1997, ESI acquired Chip Star, Inc., a privately-held company based in San Marcos, California in a merger accounted for as a pooling of interests. Accordingly, all ESI financial statements and footnotes incorporated by reference and summary selected historical and pro forma financial information have been restated to reflect this acquisition.

     ESI Selected Historical Financial Information. The consolidated statement of operations data set forth below for the fiscal years ended May 31, 1995, 1996 and 1997 and the consolidated balance sheet information as of May 31, 1996 and 1997 have been derived from the audited Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus/Information Statement. The consolidated statement of operations data for the fiscal years ended May 31, 1993 and 1994 and the consolidated balance sheet information as of May 31, 1993, 1994 and 1995 are derived from audited consolidated financial statements not included in or incorporated by reference in this Prospectus/Information Statement. The consolidated statement of operations data for the three-month periods ended August 31, 1996 and 1997 and the consolidated balance sheet data as of August 31, 1997 have been derived from unaudited consolidated financial statements of ESI included elsewhere in this Prospectus/Information Statement. In the opinion of management, such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position of ESI and the results of operations for the indicated periods. Operating results for the three months ended August 31, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year ending May 31, 1998.

                                                                                                               Three Months
                                                                  ESI                                              Ended
                                                        Fiscal Year Ended May 31                                August 31,
                                     ----------------------------------------------------------------      --------------------
                                         1993          1994           1995         1996          1997         1996         1997
                                     --------      --------       --------     --------      --------      -------     --------
                                                                                                               (Unaudited)
                                                              (In thousands, except per share data)
Consolidated
Statement of
Operations Data

Net Sales                            $ 67,851      $ 72,550       $112,900     $166,310      $160,149      $36,199     $ 48,356
Net income (loss)(1)(2)............  $  2,244      $  7,740       $ 12,217     $ 17,299      $ 21,250      $ 4,603     $ (3,861)
                                     ========      ========       ========     ========      ========      =======     ========
Net income (loss)                    $   0.37      $   1.09       $   1.49     $   1.86      $   2.27      $  0.49     $  (0.39)
per share:(1)(2)

                                                                   May 31
                                     ----------------------------------------------------------------           August 31,
                                         1993          1994           1995         1996          1997             1997
                                     --------      --------       --------     --------      --------           --------
Consolidated Balance                                        (In thousands)                                     (Unaudited)
Sheet Data

Working capital....................  $ 28,883      $ 36,148       $ 76,413     $ 94,400      $116,628           $117,561
Net property, plant and
equipment..........................    16,696        14,662         15,699       16,821        16,404             18,120
Total assets.......................    61,161        62,997        112,921      135,458       154,813            169,297
Long-term debt.....................     4,809           200             --           --            --                 --
Shareholders' equity...............    43,950        53,559         95,156      116,845       139,114            149,530

---------------

(1) Fiscal 1996 includes the $6.0 million in-process research and development write-off associated with the acquisition of XRL, Inc.

(2) The three month period ended August 31, 1997 includes $11.1 million of acquired in-process research and development and merger-related expenses associated with the Dynamotion Corp. and Chip Star, Inc. acquisitions.

     AISI Selected Historical Financial Information. The income statement data for the years ended December 31, 1994, 1995 and 1996, and the balance sheet data at December 31, 1995 and 1996 are derived from the audited financial statements included elsewhere in this Prospectus/Information Statement. The income statement data for the years ended December 31, 1992 and 1993, and the balance sheet data at December 31, 1992, 1993 and 1994, are derived from audited financial statements not included herein. The income statement data for the nine months ended September 30, 1996 and 1997 and the balance sheet data at September 30, 1997 are derived from unaudited financial statements that are included elsewhere in this Prospectus/Information Statement and include, in the opinion of management of AISI, all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The income statement data for the nine months ended September 30, 1997 is not necessarily indicative of future results.

                                                                                                                Nine Months
                                                                  AISI                                             Ended
                                                      Fiscal Year Ended December 31,                           September 30,
                                     ----------------------------------------------------------------      --------------------
                                         1992          1993           1994         1995          1996         1996         1997
                                      -------     ---------      ---------     --------      --------      -------     --------
                                                                                                                (Unaudited)
Income Statement Data:                                         (In thousands, except per share data)


Sales................................ $ 7,012     $  10,763      $  14,804     $ 22,579      $ 16,610      $13,530     $ 22,096
Cost of vision system sales..........   2,356         3,506          5,337        9,959         9,943        6,842        9,749
                                      -------      --------       --------     --------      --------      -------     --------
Gross margin ........................   4,656         7,257          9,467       12,620         6,667        6,688       12,347
                                      -------      --------       --------     --------      --------      -------     --------
Operating expenses:
     Selling, service and               2,199         3,191          4,027        4,711         4,138        3,174        3,664
     administrative .................
     Research, development and
           engineering...............   2,025         2,906          3,996        4,513         5,067        3,883        4,803
                                      -------      --------       --------     --------      --------      -------     --------
     Total operating expenses........   4,224         6,097          8,023        9,224         9,205        7,007        8,467
                                      -------      --------       --------     --------      --------      -------     --------
Operating income (loss)..............     432         1,160          1,444        3,396        (2,538)        (319)       3,880
Other income (expense), net..........     (18)          (67)           159(1)       (95)         (582)          66           77
Income (loss) before provision for
income taxes.........................     414         1,093          1,603        3,301        (3,120)        (253)       3,957
Provision for income taxes...........      --            15             93          437            52           53          315
                                      -------      --------       --------     --------      --------      -------     --------
Net income (loss).................... $   414      $  1,078       $  1,510     $  2,864       ($3,172)     $  (306)    $  3,642
                                      =======      ========       ========     ========      ========      =======     ========
Net income (loss) per share.......... $  0.11      $   0.29       $   0.40     $   0.70        ($0.90)      ($0.09)    $   0.92
                                      =======      ========       ========     ========      ========      =======     ========
Number of shares used in
computing per share amounts..........   3,664         3,673          3,820        4,121         3,515        3,493        3,976


                                                                         December 31,
                                              ----------------------------------------------------------------        September 30,
                                                  1993          1994           1995         1996          1997            1997
                                              --------      --------       --------     --------      --------        ------------
                                                               (In thousands)
                                                                                                                       (Unaudited)
Working capital..........................     $    528      $  1,252       $  2,188     $  4,525      $  1,572           $  5,482
Total assets.............................        2,765         5,057          8,286       11,675         6,980             12,889
Long-term capital lease obligations
and notes payable, including current
portion..................................           --            --             --          289           112                315
Shareholders' equity.....................        1,484         2,583          4,210        6,794         4,156              8,006

(1)  Includes $229 gain from insurance proceeds on equipment theft.

Unaudited Pro Forma Summary of Selected Financial Information(1)

     THE PRO FORMA INFORMATION BELOW IS UNAUDITED AND PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY. THE INFORMATION PRESENTED BELOW IS NOT NECESSARILY INDICATIVE OF THE RESULTS OR FINANCIAL POSITION THAT ACTUALLY WOULD HAVE BEEN OBTAINED IF THE MERGER HAD BEEN CONSUMMATED, NOR IS IT NECESSARILY INDICATIVE OF FUTURE OPERATING RESULTS OR FINANCIAL POSITION.


                                                                                                   Three Months Ended
                                                      Fiscal Year Ended May 31                -----------------------------
                                               --------------------------------------         August 31,         August 31,
                                                   1995           1996           1997              1997               1996
                                               --------       --------       --------         ---------          ---------
                                                                  (In thousands, except per share data)
Pro Forma Consolidated Statements
of Income
Net Sales(2)............................       $130,736       $189,440       $180,036          $ 57,119           $ 39,583
Net income (loss)(2)....................         14,780         20,407         19,459            (1,917)             3,861

Net income (loss) per share (2).........           1.54           1.91           1.81             (0.17)              0.36


                                                               May 31                                  August 31,
                                               --------------------------------------         ----------------------------
                                                   1995           1996           1997              1997               1996
                                               --------       --------       --------         ---------          ---------
                                                            (In thousands)
Pro Forma Consolidated Balance
Sheet Data
Total assets............................       $123,307       $148,532       $167,351         $ 183,076          $ 150,983
Long-term obligations, including
current portion.........................             --             80            193               170                 58


(1) Pro forma information is based on combined ESI and AISI after giving effect to the proposed Merger on a pooling of interests accounting basis, assuming the Merger had been effective during all periods presented above.

(2) Net sales, net income and net income per share for fiscal 1997 does not include the pro forma effects of the Dynamotion acquisition on June 9, 1997, which was accounted for as a purchase. Pro forma net sales, net income and net income per share for fiscal 1997 assuming the Dynamotion transaction had occurred as of June 1, 1996 is $192,674, $13,465 and $1.21, respectively.

                        EQUIVALENT PER COMMON SHARE DATA

     The following table sets forth selected historical per common share data for ESI and AISI, pro forma data per share of ESI Common Stock, and equivalent pro forma data per share of AISI Common Stock after giving effect to the proposed Merger on a pooling-of-interests accounting basis, assuming the Merger had been effective during all the periods presented. The pro forma equivalent data for AISI are based on the historical amounts per share, multiplied by the Conversion Ratio. The data should be read in conjunction with the consolidated financial statements and notes thereto and other financial information with respect to ESI and AISI set forth elsewhere in this Prospectus/Information Statement, and such data are qualified in their entirety by reference thereto.


                                                                           May 31                             August 31,
                                                           -------------------------------------         ---------------------
                                                            1995            1996           1997           1997           1996
                                                           -----            -----          -----         ------          -----
ESI Common Stock(1)
Net Income (loss) per share:(2)
         Historical.................................       $ 1.49           $ 1.86         $ 2.27         (0.39)          0.49
         Pro forma combined.........................         1.54             1.91           1.81         (0.17)          0.36
Book value per share at period-end(3):
         Historical.................................        10.49            12.49          14.69         15.07
         Pro forma combined.........................         9.66            11.61          13.35         13.86
AISI Common Stock(1)
Net income (loss) per share:(2)
         Historical.................................         0.48             0.59          (0.46)         0.47          (0.18)
         Pro forma equivalent.......................         0.47             0.58           0.55         (0.05)          0.11
Book value per share at period-end(3)
         Historical.................................         1.49             2.11           1.67          2.04
         Pro forma equivalent.......................         2.95             3.54           4.07          4.23

(1) Neither ESI nor AISI paid any cash dividends for any of the periods presented.

(2) Represents the 12 months ended May 31, 1995, 1996 and 1997 and three months ended August 31, 1996 and 1997 for ESI combined with the twelve months ended June 30, 1995, 1996, and 1997 and three months ended August 31, 1996 and 1997 for AISI.

(3)  Represents May 31, 1995, 1996 and 1997 and August 31, 1997 for ESI and June
     30, 1995, 1996 and 1997 and August 31, 1997 for AISI.

                    MARKET AND MARKET PRICES FOR COMMON STOCK

     ESI Common Stock is traded on the Nasdaq National Market under the symbol "ESIO." At August 31, 1997 there were 9,922,624 shares of Common Stock outstanding and held by 317 record holders. The information presented in the table below represents the high and low sales prices per share for ESI Common Stock for the periods indicated. On September 26, 1997, the last full trading day prior to public announcement of the Merger, the last sale price for ESI Common Stock was $56, and on November 25, 1997, the most recent practicable trading day for which quotations were available prior to the date of this Prospectus/Information Statement, the last sale price for ESI Common Stock was $40.875. Following the Merger, ESI Common Stock will continue to be traded on the Nasdaq National Market.

     There is no established public trading market for AISI Common Stock. The following prices of AISI Common Stock were determined by multiplying the price of ESI Common stock by 0.3046025, which is the Conversion Ratio calculated as of November 14, 1997, and rounded to three places. Because AISI has ageed to not issue any more shares of its Common Stock or stock options, the parties do not expect the Conversion Ratio to change prior to Closing.

 Fiscal
  Year                                                            ESI COMMON STOCK                AISI COMMON STOCK
 ------                                                        ----------------------           ----------------------
 1995                                                             High           Low               High           Low
           First Quarter.....................................  $13-3/4        $ 8-5/8           $ 4.188        $ 2.627
           Second Quarter....................................   20-1/4         12-1/4             6.168          3.731

                                       13

           Third Quarter.....................................   23-1/4         17-1/2             7.082          5.331
           Fourth Quarter....................................   29-5/8         18-3/4             9.024          5.711
1996
           First Quarter.....................................   39-3/4         24-5/8            12.108          7.501
           Second Quarter....................................   41-1/2         24-1/2            12.641          7.463
           Third Quarter.....................................   30-1/2         18-3/4             9.290          5.711
           Fourth Quarter....................................   28-3/4         16-3/4             8.757          5.102
1997
           First Quarter.....................................   27-1/4         15-1/2             8.300          4.721
           Second Quarter....................................   26             17-1/4             9.920          5.254
           Third Quarter.....................................   31-3/4         22-1/2             9.671          6.854
           Fourth Quarter....................................   39-1/4         23-3/4            11.956          7.234
1998
           First Quarter.....................................   52-15/16       35                16.125         10.661

     ESI has not paid any cash dividends on ESI Common Stock during the last five fiscal years. ESI intends to retain its earnings for its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

     AISI has never paid any cash dividends on AISI Common Stock and has no intention of paying cash dividends in the foreseeable future.

     AISI SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR ESI COMMON STOCK. NO ASSURANCE CAN BE GIVEN CONCERNING THE MARKET PRICE FOR ESI COMMON STOCK BEFORE OR AFTER THE DATE ON WHICH THE MERGER IS CONSUMMATED. THE MARKET PRICE FOR ESI COMMON STOCK WILL FLUCTUATE BETWEEN THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT AND THE DATE ON WHICH THE MERGER IS CONSUMMATED AND THEREAFTER.

                        AISI SHAREHOLDERS WRITTEN CONSENT

     Approval of the Merger by AISI's shareholders will be by written consent of the holders of at least a majority of the outstanding shares of AISI Common Stock, in lieu of a shareholders meeting. The record date for voting by AISI shareholders on the Merger is October 10, 1997. Pursuant to applicable law, the Merger must be completed within 60 days after the record date, and each consent must be dated no earlier than ten days prior to the record date. Consents will be obtained only from the five largest AISI shareholders, who hold in the aggregate 69 percent of the outstanding shares of AISI Common Stock. All of the five largest shareholders have voting or observer representation on the AISI board of directors, which unanimously approved the Merger. The five AISI shareholders who will execute the written consent, the number of shares owned by each consenting shareholder and the percentage of all shares outstanding represented by that ownership are as follows: (i) Morgenthaler Venture Partners (445,967 shares; 12.1%), (ii) Morgenthaler Venture Partners II (563,009 shares; 15.3%); (iii) Michigan Strategic Fund (400,000 shares; 10.8%); (iv) State of Michigan, Department of Treasury (626,435 shares; 17.0%); and (v) Herbert D. Doan (509,630 shares; 13.8%). Mr. Doan is a member of the Board of Directors of AISI; the Chairman of AISI's Board of Directors, Robert D. Pavey, is a principal of Morgenthaler Venture Partners and Morgenthaler Venture Partners II; and Michigan

Strategic Fund and State of Michigan, Department of Treasury, have an observer on AISI's Board of Directors who participates in discussions, but has no voting power. None of the five AISI shareholders executing the written consent is an employee of AISI, and there is no agreement, written or oral, with any of these shareholders to induce his or its approval of the Merger. There will be no general solicitation of consents, and this Prospectus/Information Statement will be provided to all AISI shareholders other than the five largest shareholders solely for informational purposes.

     Directors, officers and employees of AISI will communicate in person or by telephone with the five largest AISI shareholders regarding the consents, without additional compensation. Written consents given may be revoked until AISI obtains written consents from the holders of at least a majority of the outstanding shares of AISI Common Stock and the notice required by the Michigan Business Corporation Act has been mailed to all AISI shareholders. Consents may be revoked by duly executing a later written revocation and delivering it to AISI, Attention: Corporate Secretary, at 3923 Ranchero Drive, Ann Arbor, MI 48108.

                                   THE MERGER

DESCRIPTION

     Under the Merger Agreement, Asteroid Merger Corp. ("Merger Corp."), a wholly-owned subsidiary of ESI formed for this purpose, will be merged with and into AISI, with AISI continuing as the surviving corporation. At the Effective Time, each outstanding share of AISI Common Stock will be converted into the right to receive a number of shares that corresponds to the Conversion Ratio.


BACKGROUND OF THE MERGER

     ESI uses high performance machine vision in its semiconductor yield improvement product. ESI's management has long pursued a strategy to increase the speed and accuracy of machine vision in semiconductor yield improvement products. Also, ESI is enhancing the value of other ESI product lines with machine vision and creating vision products which could be sold to other end-users and original equipment manufacturers ("OEMs").

     The first step in implementing this strategy was the purchase of certain assets of Intelledex, Inc. in June 1991. In July 1992, Donald R. VanLuvanee, President and Chief Executive Officer, joined ESI. His experience includes incorporating machine vision into semiconductor assembly equipment over twenty years ago. For several years, he was the President of Kulicke & Soffa, Inc., the most significant customer of AISI. His experience and the previously expressed interest of ESI's Board of Directors in developing machine vision sales caused ESI to begin to focus in this area.

     The ESI Vision Products Division integrated its machine vision product into the ESI semiconductor yield improvement product in fiscal 1993. During fiscal 1994, ESI added key technical and sales personnel to increase its presence in the machine vision business. In July 1995 ESI acquired XRL, Inc., previously a competitor in the semiconductor yield improvement market, and added additional machine vision products and engineering personnel. In fiscal 1996, ESI purchased certain assets of Cybernetic Systems and Automation, Inc. and hired its founders to extend product offerings to the broader electronics industry. Cybernetic Systems and Automation, Inc. developed and sold products to inspect and align the solder paste applied to printed circuit boards.

     The machine vision industry has grown dramatically since ESI's Board of Directors approved the purchase of the former Intelledex assets. Machine vision capability in general and for solutions to specific problems is a fundamental requirement in a broad array of products used to make or assemble semiconductor and electronic products. ESI's vision-related sales have more than tripled from a small base since fiscal 1992; however, penetration of OEM accounts was limited. In late fiscal 1995, ESI's management decided to alter its general application, custom hardware focus and to begin to create specific vision products that run as software in a general purpose, PC-based environment. During fiscal 1996 and

1997, ESI concentrated its efforts on selling those products to OEM suppliers of semiconductor and electronics equipment. This effort has been modestly successful.

     AISI also has focused on forming OEM business arrangements for the key discrete steps in the manufacture of semiconductors and electronic printed circuit boards. AISI uses its machine vision technology to provide its OEM customers with well-defined competitive advantages. By selectively focusing on key customers, AISI seeks to achieve a premium price for the OEM's product, which allows AISI the opportunity to maximize the value of its vision products.

     AISI has long term OEM relationships with Universal Instruments, Philips, and Kulicke & Soffa. New OEMs include Canon, Toshiba Automation, Sanyo Silicon, Samsung Aerospace, and Haitai Electronics. In 1996, $13.2 million of systems were sold to these eight customers. Motorola, Intel, Siemens, Samsung Electronics, Ishikawajima-Harima Heavy Industries, Kyokuto Boeki Kaisha, Ltd. and Japan E-M have used AISI's systems for automating a variety of manufacturing operations. In 1996, $2.8 million of systems were sold to these seven accounts.

     Based upon its knowledge and experience in the OEM vision market, AISI believes it is the second largest supplier and has been increasing its market share. However, it is considerably smaller than the market leader in total sales. The size of a vision supplier is an issue for large OEM's and semiconductor companies, and it is preferable for the supplier to be a public company.

     Between 1981 to 1989, AISI received $23 million of equity funding. For several years the shareholders had anticipated a merger or a public sale of equity securities. These considerations, combined with the growth and profitability of the past five years, and the desire of AISI's shareholders for liquidity, resulted in the objective to either successfully complete an initial public offering of the Company's stock or merge AISI into a public company whereby significant operating synergies would be created between AISI and that company.

     In July 1995 and periodically through the remainder of the calendar year Joseph L. Reinhart, Director of Business Development for ESI and Robert D. Pavey, Chairman of the Board of AISI had discussions regarding the combination of AISI and ESI. During these discussions Mr. Pavey noted that AISI was examining several business and financial options including selling the company and offering shares to the public. Concurrently, ESI recognized its need to focus on developing electronic industry OEM accounts and the value of a high performance machine vision system.

     ESI and AISI first considered the possibility of a combination of the two companies in July 1995. At the time, AISI was investigating several business options, including selling the company or conducting an initial public offering. Later that year, AISI selected underwriters and commenced the process of going public. However, the process was postponed in October 1995, as the shares of other technology companies began to decline in value and the outlook for business conditions became more uncertain.

     In January 1996, AISI and ESI agreed to commence preliminary discussions regarding the merger of AISI into ESI. Ultimately, after many meetings and considerable due diligence, each party concluded that a merger would be mutually beneficial; on May 13, 1996, the parties executed an Agreement of Reorganization and Merger. However, the merger was not completed, because a major customer of AISI reduced its order forecast, materially reducing the value of the merger to ESI's shareholders.

     In July 1997, AISI and ESI began to re-examine the possibility of effecting a business combination between the two companies. While discussions between ESI and AISI continued, on August 29, 1997, AISI received a proposal from Cognex Corporation ("Cognex") to acquire AISI. Discussions then ensued between Cognex and AISI regarding the terms of a possible business combination; the proposal was modified several times during the course of these discussions. The existence of these discussions and the proposed terms are subject to a Nondisclosure Agreement dated August 29, 1997 between the parties, which generally prohibits public disclosure without mutual consent until October 31, 2002. The Board of Directors of AISI met on several occasions to consider the proposals advanced by Cognex, and on September 12, 1997, AISI rejected the most recent proposal, because AISI considered the price inadequate and the terms unacceptable, and AISI made a counter-proposal. While AISI awaited a response to its counter-proposal to Cognex, a merger offer was received from ESI.

     In meetings on September 19, 26, 27 and 29, AISI's Board of Directors met to consider the possibility of effecting a business combination with ESI and, specifically, the terms of the ESI offer; the discussions also included full consideration of the Cognex proposal, as if it had been modified to reflect the terms proposed in AISI's counter-proposal. The Board of Directors of AISI concluded that the Merger with ESI would be in the best interest of its shareholders, primarily because of the speed and certainty with which the merger with ESI could be completed and the potential for increase in shareholder value following the merger. ESI's Board of Directors met to discuss the proposed merger on September 19, 1997. After considering a number of factors, including the ability of the combined businesses to serve customers in the electronics industry, the potential operating and financial performance of the combined businesses, and the extent to which AISI's business complements ESI's business, the Board of Directors approved the Merger. On September 29, 1997, following approval of AISI's Board of Directors, the Merger Agreement was executed by ESI and AISI, and the signing was announced in a press release.

     On October 6, 1997, Cognex issued a press release to announce that it had made an offer to acquire AISI for approximately $105 million in a transaction involving the exchange of shares of the common stock of Cognex for all the outstanding shares of the common stock of AISI. While the remaining terms of that offer are subject to the confidentiality provisions of the Nondisclosure Agreement between AISI and Cognex, AISI's Board of Directors concluded that accepting those terms would not be in the best interests of AISI's shareholders.

     On October 8, 1997, AISI and ESI executed an amendment to their Merger Agreement to extend the time in which to complete the merger, to remove certain conditions to ESI's obligation to complete the Merger, including the receipt of a fairness opinion from ESI's financial advisers, the satisfactory completion of ESI's due diligence investigation of AISI and ESI's determination that the Merger would be accretive to ESI.

     On October 9, 1997, Cognex presented two alternative offers to acquire AISI. The terms of those offers are subject to the Nondisclosure Agreement with Cognex. The purchase price included as a term of each offer consisted of common stock of Cognex having a market value less than the price set forth in the offer that Cognex made public in its October 6, 1997 press release. Each offer was conditioned upon Hart-Scott-Rodino approval, receipt of a fairness opinion by Cognex from its financial advisers and the satisfactory completion of a due diligence investigation of AISI by Cognex; in addition, each offer imposed upon AISI onerous conditions in dealing with its major customer, Kulicke & Soffa Industries, Inc. ("K&S"), that AISI could not meet without adversely impacting AISI's business, financial condition and results of operations. The principal difference in the terms of the two Cognex offers was price and the severity of conditions imposed upon AISI in its dealings with K&S. K&S is AISI's largest customer, and AISI at the time faced the impending expiration of its principal agreement with K&S on October 17, 1997; AISI could not wait to agree on the terms of a continuing relationship with K&S, until a possible transaction with Cognex could be completed. Moreover, on October 8, 1997, prior to receiving the Cognex offers, and in the normal course of business, AISI had agreed with K&S to make certain changes to the principal agreement between AISI and K&S that would not be permitted under either Cognex offer. Those changes were reflected in a written amendment to the agreement delivered to K&S by AISI on October 8, 1997 and executed by K&S on October 13, 1997. The AISI Board met on October 10, 1997 to consider the Cognex offers and concluded that, notwithstanding the fact that neither offer from Cognex could be considered viable, given the changes to the K&S agreement to which AISI had agreed, the price differential would not justify the considerable risk that the conditions to the obligation of Cognex to close might not be satisfied. Given the relative rankings of AISI and Cognex in the relevant industry, the AISI board concluded that there was a significant risk that Hart-Scott-Rodino approval could not be obtained. Conversely, there appeared to be no problem in obtaining Hart-Scott-Rodino approval of the proposed transaction with ESI, and in fact the waiting period before completing the transaction with ESI has now expired. Accordingly, the AISI Board elected not to respond to the Cognex offers. The Cognex offers expired at 4:00 p.m. on October 10, 1997.

     On October 17, 1997, following a decline in the market, Cognex made another offer. The price consisted of Cognex common stock (again with a market value substantially less than the price included in the offer that Cognex announced in its press release on October 6, 1997), and the offer was no longer subject to conditions with respect to AISI's dealings with K&S; but in every other relevant respect the terms of the Cognex offer were identical to the terms set forth in the Merger Agreement dated September 29, 1997 with ESI and did not reflect the revised terms of the October 8, 1997 amendment to the Merger Agreement. Accordingly, the obligation of Cognex to complete the transaction with AISI, under the terms of its October 17, 1997 offer, would be subject to the receipt of a fairness opinion from the financial advisers of Cognex, the satisfactory completion of the due diligence investigation of AISI by Cognex and a determination that the merger would be accretive to Cognex. In addition, and perhaps most importantly, the merger with Cognex would be subject to Hart-Scott-Rodino approval. The offer initially expired by its terms at 9:30 a.m. on October 20, 1997; although Cognex later communicated to AISI that the expiration date could be ignored, AISI has received no written confirmation that the offer continues to be outstanding. In any event, AISI's Board of Directors met on October 20, 1997 to consider the Cognex offer. The Board agreed that AISI's financial advisers would contact the financial advisers of Cognex to determine if Cognex would offer more favorable terms, primarily to compensate for the significant Hart-Scott-Rodino approval risk. Pursuant to the terms of the Merger Agreement, ESI was notified in writing of the action that AISI was taking. In the discussions that followed between financial advisers, Cognex indicated that it might be willing to escrow a substantial sum that would be paid to AISI if the merger with Cognex were not completed for any reason, including failure to obtain Hart-Scott-Rodino approval, but Cognex has made no firm offer in that regard and did not agree to increase the purchase price. During the course of these discussions, AISI's Board of Directors met several times to consider the progress of negotiations with Cognex. Finally, the Board met on October 28, 1997 and concluded, given (i) the volatility of the market and the attendant concern that market conditions might result in a material adverse change in the business, financial condition and results of operations of AISI that could preclude a business combination with ESI, Cognex or any other person, and (ii) the absence of a firm escrow offer from Cognex or a substantial increase in the purchase price, that it was in the best interests of AISI's shareholders to complete the Merger with ESI at the earliest practicable date.


REASONS FOR THE MERGER

General

     The Merger will effect a combination of AISI's business with ESI's business on terms that have been carefully considered by the Boards of Directors of each of AISI and ESI and which are believed by them to be fair and equitable to their respective shareholders. The Merger Agreement is the result of arm's length negotiations between AISI and ESI and represents a consideration of many factors, including a judgment as to the nature and potential of the businesses in which the companies are engaged and a judgment as to the potential for the combined operations.

     The Boards of Directors of AISI and ESI each believe that the activities of the companies are compatible and that the Merger will enhance the product development potential of the combined operations.

ESI's Reasons for the Merger

     The Merger is expected to add to ESI's ability to serve the expanding capital equipment needs of its global, multi-national customers in the electronics industry. All electronic products are subject to markets which demand higher performance or lower cost over time. Machine vision improves the quality and increases the efficiency of electronic device production. The strengths of greater technical resources and worldwide selling and customer support presence will uniquely position the combined business of ESI and AISI to enhance or add machine vision in all aspects of semiconductor fabrication and the assembly of electronic devices. The Merger also offers the possibility of achieving improved operating efficiencies through elimination of duplicate efforts. ESI estimates that the combined companies will reduce duplicative professional fees and personnel costs and may save between $500,000 and $1 million annually.

     The Board of Directors of ESI believes the combined business of ESI and AISI will have the potential to realize increased market share and improved operating and financial performance compared to the two entities operated independently. In addition to the above benefits, the Board of Directors of ESI has identified the following potential benefits for ESI's shareholders:

o AISI develops and supplies high performance machine vision systems targeted at the OEM electronics industry, providing a complement to ESI's existing product offering and the vision requirements of ESI's customers.

o The addition of AISI to ESI will result in the combined business being among the recognized suppliers to the machine vision market. Due to the relative size of the machine vision market in comparison to the other markets served by ESI, the combined business will offer ESI substantial opportunity to increase the size of its overall business through effective utilization of combined resources.

o The majority of AISI's revenues have been from domestic customers, whereas the majority of ESI's revenues have been from off-shore customers. The combined business will benefit from complementary distribution strengths.

AISI's Reasons for the Merger

     In 1995, after several years of profitability, AISI explored options to provide market liquidity to its shareholders and increase value, including an initial public offering and merger with a public company. AISI first opted for a public offering, but ultimately decided against proceeding with the offering because of customer and market uncertainty. AISI then considered merger options, including a merger with ESI. Among the factors considered were: the price that could be obtained for AISI's common stock; synergies between AISI and ESI; future appreciation in the value of the stock of ESI's Common Stock; the business, results of operations, asset quality and financial condition of ESI; the ability to account for the Merger as a pooling of interests; the qualification of the Merger as a tax-free reorganization; and the speed with which the Merger could be completed. After considering all these factors, the Board of Directors of AISI concluded that the Merger would provide the desired market liquidity and the best prospect for increasing long-term value for AISI shareholders.


FAIRNESS OPINION OF AISI FINANCIAL ADVISORS

     In connection with the Merger, AISI retained AH&H to act as its financial advisor. AH&H assisted in AISI's discussions and negotiations with ESI leading up to the execution of the Merger Agreement and in the consideration by the AISI Board of the Merger. On September 29, 1997, AH&H delivered its oral opinion to the AISI Board that the consideration to be received by the AISI shareholders in the Merger is fair from a financial point of view. AH&H subsequently delivered its written opinion. Although AH&H assisted AISI in determining the amount of consideration to be received in the Merger, the amount of consideration set forth in the Merger Agreement was determined through negotiations between AISI and ESI.

     A copy of the AH&H Opinion is attached hereto as Annex B. Holders of AISI Common Stock are urged to read the opinion in its entirety for a summary of the assumptions made, procedures followed, other matters considered and the limits of the review by AH&H. The summary of the AH&H Opinion set forth in this Prospectus/Information Statement includes a discussion of all material financial and comparative analyses performed by AH&H. The summary is qualified in its entirety by reference to the full text of such opinion. The AH&H Opinion was prepared for the AISI Board, is directed only to the fairness, as of September 29, 1997, from a financial point of view, of the consideration to be received by the holders of AISI Common Stock, and does not constitute a recommendation to any stockholder as to how to vote with regard to the Merger.

     In rendering its opinion, AH&H did not make or seek to obtain appraisal of any of the assets of ESI in connection with its analyses of the valuation of ESI or the ESI common stock. AH&H relied without independent verification upon the accuracy and completeness of all of the financial information reviewed by it for the purposes of its opinion. The AH&H Opinion does not constitute an opinion as to the price at which ESI common stock will actually trade at any time. No limitations were imposed by the AISI Board upon AH&H with respect to the investigation made or the procedures followed by AH&H in rendering its opinion.

     In rendering its opinion, AH&H, among other things: (i) analyzed certain publicly available financial statements and other information concerning ESI;
(ii) analyzed certain internal financial statements and forecasts and other financial and operating data concerning AISI prepared by the management of AISI;
(iii) analyzed certain forecasts and related assumptions pertaining to ESI obtained from third party research analysts; (iv) discussed the past and current operations and financial condition and the prospects of AISI and ESI with the management of AISI and ESI, respectively, and analyzed the pro forma impact of the Merger on ESI's earnings per share; (v) reviewed certain of the reported prices and trading activity of ESI's Common Stock over the past 33 months; (vi) compared the financial performance of ESI and certain of the prices and trading activity of ESI's Common Stock with that of certain other comparable publicly traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
(viii) reviewed and discussed with the senior management of AISI the strategic rationale for the Merger and the benefits of the Merger to AISI; (ix) reviewed a draft of the Agreement dated as of September 29, 1997; (x) discussed with senior management of AISI the impact of its customer concentration on its financial and operating results; and (xi) performed such other studies, analyses and inquiries and considered such other information as AH&H deemed relevant.

     In rendering its opinion to the AISI Board, AH&H performed certain financial and comparative analyses, with such other factors as it deemed relevant, including, among other things:

     Historical Stock Trading and Financial Statement Analysis: As part of its analysis, AH&H reviewed and analyzed selected historical trading prices and volumes for ESI Common Stock. In addition, AH&H reviewed and analyzed selected annual and quarterly income statements and selected annual balance sheets for each of AISI and ESI.

     Peer Group Comparison: AH&H compared certain financial information of ESI with a group of several publicly traded companies in the semiconductor capital equipment/machine vision systems industry, including, but not limited to, Adept Technology, Inc., Cognex Corporation, Cyberoptics Corporation, Medar, Inc., Perceptron Inc., PPT Vision, Inc., and Robotic Vision Systems, Inc. Such financial information included, among other things, market valuation, market value as a multiple of earnings, and market value as a multiple of revenues. In particular, such analysis showed that on average, as of September 26, 1997, based on the closing prices of the respective common stocks and on research analysts' estimates as reported by First Call Corporation, this group of common stocks traded at 34.1 times annualized 1997 estimated earnings per share and
20.2 times annualized 1998 forecasted earnings per share.

     Analysis of Selected Precedent Transactions: AH&H examined selected precedent transactions involving semiconductor capital equipment companies. In total, AH&H reviewed and examined 33 precedent transactions involving both publicly traded and privately held companies; recent transactions analyzed include, but are not limited to, LAM Research Corporation's acquisition of Ontrak Systems, Inc.; Millipore Corporation's acquisition of Tylan General; and Applied Materials' acquisitions of Opal Inc. and Orbot Instruments. Analysis of such 33 precedent transactions resulted in a mean transaction valuation of 30.6 times last twelve months net income and 2.0 times last twelve months revenues.

     Multiple Analysis: Using the Conversion Ratio, AH&H prepared an analysis that reviewed the aggregate consideration to be paid to the holders of AISI Common Stock pursuant to the Merger Agreement using the closing price of ESI Common Stock on September 26, 1997, as a multiple of various financial operating parameters of AISI (and assuming the Merger were not to occur), including revenue, earnings before interest and taxes ("EBIT"), and fully-taxed net income. Such analysis indicated that the aggregated consideration to be paid to the holders of AISI common stock (i) as a multiple of calendar year ("CY") 1997 estimated revenue and CY 1998 projected revenue was 2.6x and 2.2x, respectively;
(ii) as a multiple of calendar year CY 1997 estimated EBIT and CY 1998 projected EBIT was 13.0x and 10.2x, respectively; and (iii) as a multiple of calendar year CY 1997 estimated net income and CY 1998 projected net income was 13.8x and 10.8x, respectively.

     Contribution Analysis: AH&H analyzed the pro forma contribution of each ESI and AISI to the combined company if the Merger were to be consummated. Such analysis was based on financial data provided by the management AISI and ESI, and equity research reports prepared independently by securities firms not involved in the Merger. Such analysis showed that for CY 1998, AISI would contribute approximately 14% of the revenues and earnings before interest and taxes of the combined company.

     Pro Forma Analysis of the Merger: AH&H analyzed and reviewed certain pro forma financial information for the combined entity based on 1998 management budgets for AISI and 1998 financial projections obtained from third party research analysts. Without taking into account potential synergies and redundancies based on the Merger, the analysis performed by AH&H showed that for ESI's fiscal year 1998, the Merger was non-dilutive to ESI's earnings compared to ESI's pre-merger earnings.

     In conducting its analysis, AH&H considered the following consensus estimates of industry analysts (all of which are publicly available) of ESI's projected fiscal year 1998 earnings per share for the four fiscal quarters ending August 31, 1997, November 30, 1997, February 28, 1998 and May 31, 1998, respectively: $0.66, $0.73, $0.78 and $0.80. AH&H also considered the following projections, provided by AISI's management, of (i) AISI's calendar year 1998 quarterly revenues: $8.6 million, $8.8 million, $8.9 million and $9.5 million respectively; and (ii) AISI's calendar year 1998 quarterly earnings: $1.4 million, $1.7 million, $1.8 million and $2.3 million, respectively. Based on this information, AH&H analyzed the pro forma impact of the Merger on ESI's projected fiscal year 1998 earnings per share for the four fiscal quarters ending August 31, 1997, November 30, 1997, February 28, 1998 and May 31, 1998 as a $0.02 increase, $0.04 increase, $0.01 decrease and $0.01 increase, respectively. Any other components of the companies' financial projections did not play a significant factor in AH&H's analysis.

     The Summary of the AH&H analyses set forth above does not purport to be a complete description of the presentation by AH&H to the AISI Board. In performing its analyses, AH&H made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of AISI and ESI. The analyses performed by AH&H are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. The analyses and the summary set forth above should be considered as a whole as any consideration of only selected portions of the AH&H analyses, or of the above summary, could create an incomplete view of the process underlying the analyses performed by AH&H in connection with the preparation of its opinion letter.

     The AISI Board selected AH&H as its financial advisor due to its experience in acting as a financial advisor in connection with mergers and acquisitions in the technology industry and its familiarity with AISI and its business. Pursuant to a letter agreement dated as of November 20, 1995 between AISI and AH&H (the "Engagement Letter"), AISI has agreed to pay AH&H (i) a retainer fee of $50,000 and (ii) an investment banking advisory services fee based upon the selling price of AISI in the Merger, calculated at 1% of the first $80,000,000 of aggregate consideration to be paid either present of future, and the liabilities to be assumed, and 3% of such remainder above $80,000,000. The retainer fee has been paid to AH&H. The investment banking advisory services fee will become payable upon the closing of the Merger. In addition, AISI has agreed to reimburse AH&H for all of its reasonable out-of-pocket expenses up to a maximum of $25,000 without the approval of AISI, including but not limited to legal fees and travel expenses. AISI has also agreed to indemnify and hold harmless AH&H against certain liabilities, including liabilities under federal securities laws arising out of, or in connection with its rendering of services under the Engagement Letter. In the event such indemnification were not available, however, AISI has agreed to contribute to the settlement, loss or expenses involved in the proportion that the relevant financial interest of AISI and its stockholders bear to AH&H's relevant financial interest.

     AH&H has not provided financial advisory services except pursuant to the Engagement Letter to AISI prior to the Merger. AH&H, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences of the Merger that are generally applicable to ESI, Merger Corp., AISI and holders of AISI Common Stock. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder (including final, temporary or proposed), and current administrative rulings and court decisions as of the date of this Prospectus/Information Statement, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein.

     The following discussion is intended only as a summary of the material principal U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects. In particular, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular AISI shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, corporations, trusts, financial institutions, insurance companies, tax-exempt organizations, or AISI shareholders who are subject to the "golden parachute" provisions of the Code, who hold their shares as part of a "straddle" or "conversion transaction," who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. The discussion also does not address the effects of the Merger on holders of AISI Options. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of AISI Common Stock are acquired or shares of ESI Common Stock are disposed of. This discussion assumes that the AISI shareholders hold their AISI Common Stock as capital assets within the meaning of Section 1221 of the Code.

     EACH AISI SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

     The Merger is intended to qualify as a reorganization under U.S. federal income tax law. It is a condition to the obligations of ESI to consummate the Merger that Brouse & McDowell, counsel to AISI, render to ESI at the Closing an opinion that the Merger, if consummated on the terms of the Merger Agreement as described in this Prospectus/Information Statement, will constitute a reorganization under Section 368(a)(1)(A) and (a)(2)(E) of the Code and ESI, AISI and Merger Corp. will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel has relied in part upon certain written representations, warranties and covenants of ESI, AISI, and certain shareholders of AISI.

     No ruling has been sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger, and the opinion of counsel is not binding on the Internal Revenue Service or any court. There is no assurance that the IRS will not successfully assert a contrary position.

     The following is a summary of the opinion that has been provided to ESI. The opinion of counsel provides that the Merger, as a tax-free reorganization, will have the following federal income tax consequences for AISI shareholders, AISI and ESI:

     (1) No gain or loss will be recognized by the shareholders of AISI upon the exchange of all of their AISI Common Stock for ESI Common Stock (including any fractional share interests).

     (2) Each shareholder of AISI receiving cash in lieu of a fractional share interest in ESI Common Stock in the Merger will be treated as if such shareholder actually received the fractional share interest and the fractional share interest was subsequently redeemed by ESI. The deemed redemption will be treated as a distribution not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code. The cash to be received by each such shareholder will be treated as a distribution in full payment in exchange for the shareholder's fractional share interest under Section 302(a) of the Code. Gain or loss will be recognized measured by the difference between the amount of cash received and the basis of the AISI Common Stock surrendered therefor, properly allocated to the fractional share interest.

     (3) The tax basis of ESI Common Stock (including ESI Common Stock considered as received in respect of any fractional share interest) to be received by a shareholder of AISI in the Merger will be the same as the basis of the AISI Common Stock surrendered in exchange therefor.

     (4) The holding period of ESI Common Stock (including ESI Common Stock considered as received in respect of any fractional share interest) to be received by a shareholder of AISI in the Merger will include the period during which the AISI Common Stock exchanged for such ESI Common Stock was held by such shareholder of AISI.

     (5) No gain or loss will be recognized by AISI as a result of the Merger.

     (6) No gain or loss will be recognized by either ESI or Merger Corp. as a result of the Merger.


ACCOUNTING TREATMENT

     The Merger is expected to be treated as a "pooling of interests" for accounting purposes. This accounting method permits the recorded assets and liabilities of both ESI and AISI to be carried forward to the surviving corporation at their recorded historical amounts and no recognition of goodwill in the combination is required of either company in the Merger.

     As a condition to the Merger, ESI and AISI shall have each received an opinion of Arthur Andersen LLP, independent public accountants, to the effect that, based upon certain material facts and certain representations and warranties described in such opinion, the Merger will qualify for treatment as a pooling of interests.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Pursuant to certain Shareholders' Agreements dated February 17, 1984, and January 18, 1985 and a certain Agreement dated July 24, 1987, several shareholders of AISI's Common Stock are required to vote any voting securities of AISI that they may own at any time for the election as directors of the designees of certain shareholders of AISI Common Stock. These arrangements will terminate on or prior to the Merger.

     Under the original terms of the Options granted pursuant to AISI's 1989 Incentive Stock Option Plan, its 1991 Incentive Stock Option Plan, its 1992 Incentive Stock Option Plan, its 1995 Incentive Stock Option Plan, and the three non-qualified stock option agreements between AISI and Barry Borgerson (dated May 4, 1993), Dale Compton (dated April 10, 1990) and Jon G. Ehrmann (dated July 30, 1990) (collectively, the "AISI Stock Plans"), a portion of all outstanding Options, whether or not vested, will automatically become vested and exercisable upon a change in control (as defined therein). The consummation of the Merger will constitute a change in control for purposes of such agreements. For James
E. Anderson, President and Chief Executive Officer of AISI, and Jon G. Ehrmann, Chief Financial Officer of AISI, their option vesting will accelerate by 40 percent, and for all other optionees option vesting will accelerate by 20 percent. Additionally, pursuant to the Merger Agreement, each Option granted under the AISI Stock Plans which is outstanding and unexercised immediately prior to the Effective Time will be converted at the Effective Time into, and will become, a stock option to purchase ESI Common Stock and will continue to be governed by the terms of the AISI Stock Plans as assumed. See "The Merger Agreement--Treatment of AISI Stock Options."

     The Merger will constitute a change of control for the purposes of the AISI Stock Plans, and will have the effect of accelerating the vesting of a portion of Options granted to various persons under those plans. The chart below details the effects of such accelerated vesting for AISI officers, expressed as shares of ESI Common Stock.

                                                        Total Number of
                                                      Options for Which
                                                        Vesting Will Be                        Approximate
                                                            Accelerated                           Value of
                              Scheduled Dates      (expressed in shares       Exercise         Accelerated
Employee                   for Option Vesting          ESI Common Stock)       Price $             Options
--------                   ------------------      --------------------       --------         -----------
James E. Anderson              August 7, 2000             3,050                $13.11            $135,756

Stephen S. Wilson              August 7, 2000               610                $13.11            $ 27,151

Donald Redding                 April 26, 2000             1,830                $13.11            $ 81,454
                               August 7, 2000               610                $13.11            $ 27,151

Jon G. Ehrmann                 August 7, 2000             1,220                $13.11            $ 54,302

Philip White                     July 7, 1999             2,669                $13.11            $118,787

Yvette Puskarich             October 25, 1999             1,220                $13.11            $ 54,302
                               April 26, 2000               458                $13.11            $ 20,363

* The values shown reflect the difference between the aggregate value of the shares of ESI Common Stock subject to Options based upon the closing price on September 23, 1997 of $57.63 per share of ESI Common Stock, less the aggregate exercise price under such Options.

     All shares of ESI Common Stock to be issued pursuant to exercise of the AISI Options are included in the total 1,400,000 shares of ESI Common Stock to be issued in connection with the Merger. If all outstanding AISI Options were to be exercised after the Merger, ESI would receive proceeds of approximately $2.3 million.

     The Merger Agreement provides that ESI will, or will cause the surviving corporation to, subject to the conditions set forth in the Merger Agreement, continue in effect AISI's directors and officers liability insurance policy (or any equivalent therefor) for officers and directors of AISI immediately prior to the Merger.


REGULATORY MATTERS

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division, and the specified waiting period requirements has expired. ESI and AISI each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 1, 1997. The waiting period under the HSR Act terminated on October 31, 1997. At any time before or after consummation of the Merger, the FTC, the Antitrust Division, state attorneys general or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of ESI or AISI.


NO DISSENTER RIGHTS

     The Michigan Business Corporation Act ("MBCA") does not provide dissenters' rights in connection with the Merger. Although the Merger Agreement originally provided for dissenters' rights in connection with the Merger, Amendment No. 2 to the Merger Agreement deleted all references to dissenters' rights.


                              THE MERGER AGREEMENT

     The following paragraphs summarize, among other things, the material terms of the Merger Agreement, which is attached hereto as Annex A and incorporated by reference herein. Recipients of this Prospectus/Information Statement are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

EFFECTIVE TIME OF THE MERGER

     As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties thereto will file certificates of merger with the Secretaries of State of both Oregon and Michigan. The Merger will become effective upon the later of such filings (the "Effective Time").

CONVERSION OF SHARES

     At the Effective Time, each outstanding share of AISI Common Stock will be converted into the right to receive a number of shares of ESI Common Stock that corresponds to the Conversion Ratio. ESI determined that the consideration it was willing to pay for all of the outstanding securities of AISI was 1,400,000 shares of ESI Common Stock. This total consideration will not change. The Conversion Ratio is determined by dividing 1,400,000 by the sum total of AISI Common Stock outstanding plus AISI shares subject to options at Closing. The Conversion Ratio is not expected to change because AISI has covenanted not to issue new shares prior to Closing other than pursuant to specified outstanding options. As with other publicly traded stocks, the market value of the ESI Common Stock issued as consideration in the Merger fluctuates.

     At the Effective Time Merger Corp. will merge with and into AISI, with AISI as the surviving corporation. First Chicago Trust Company of New York has been designated as the transfer agent ("Transfer Agent") in the Merger.

     As promptly as practicable after the Effective Time, ESI will cause the Transfer Agent to mail to each AISI shareholder, who is a shareholder of record as of the Effective Time, transmittal material for use in exchanging certificates of AISI Common Stock for certificates of ESI Common Stock. The transmittal materials will contain information and instructions with respect to the surrender of AISI Common Stock certificates in exchange for new certificates representing

ESI Common Stock and cash in payment for any fractional shares resulting from the exchange.

     The form of transmittal letter to be signed by each AISI shareholder provides for, among other things, transmittal of such shareholder's shares of AISI Common Stock to the Transfer Agent, agreement to the indemnification provisions contained in the Merger Agreement, agreement to the Escrow and the Escrow Agreement and the appointment of the Shareholder Representatives.

     The transmittal package also will include a form of stock power to be endorsed in blank by each AISI Shareholder with respect to the shares of ESI Common Stock subject to the Escrow. See "The Merger Agreement--Indemnity and Escrow Agreement."

     AISI SHAREHOLDERS SHOULD NOT SURRENDER ANY AISI COMMON STOCK CERTIFICATES UNTIL THE LETTER OF TRANSMITTAL AND OTHER DOCUMENTS DESCRIBED ABOVE HAVE BEEN RECEIVED.

     Fractional shares of ESI Common Stock will not be issued in the Merger. Instead, each shareholder of AISI who would otherwise be entitled to a fraction of a share will receive, in lieu thereof, an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction and the Average Sales Price. For this purpose "Average Sales Price" means the average of the high and low prices of ESI Common Stock, as reported in The Wall Street Journal, for the trading day immediately preceding the Closing Date.

TREATMENT OF AISI STOCK OPTIONS

     The terms and provisions of the Options will continue in full force and effect following the Merger. At the Effective Time, each Option will be assumed by ESI and will be converted into an option to purchase the whole number of shares of ESI Common Stock corresponding to the number of shares of AISI Common Stock which the holder of the Option would have been entitled to receive had such holder exercised the Option in full immediately prior to the Effective Time (whether or not such Option would then have been exercisable), which number of shares will be equal to the product (rounded to the nearest whole number) of (x) the number of shares of AISI Common Stock for which such Option is exercisable multiplied by (y) the Conversion Ratio. The exercise price per share will be redetermined by dividing the per share exercise price immediately prior to the Effective Time by the Conversion Ratio. If all outstanding AISI Options were to be exercised after the Merger, ESI would receive aggregate proceeds of approximately $2.3 million.

     The term, exercisability, vesting schedule, status as an "Incentive Stock Option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Options will to the extent permitted by law and otherwise reasonably practicable be unchanged; each Option which is an Incentive Stock Option will be adjusted in accordance with the requirements of Section 425(a) of the Code so as not to constitute a modification, renewal or extension of the Option within the meaning of Section 424 of the Code. Continuous employment with AISI will be credited to the optionee for purposes of determining the vesting of the number of shares of ESI Common Stock subject to exercise under the optionee's converted Option after the Effective Time.

RESALE OF ESI COMMON STOCK

     A condition to ESI's obligations under the Merger Agreement, among others, is that certain of the "major" shareholders of AISI and other AISI shareholders who are other "affiliates" of AISI will have delivered letters confirming their understanding and agreement that they will not, among other things, sell, transfer or otherwise reduce their interest in the shares of ESI Common Stock they receive in the Merger or reduce their risk relating thereto until after ESI has published financial results covering at least the 30 days of combined operations occurring after the Closing Date.

     In addition, such parties have agreed that they will not sell or otherwise dispose of any shares of ESI Common Stock unless such sale or disposition is permitted pursuant to the provisions of Rule 145 under the Securities Act, is otherwise exempt from registration under the Securities Act, or is effected pursuant to a registration statement under the Securities Act.

AISI'S CONDUCT OF BUSINESS PENDING THE MERGER

     Pending the consummation of the Merger, AISI has agreed to carry on its business in the ordinary and usual manner and not to take any of the following actions without the prior written consent of ESI: (a) amend its Articles of Incorporation or Bylaws; (b) enter into any new agreements that have the effect of increasing compensation or benefits payable to its officers or employees, other than indemnification agreements with its officers and directors on terms consistent with the provisions of AISI's Articles of Incorporation and Bylaws;
(c) change its authorized capitalization; (d) declare, set aside or pay any dividends; (e) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class other than pursuant to the exercise of AISI stock options outstanding on June 30, 1997; (f) redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation; (g) incur, assume or guarantee any indebtedness, or modify or repay any existing indebtedness; (h) enter into any transaction, make any commitment (whether or not subject to the approval of the Board of Directors of AISI) or modify any contracts or take or omit to take any action which could be reasonably anticipated to have a material adverse effect on the business, properties, financial condition or results of operations of AISI; (i) transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than the sale of inventory in the ordinary and usual course of business; (j) authorize capital expenditures other than in the ordinary course of business, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity; (k) make any tax election; (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or renewed without prior notice to ESI; (m) change its method of accounting as in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred with by the AISI's independent auditors, or change its fiscal year; (n) conduct any transactions which, in the opinion of ESI or Arthur Andersen LLP, could disqualify the Merger for pooling of interests accounting; or (o) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (n) above.

NONSOLICITATION OF ALTERNATIVE TRANSACTIONS

     AISI has agreed that it will not directly or indirectly encourage, initiate or solicit any inquiries or the submission of any proposals or offers from any person relating to any merger, consolidation, sale of all or substantially all of its assets or similar business transaction involving AISI (each, an "Acquisition Transaction"). AISI has further agreed that it will not participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or participate in, any attempt by any third party to propose or effect any such transaction. Notwithstanding, nothing in the Merger Agreement is intended to prohibit (i) AISI from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that (a) the Board of Directors of AISI determines in good faith, upon advice of legal counsel, that such action is required for the directors of AISI to fulfill their fiduciary duties and obligations under Michigan law and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, AISI provides immediate written notice to ESI to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, or (ii) the Board of Directors of AISI from acting to withdraw or modify its approval of the Merger following receipt of an unsolicited proposal for an Acquisition Transaction if it determines in good faith, upon advice of legal counsel, that such action is required for the directors of AISI to fulfill their fiduciary duties and obligations under Michigan law.

CORPORATE STRUCTURE AND RELATED MATTERS AFTER THE MERGER

     At the Effective Time, Merger Corp. will be merged with and into AISI. As a result, the separate corporate existence of Merger Corp. will cease and AISI will be the surviving corporation. From and after the Effective Time, the Board of Directors and officers of Merger Corp. in office immediately before the Effective Time will be the Board of Directors and officers of the surviving corporation.

     Each share of Common Stock of Merger Corp. issued and outstanding immediately prior to the Effective Time will be converted into one share of the surviving corporation.

     Prior to or at the closing of the Merger Agreement, AISI will cause each of its employees who will become employees of the surviving corporation to sign a confidentiality and noncompetition agreement in the form signed by ESI's employees.

     Prior to or at the closing of the Merger Agreement, ESI, certain AISI shareholders and the Shareholder Representatives will execute the Escrow Agreement and will cause an Escrow Agent to also execute the Escrow Agreement. At the Effective Time one-tenth of the shares of ESI Common Stock that otherwise would be delivered to the AISI shareholders will be delivered to the Escrow Agent and held by the Escrow Agent subject to the indemnity and escrow arrangements described below. See "The Merger Agreement--Indemnity and Escrow Agreement."

CERTAIN COVENANTS

     The Merger Agreement contains mutual covenants of ESI and AISI to use their reasonable best efforts to secure all consents and approvals required for the Merger and to cooperate with respect to publicity.

     In addition to covenants relating to the conduct of its business described above (see "The Merger Agreement--AISI's Conduct of Business Pending the Merger"), AISI also covenants to give ESI and its agents access to AISI and its book and records, to timely make all necessary filings to be made by it under the Hart-Scott-Rodino Act, to obtain necessary shareholder approvals and to provide information in connection with the preparation of this Prospectus/Information Statement.

     ESI covenants (a) to not take or omit to take any action that could reasonably be anticipated to have a material adverse effect on ESI, (b) to take necessary actions in connection with the filing and effectiveness of this Registration Statement, (c) to promptly list up to 1,200,000 shares of ESI Common stock in the Nasdaq National Market System, (d) to timely make all necessary filings to be made by it under the Hart-Scott-Rodino Act, (e) after the Effective Time, to issue stock certificates representing shares of ESI Common Stock to be issued in the Merger, (f) to register the ESI Common Stock issuable upon exercise of the Options on SEC Form S-8, and (g) for a period of two years after the Effective Time, to continue in effect the present AISI directors and officers insurance policies.

     Merger Corp. covenants to not engage in any corporate activity other than the Merger and other transactions contemplated under the Merger Agreement.

CONDITIONS TO THE MERGER

     Consummation of the Merger is subject to the satisfaction of various conditions, including (a) expiration or termination of the waiting period under the Hart-Scott-Rodino Act; (b) no order, decree or injunction that would prevent consummation of the Merger; (c) no material adverse change in the businesses of ESI or AISI; (d) AISI Shareholder approval of the Merger; (e) registration of up to 1,200,000 shares of ESI Common Stock under the Securities Act of 1933 and listing on the Nasdaq National Market System; (f) opinion of counsel with respect to tax and other matters; (g) opinion of Arthur Andersen LLP with respect to treatment of the Merger as a "pooling of interests"; (h) delivery to ESI by certain persons and entities who are affiliates of AISI of affiliate representation letters containing certain representations and warranties with respect to such person's ownership of AISI Common Stock and certain representations, warranties and covenants with respect to the shares of ESI Common Stock to be acquired by such persons or entities; (i) a physical count of all AISI tangible assets as of a mutually agreed date; (j) delivery to ESI of confidentiality agreements by all continuing employees; and (k) accuracy of representations and warranties. The conditions in clauses (a), (b), (d), (e) and
(g) are conditions to the obligations of both ESI and AISI, and may be waived (to the extent allowed by law) only by both parties. ESI must waive or be satisfied with respect to conditions in clauses (c) (with respect to changes in the business of AISI), (f), (h), (i), (j) and (k) (with respect to the representations and warranties of AISI); the tax opinion required by (f) above, dated November 18, 1997 has been delivered to ESI. AISI must waive or be satisfied with respect to the conditions in clause (c) (with respect to changes in the business of ESI) and (k) (with respect to the representations and warranties of ESI). In the event of a waiver of the condition in clause (g), and a resulting decision not to treat the Merger as a pooling of interests, a revised Prospectus/Information Statement will be delivered to AISI shareholders for consideration.


INDEMNITY AND ESCROW AGREEMENT

     The Merger Agreement provides for indemnification of ESI and Merger Corp. by each AISI shareholder, pro rata and to the extent of such shareholder's shares of ESI Common Stock delivered to the Escrow Agent pursuant to the Merger Agreement and the Escrow Agreement, for and against (a) any losses, costs, expenses, damages and liabilities, including reasonable attorneys' fees (collectively, "Damages"), incurred by ESI, Merger Corp. or the surviving corporation by reason of or arising out of any inaccuracy in any representation or warranty or the breach of any covenant of AISI made in the Merger Agreement, and (b) any Damages (excluding, in this instance, attorneys' fees) incurred in connection with the prosecution, defense of counterclaim or settlement of certain litigation involving AISI.

     The Merger Agreement further provides that 10% of each AISI shareholder's shares of ESI Common Stock to be received in the Merger, rounded down to the nearest full share, will be delivered to the Escrow Agent and be subject to the terms of the Escrow.

     Claims for indemnification must be made under the indemnity during the first nine months following the Closing Date. No liability exists under the indemnity for the first $100,000 of any claim. In addition, reserves against probable contingencies existing on AISI's balance sheet as of the Closing Date must be used before any claim (excluding claims related to representations regarding taxes) may be made.

     The Escrow will terminate as early as possible after the nine-month period if no claims are pending. If claims are pending at the end of the nine-month period, the Escrow must terminate not later than the anniversary of the Closing Date.

     In no event will any AISI shareholder have any liability in excess of the shares held in the Escrow.


TERMINATION; BREAKUP FEES

     The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, under the circumstances specified therein, including (i) by mutual written agreement of ESI and AISI; (ii) by either ESI or AISI, if the Merger shall not have been consummated by December 31, 1997 and if the terminating party has not caused the failure of the Merger to be consummated by its own willful failure to fulfill any of its material obligations under the Merger Agreement; (iii) by either ESI or AISI, if the shareholders of AISI do not approve the Merger by December 31, 1997 ; (iv) by either ESI or AISI if a court or a governmental agency prohibits, by order, decree, ruling or any other action, the transactions contemplated by the Merger Agreement; (v) by ESI if the AISI Board of Directors shall have withdrawn or modified in a manner adverse to ESI approval of the Merger, the Merger Agreement or the transactions contemplated thereby; (vi) by ESI if AISI or its representatives shall have taken actions to respond to unsolicited proposals or offers without providing prior notices and cooperation to ESI; and (vii) by AISI if the Board of Directors of AISI determines in good faith, upon advice of legal counsel, that such termination of this Agreement is required for the directors of AISI to fulfill their fiduciary duties and obligations under Michigan law.

     The Merger Agreement provides that AISI will pay a $3 million fee to ESI if the Merger Agreement is terminated because (i) AISI's Shareholders do not approve the Merger, (ii) the AISI Board of Directors withdraws or modifies the approval of the Merger in a manner adverse to ESI or if AISI or its representatives respond to unsolicited proposals or offers in a manner not permitted by the Merger Agreement, or (iii) the AISI Board of Directors makes a determination, on advice of legal counsel, that to do so is required by the fiduciary duties of the directors under Michigan Law, and within one year after termination agrees to a transaction which results in a change in the beneficial ownership of more than 50 percent of the voting power of the capital stock of AISI.

     The Merger Agreement provides that ESI will pay a $3 million fee to AISI if the Agreement is terminated by ESI (except in circumstances where termination by ESI is permitted, as described above) even though all of the conditions to the obligations of ESI and Merger Corp. have been fulfilled.


FEES AND EXPENSES

     Except as set forth above (see "The Merger Agreement--Termination; Breakup Fees"), all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

     ESI will pay all fees and expenses, other than AISI's attorneys' fees, incurred in relation to the filing of the Prospectus/Information Statement, the Registration Statement and any amendments or supplements thereto.

CONFIDENTIALITY

     Each party to the Merger Agreement has agreed to keep confidential, pursuant to the Confidentiality Agreements dated December 7, 1995 (in favor of AISI) and March 1, 1996 (in favor of ESI)(collectively, the "Confidentiality Agreements"), information provided to the other party pursuant to the Merger Agreement with respect to the business, properties and personnel of the party furnishing such information. The Confidentiality Agreements contain terms restricting the disclosure and use of confidential information exchanged between the two parties in evaluating the Merger and otherwise.


                           INFORMATION CONCERNING ESI

Business

     ESI provides electronics manufacturers with equipment necessary to produce key components used in wireless telecommunications, computers, automotive electronics, and many other electronic products. ESI believes it is the leading supplier of advanced laser systems used to adjust (trim) electronic circuitry and to improve the yield of semiconductor memory devices. ESI believes it is a significant producer of high-speed test and termination equipment used in the high-volume production of miniature capacitors. Additionally, ESI designs and manufactures machine vision products and electronic packaging systems for manufacturers of printed circuit boards, electronics and other products. ESI's products enable these manufacturers to reduce production costs, increase yields and improve the quality of their products. ESI's customers include manufacturers of: wireless telecommunication products (Ericsson, Motorola and Siemens); automotive electronics (Delco, Ford, Nippon-Denso and Siemens); miniature capacitors (Kemet, Kyocera/AVX, Murata, Philips, Samsung and TDK) and semiconductor memory devices (Fujitsu, Hitachi, Hyundai, IBM, Samsung and Texas Instruments). In the aggregate, the foregoing customers accounted for approximately 41.5 percent of ESI's total revenues in fiscal 1997.

Electronics Industry Overview

     The electronic content of telecommunications products, automobiles and personal computers continues to increase. For example, automobile manufacturers now routinely include electronic fuel ignition and other electronic systems in place of components that in the past were predominantly mechanical. In addition, markets for consumer-oriented electronic products such as cellular telephones, facsimile machines, pagers, camcorders and personal computers have developed rapidly as increasingly affordable products have been introduced. Demand for electronics manufacturing equipment is driven by the demand for electronic devices and circuits. Electronic components are used in virtually all electronic products, from inexpensive consumer electronics to the most sophisticated computers. These components are produced in very large unit volumes.

     The demands upon manufacturers to supply increasing quantities of electronic components have been accompanied by demands for increased complexity and reduced size. As electronic products become more powerful and portable, the devices and circuits in these products must be faster, smaller and more reliable. To achieve these attributes of higher performance, the electronic device manufacturers increase densities and tune the devices to precise electrical values. Manufacturers of cellular telephones, for example, must use miniaturized circuits to accommodate the size limitations of the finished product. These circuits must also operate within precise frequency specifications, typically requiring component values with less than 0.5 percent tolerance, in order for the existing cellular frequency bands to accommodate the expanding number of cellular users without interchannel interference.

     As electronic device densities and performance demands have increased, the manufacturers of capacitors and resistors, which are basic components of assembled electronic devices, have been compelled to reduce size and to improve performance of these individual components. The increasing miniaturization of these components makes production, testing and termination difficult.

     In addition to quantity, size and performance demands, a trend throughout the electronics industry is cost reduction. The highly competitive markets for electronic products create cost limitations at the consumer level, and result in cost pressure on component manufacturers. The manufacturers continuously seek to reduce device costs by improving throughput, yield and quality in device production.

Overview of Markets, Products and Strategy

     Pagers, cellular telephones, personal computers and automotive electronics represent the largest end-market applications for electronic devices and circuits that are produced using ESI's systems. ESI's customers also serve a wide range of other electronic applications.

     ESI believes it is critical that each of its products provide the customer with measurable production benefits, such as improved yield, increased throughput, greater reliability, or increased flexibility, resulting in a high return on investment. ESI also designs its production systems with a migration path for system upgrade, thereby providing its customers flexibility to add capacity or improve product performance at a reasonable incremental cost.

     ESI believes it is the leading merchant equipment supplier to three specialized markets: laser trimming, miniature capacitor testing and production and semiconductor memory yield improvement. ESI also serves the machine vision and electronic packaging markets.

Laser Trimming Systems. ESI's laser trimming systems are used to tune the precise frequency of electronic circuits that receive and transmit signals in pagers, cellular telephones and other wireless devices. ESI's laser trimming systems are also used to tune automotive electronic assemblies such as engine control circuits.

     ESI's laser systems are used by manufacturers supplying the telecommunications, automotive, and consumer markets. Customers include Delco, Ericsson, Ford, IBM, Motorola, Nippon-Denso, KOA, Siemens, and Kyocera.

     The laser adjusts the electrical performance of an electrical product or assembly containing many circuits. The laser removes a precise amount of material from one or more components in the circuit to achieve the desired electrical specification for the entire product. This process is called "functional trimming," and is performed while the product or assembly is under power. For example, in pagers, laser trimming of a few selected components in the product is used to tune the electrical performance of the entire product to the desired frequency specification.

     ESI's systems also adjust the electrical performance of individual devices such as film resistors, resistor networks, capacitors and hybrid circuits. Laser trimming is required because the screening process used to manufacture resistors cannot cost effectively deposit material precisely enough to provide consistent electrical values. The trimming system can also be rapidly reprogrammed to trim devices of different values.

     The following chart summarizes the models, typical applications and key features of ESI's current laser trimming products:

-------------------------------------------------------------------------------------------------------
                           ESI LASER TRIMMING PRODUCTS

                                                                 Beam
                                                              Positioning        Throughput        Work
                                                              Resolution        (trims per         Area
  Product             Typical Application                      (microns)          second)        (inches)
Model 4300            Surface mount capacitor and                 2.50              50            4 x 4
                      resistor trimming
Model 977             Test intensive, thick film,                 1.55              50            3 x 3
                      functional trimming
Model 4990            Thick film functional trimming              1.27              50            3 x 3
Model 907             Chip resistor trimming                      1.27             100            3 x 3
Model 4410            Thick/thin film functional                  1.01              15            3 x 3
                      trimming
-------------------------------------------------------------------------------------------------------

Test and Production Systems for Miniature Capacitors. ESI's product offering consists of automated test, production and handling equipment for manufacture of miniature multi-layer ceramic capacitors (MLCCs) which are used in very large numbers in nearly all types of electronic circuits. Large numbers of MLCCs are used in circuits that process analog signals or operate at high frequencies such as in video products (VCRs and camcorders), voice communication products, wireless telecommunication products and computers. Principal customers for ESI's MLCC test and production equipment are Kemet, Kyocera/AVX, Murata, Philips, Samsung and TDK. In the aggregate, purchases of such systems by the foregoing customers accounted for approximately 17.9 percent of ESI's total revenues in fiscal 1997.

     The worldwide miniature surface mount capacitor market is estimated to be approximately $4.5 billion (240 billion units) in 1997. Most of the leading producers are in Japan, led by Kyocera, Murata and TDK. ESI believes it is the leading merchant supplier of equipment to the MLCC industry for production of miniature capacitors. Production demands imposed by miniaturization are leading capacitor manufacturers to increasingly consider merchant equipment suppliers as an alternative to internal development of manufacturing equipment.

     As circuit sizes have shrunk, the size of commonly used miniature capacitors has also shrunk to as small as .04" x .02" x .01". These minute sizes and the high unit volumes place extraordinary demands on manufacturers. ESI's products combine high-speed, small parts handling technology with microprocessor-based systems to provide highly automated solutions for MLCC manufacturers. ESI's test and termination equipment and specialty handling tools perform a broad range of functions in the manufacturing process.

Test. Virtually all capacitors are tested and sorted by capacitance (electrical energy storage) and dissipation (electrical energy leakage). ESI's equipment employs high-speed handling and positioning techniques to precisely load, test and sort capacitors based upon these electrical values.

Termination. MLCCs are manufactured in a lamination process, layering conductive and insulation materials. ESI's microprocessor-based termination systems apply conductive material to the ends of surface mountable MLCCs, permitting connection of the device in a circuit. Chip Star, Inc., a subsidiary purchased on June 26, 1997, produces a fully automated product line for termination of MLCCs and capacitor arrays. These products, the CS 325A and CS 750, are capable of processing the smallest sized (.04 x .02) parts available on the commercial market.

Handling Tooling. ESI offers a wide range of specialized production fixtures and tools for various stages of the manufacturing process, including a series of patented carrier plates capable of handling up to 8,000 devices per plate for termination application. The decreasing size and growing volumes of MLCCs produced cause manufacturers to continuously seek new tools and fixtures to improve throughput and handling efficiency.

     The following chart summarizes the models, typical applications and key features of ESI's current miniature capacitor test and production products:

--------------------------------------------------------------------------------------------------------
              ESI MINIATURE CAPACITOR TEST AND PRODUCTION PRODUCTS

       Product                         Application                              Key Features

Test Systems
Models 16A and 18             Tests capacitance, dissipation            High speed rotary tester with
                              factor and voltage capability             throughput of up to 50,000
                              for small (Model 18) and medium           parts/hour.
                              (Model 16A) size MLCCs

Models 3002 and 3001          Tests insulation resistance (IR)          High speed parallel tester with
IR                            of MLCCs                                  throughput of up to 50,000
                                                                        parts/hour. Model 3001 IR
                                                                        includes automatic bulk loading.

Model 3300                    Test capacitance dissipation              High speed rotary tester with
                              factor and voltage capability             throughput of up to 180,000
                              for small and medium size MLCCs;          parts/hour.
                              tests insulation resistance
Termination Systems
Models 2001 and 2020          Electrical contact attachment             Microprocessor controlled
                              on MLCCs                                  surface mount termination system
                                                                        with throughput up to 130,000
                                                                        parts/hour. Model 2020 includes
                                                                        an integrated kiln.

Model 2007                    Electrical contact attachment             High productivity microprocessor
                              on MLCCs                                  controlled surface mount
                                                                        termination system with
                                                                        throughput up to 470,000
                                                                        parts/hour.

CS 325A                       Electrical contact attachment             Automated termination of
                              on MLCCs                                  smallest size capacitors with
                                                                        throughput up to 100,000.

CS 750                        Electrical contact attachment             Automated termination of
                              on MLCC arrays                            smallest size capacitor arrays
                                                                        with throughput up to 50,000.
Handling Tooling
Carrier Plates                Plates to batch handle MLCCs for          Patented composite carriers to
                              test and termination                      handle the full range of MLCC
                                                                        sizes and up to 8,000 pieces per
                                                                        batch.

Test Tooling                  Test fixtures for use with                Permits precise location and
                              ESI systems                               positioning of MLCCs during the
                                                                        test operation.
--------------------------------------------------------------------------------------------------------

Memory Yield Improvement Systems. Memory yield improvement systems are used by nearly all manufacturers of dynamic random access memories (DRAMs) to increase production yields. Personal computers and high performance workstations are the largest market for semiconductor memory, although photocopiers, facsimile machines and telecommunications equipment represent products requiring increasing amounts of memory. Customers of ESI's memory systems include Fujitsu, LG, Hitachi, Hyundai, IBM, NEC, Samsung, Siemens, and Texas Instruments. In the aggregate, purchases of memory yield improvement systems by the foregoing customers accounted for approximately 21.9 percent of ESI's total revenues in fiscal 1997.

     Memory device manufacturers use a laser process that removes defective circuit elements while programming spare elements to be replacements and thereby salvaging a memory device. Cost reductions and demand for higher capacity memory devices have led manufacturers to reduce the size of circuit elements while increasing the number of circuit elements per device. This increased density in memory devices has required leading edge semiconductor processes, resulting in lower manufacturing yields.

     The yield enhancement process begins with circuit designers adding extra or spare elements to the memory array. During the manufacturing process each device is tested to determine yield. When a defective element is identified, its location or address is recorded and given to ESI's laser system to effect a replacement or repair. The laser system positions a laser beam over connecting links to the defective element and cuts or breaks the electrical path. Replacements are added by programming the failed address into a new or spare element. Redundancy is used by every significant manufacturer of DRAMs and is increasingly being used by manufacturers of other semiconductor memory applications, such as SRAMs, DSPs, and other logic devices.

     ESI began shipments of the Model 9300 Laser Repair system in August 1996. This system features a patented laser system technology operating at a 1.3 micron wavelength that enables manufacturers to use metal links which are required for advanced memory devices. This system is recognized as the new industry standard for laser repair systems.

     ESI also offers the Model 1225ci and Model 9250 series systems. The Model 1225ci uses patented stage plus galvanometer beam positioning to provide throughput benefits, a small footprint, and a high cost performance ratio. It is used by manufacturers requiring increased capacity of four and sixteen megabit devices. The ESI Model 9250 series provides high throughput and high reliability for those manufacturers using poly-link materials, even for advanced memory devices.

Vision Systems. ESI's vision systems combine advanced computer technology, proprietary software and optical equipment to reduce application development time and provide machine vision inspection that facilitates quality products and fast throughput. The Turbo HR+ vision system is integrated in ESI's laser memory repair systems and is also marketed independently to electronic and semiconductor industry customers for general purpose inspection, part position verification for manufacturing processes, wafer identification using OCR, measurement, alignment, machine guidance and assembly verification. Customers for ESI's vision products include Hewlett Packard and IBM. In the aggregate, Hewlett Packard and IBM purchases of vision system products accounted for approximately 1.9 percent of ESI's fiscal 1997 revenues.

Electronic Packaging Systems. ESI provides a cost effective method for forming electrical connections between layers, called vias, in a multiple layer printed circuit board. Applications in this market include new generations of integrated circuits packages, multi chip modules, and high density circuit boards. The primary advantage of the technology is the ability to process very small vias in a wide variety of materials. Electronic industry materials include ceramic, traditional glass reinforced circuit boards, copper, and new organic compounds. Customers include Automata, Erricson, Sheldahl, Siemens and W.L. Gore. In the aggregate, purchases of electronic packaging systems by the foregoing customers accounted for approximately 2.2 percent of ESI's total revenues in fiscal 1997.

In addition, IBM and Johnson-Matthey/ACI are significant customers of Dynamotion Corp., an ESI subsidiary acquired after fiscal year 1997.

Drilling Products. The Model 5100, introduced in June 1996, is the current product being marketed, and features the capability to drill up to 10,000 micro-vias per minute. The Model 5100 includes a proprietary laser, operating in the ultraviolet region of the spectrum, which can cleanly cut copper and glass-reinforcement without damaging or burning organic materials. The system can form blind or through holes in all of the common circuit board materials and uses a unique real-time inner layer alignment to deliver high placement accuracy. In this way, the user can achieve the smallest pad dimensions enabling the routing of today's emerging high density packages.

     Dynamotion, a subsidiary purchased on June 9, 1997, produces computer-controlled drilling equipment which is sold to manufacturers of printed circuit boards (PCBs) and semiconductor packages. The drilling machines are used to produce thousands of very small holes, sometimes as small as .004" in diameter.

     Four product lines of computer-controlled drilling equipment are produced by Dynamotion: (1) DM 9400/9500 with a patented vacuum pre-load air bearing guiding design for the high-dynamic stability necessary for micro-drilling; (2) Six-PAKTM with its new innovative design (economical, accurate, compact and extremely productive) for the commercial, high-volume PCB market; (3) Modular Systems offer the same characteristics as the DM 9400/9500 to the prototype and quick-turn market; and (4) Smart DrillTM with its patented vision optimization capability offers a fast, highly accurate method of optimizing and drilling for the most sophisticated multilayer board manufacturers.

Routing Products. Dynamotion produces computer-controlled routers which are sold to computer manufacturers and manufacturers of PCBs. Routers are used to cut and shape individual PCBs out of panels. Currently, the two primary machining processes required to produce a PCB are routing and drilling. In contrast to a drill, which makes thousands of tiny holes on a PCB, the router cuts the shape of the PCB, the larger holes and special cavities for mounting of semiconductor die. The computer-controlled cuts made by the router can be very complex since the position of the cuts are pre-programmed in three axes.

     Newly emerging PCB chip carrier technology creates unusual demands on the routing process. Perfect registration of routed edges with respect to the circuitry features and the internal layers are required to successfully produce chip carriers. Very accurate depth control is necessary for cavity routing. Dynamotion produces two product lines of computer controlled routers: the SMARTTM Driller/Router and the Six-PAKTM Router Drill.

Sales, Marketing and Service

     ESI sells its products worldwide through direct sales and service offices located in or near:

     Boston, Massachusetts
     Dallas, Texas
     Portland, Oregon
     San Diego California
     Santa Ana, California
     Leiderdorp, Netherlands
     London, United Kingdom
     Munich, Germany
     Nagoya, Japan
     Paris, France
     Seoul, Republic of Korea
     Taipei, Taiwan
     Tokyo, Japan

ESI serves customers in approximately 30 additional countries through manufacturers representatives.

     ESI has a substantial base of installed products in use by leading worldwide electronics manufacturers. ESI emphasizes strong working relationships with these leading manufacturers in order to meet their needs for additional systems and to facilitate the successful development and sale of new products to these customers.

     ESI maintains service personnel wherever it has a significant installed base and provides service anywhere its equipment is installed. New systems are tested to ensure they meet requirements and acceptance criteria incorporated into customer orders. ESI also offers a variety of maintenance contracts and parts replacement programs.

     ESI has an OEM contract with Advantest Ltd. to supply memory yield improvement systems in Japan through December 31, 1997. Sales to Advantest amounted to 9.8%, 6.5% and 6.9% of net sales for the fiscal years 1997, 1996, and 1995. ESI has appointed Canon as its distributor for such products in Japan, effective January 1998. ESI maintains a presence in Korea through a wholly-owned subsidiary.

     Sales outside the United States accounted for 71.0%, 66.9% and 70.8% of ESI's net sales for fiscal years 1997, 1996 and 1995.

     In fiscal years 1997 and 1996, no one customer exceeded 10% of sales. One customer accounted for 11.9% of ESI's sales in fiscal 1995.

Backlog

     Backlog consists of written purchase orders for products for which ESI has assigned shipment dates within the following twelve months. Backlog also includes written purchase orders for spare parts and service to be delivered or performed within the next twelve months. Backlog was $25 million at May 31, 1997 versus $35 million at May 31, 1996 and $26 million at May 31, 1995. Backlog was $30 million at August 31, 1997. ESI expects all of its existing backlog to ship within the next twelve months.

Research, Development and Technology

     ESI believes that its ability to compete effectively depends, in part, on whether it can maintain and expand its expertise in core technologies and product applications. The primary emphasis of ESI's research and development is to advance ESI's capabilities in:

         o        Lasers and laser/material interaction
         o        High speed, sub-micron motion control systems
         o        Precision optics
         o        High speed, small parts handling
         o        Image processing and optical character recognition
         o        Real-time production line electronic measurement
         o        Real-time software
         o        Systems integration

     ESI's research and development expenditures for fiscal years 1997, 1996, and 1995 were $17.0 million (10.6% of net sales), $16.7 million (10.0% of net sales), and $13.5 million (12.0% of net sales), respectively. The foregoing figures do not include the effect of research and development expenditures funded by the Advanced Research Projects Agency (ARPA) of the U.S. Government.

     In addition, research and development expenditures for the year ended May 31, 1996 do not include the acquired in-process research and development expense of $6.0 million incurred in connection with the purchase price allocation of XRL, Inc.

Competition

     ESI's markets are competitive. The principal competitive factors in the industry are product performance, reliability, service and technical support, product improvements, price, established relationships with customers and product familiarity. ESI believes that its products compete favorably with respect to these factors. Some of ESI's competitors have greater financial, engineering and manufacturing resources than ESI and larger service organizations. In addition, certain of ESI's customers develop, or have the ability to develop, similar manufacturing equipment. There can be no assurance that competition in ESI's markets will not intensify or that ESI's technological advantages may not be reduced or lost as a result of technological advances by competitors or customers or changes in electronic device processing technology.

     For laser trimming systems, major competitors are NEC and General Scanning. In miniature capacitor test and production equipment, ESI's competition comes mainly from manufacturers that develop systems for internal use, and in Japan, from test equipment manufactured by Tokyo Weld and Humo, among others. ESI's major competitors for memory repair systems are Nikon and General Scanning. ESI also competes with stand alone vision suppliers such as Cognex and Robotic Vision Systems, and with robotics and factory automation companies, such as Allen Bradley. There are also numerous other vision companies and captive vendors in Japan, North America and Europe. ESI's electronic packaging systems compete with mechanical drilling manufacturers such as Hitachi-Seiko, Excellon and laser system provider Lumonics.

Manufacturing and Supply

     ESI's laser system manufacturing operations consist of electronic subassembly, laser production and final system assembly. Principal production facilities are headquartered in Portland, Oregon. Miniature capacitor test and production systems are manufactured by ESI's Palomar and Chip Star subsidiaries near San Diego, California. Dynamotion drilling and routing products are produced in Santa Ana, California. ESI also uses qualified manufacturers to supply many components of its products.

     ESI's laser systems use high performance computers, peripherals, lasers and other components from various vendors. Some components used by ESI are obtained from a single source or a limited group of suppliers. An interruption in the supply of a particular component could require substitutions which would have a temporary adverse impact on ESI. ESI believes it has good relationships with its suppliers.

Employees

     As of May 31, 1997, ESI employed 680 persons, including 203 in engineering, research and development, 270 in manufacturing and 207 in marketing, sales, customer service and support. Many of ESI's employees are highly skilled, and ESI's success will depend in part upon its ability to attract and retain such employees, who are in great demand. ESI has never had a work stoppage or strike and no employees are represented by a labor union or covered by a collective bargaining agreement. ESI considers its employee relations to be good.

Patents and Other Intellectual Property

     ESI has a policy of seeking patents when appropriate on inventions relating to new products and improvements which are discovered or developed as part of ESI's ongoing research, development and manufacturing activities. ESI owns 42 United States patents and has applied for 19 patents in the United States. In addition, ESI has 35 foreign patents and has applied for 40 additional foreign patents. Although ESI's patents are important, ESI believes that the success of its business depends to a greater degree on the technical competence and innovation of its employees.

     ESI relies on copyright protection for its proprietary software. ESI also relies upon trade secret protection for its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques, or that ESI can meaningfully protect its trade secrets.

     Some customers using certain products of ESI have received a notice of infringement from Jerome H. Lemelson, alleging that equipment used in the manufacture of semiconductor products infringes patents issued to Mr. Lemelson relating to "machine vision" or "barcode reader" technologies. Certain of these customers have notified ESI that they may be seeking indemnification from ESI for any damages and expenses resulting from this matter. One of ESI's customers has settled litigation with Mr. Lemelson, and several other customers are currently engaged in litigation involving Mr. Lemelson's patents. While ESI cannot predict the outcome of this or similar litigation or its effect upon ESI, ESI believes that it will not have a material adverse effect on its financial condition or results of operations.

Properties

     The Company's executive and administrative offices, and principal laser system manufacturing facilities are located in a two-building complex located on 16 acres in Sunset Science Park, in Portland, Oregon. The buildings are owned by ESI, and contain approximately 134,000 square feet of floor space. Palomar is located in an owned 64,000 square foot plant on ten acres of land in Escondido, California.

     In addition, approximately 15,000 square feet of industrial space is leased in Canton, Massachusetts. The Company also leases 7,000 square feet of office space in Portland, Oregon for its Vision Products Division, 8,000 square feet of office and industrial space in San Marcos, California for its Chip Star subsidiary, 30,000 square feet of office and industrial space in Santa Ana, California for its Dynamotion subsidiary, and office and service space in several additional locations in the United States, and in seven foreign countries.

Legal Proceedings

     On December 26, 1996, ESI filed a lawsuit against General Scanning, Inc. in the United States District Court for the Northern District of California for patent infringement. The complaint alleges that General Scanning is infringing two of ESI's patents used in the Model 9300 laser repair systems (patent numbers 5,265,114 "System and Method for Selectively Laser Processing a Target Structure of One of More Materials of a Multimaterial, Multilayer Device" and 5,473,624 "Laser System and Method for Selectively Severing Links"). ESI is seeking damages and an injunction against further infringement. General Scanning has filed counterclaims alleging that certain ESI patents are invalid and unenforceable and that ESI has interfered with General Scanning's business reputation. General Scanning is seeking damages and declaratory judgments that the ESI patents are not infringed, are invalid and are unenforceable. ESI and General Scanning are currently taking depositions of witnesses and supplying requested documents to each other. The trial date for this case is expected to be December 1998. While ESI cannot predict the outcome of this or similar litigation or its effect upon ESI, ESI believes that it will not have a material adverse effect on its financial condition or results of operations.

ESI Management

     The directors and executive officers of ESI as of June 30, 1997 are as follows:

  Name                            Age    Position
  ----                            ---    ---------

  Donald R. VanLuvanee(1)         53     Chief Executive Officer, President and
                                         Director
  Robert E. Belter(1)             56     Vice President
  Robert C. Cimino(1)             52     Director of Human Resources
  Barry L. Harmon(1)              43     Chief Financial Officer and Senior Vice
                                         President
  Jon R. Hopper(1)                37     Vice President
  Jonathan C. Howell(1)           43     Vice President
  Mark W. Klug(1)                 58     Vice President
  John R. Kurdock(1)              52     Vice President
  Larry T. Rapp(1)                57     Corporate Secretary and Vice President
  Joseph L. Reinhart(1)           38     Vice President
  Joseph Z. Rivlin(1)             62     Vice President
  Vernon R. Swearingen(1)         57     Vice President
  Edward J. Swenson(1)            58     Senior Vice President
  David F. Bolender               65     Director

  Keith L. Thomson                58     Director
  Larry L. Hansen                 68     Director
  W. Arthur Porter                56     Director
  Vernon B. Ryles, Jr.            59     Director
  Douglas C. Strain               77     Director

------------------

(1)  Officers are appointed annually by the Board of Directors.

     Mr. VanLuvanee joined ESI in 1992 as Chief Executive Officer, President and a Director. His term as a Director expires in 1998. From July 1991 to July 1992, Mr. VanLuvanee was President, Chief Executive Officer and a Director at Mechanical Technology Inc., a supplier of contract research and development services and a manufacturer of technologically advanced equipment. From 1990 to 1991, he was President and Chief Executive Officer of BCT Spectrum, Inc., a supplier of vacuum deposition systems. From 1984 to 1990, he was President, Chief Operating Officer and a Director of Kulicke and Soffa Industries, Inc., a supplier of capital equipment and consumables to the microelectronics industry. Mr. VanLuvanee is also a Director of Micro Component Technology, Inc., a leading manufacturer of automated test handling equipment, and FEI Company, which designs, manufactures and markets focused ion beam workstations and both ion and electron emitter and focusing column components.

     Mr. Belter joined ESI in May, 1997 and was elected President and General Manager of the Palomar subsidiary and a Corporate Vice President. Mr. Belter is responsible for the ceramic capacitor production equipment business unit, including the Palomar and Chip Star subsidiaries. Prior to joining ESI, Mr. Belter served as a consultant to ESI in marketing and product development for one year. Mr. Belter has extensive prior experience in the electronic component industry, including four years as President and General Manager of Johanson Dielectrics, and ten years as President and General Manager of Kyocera Northwest, North American Electronic Components.

     Mr. Cimino joined ESI in 1993 as Director of Human Resources. Mr. Cimino was employed by Eastman Kodak prior to joining ESI. He held management positions at Kodak in human resources, customer service, sales, and real estate asset management.

     Mr. Harmon joined ESI in 1992 and has served ESI in various financial management positions. In January 1995, he was elected Chief Financial Officer and Senior Vice President. Mr. Harmon held various financial management positions with the Global Private Banking Group of Citibank from 1985 to 1991. He was employed by Arthur Andersen LLP from 1976 until 1983. Mr. Harmon is a licensed CPA.

     Mr. Hopper joined ESI as a Group Vice President in the Electronic Packaging Business Unit upon Dynamotion's merger with ESI on June 9, 1997. Previously, he was Chairman, President and Chief Executive Officer of Dynamotion from April 1995. Mr. Hopper's experience includes several management positions in high technology businesses during the period from 1990 to 1994.

     Mr. Howell joined ESI in April 1993 as Director of MIS. In June 1995, he was appointed Managing Director of the Vision Products Division. In September 1995, Mr. Howell was elected Vice President. Since July 1996, Mr. Howell is responsible for ESI's technical staff and resources. Mr. Howell has extensive management experience from Citibank, Gulf and Western and Arthur Young & Co.

     Mr. Klug joined Palomar Systems, Inc. in August 1992 and in April 1993 was elected a Corporate Vice President. Mr. Klug is responsible for the test segment of the capacitor equipment business unit. From 1988 to 1992, Mr. Klug was Vice President of Engineering for Symtek Systems, Inc., and between 1983 and 1988 he held senior management positions with Kulicke and Soffa Industries, Inc., including Senior Vice President of U.S. Operations and Vice President of Engineering.

     Mr. Kurdock joined ESI in February 1997 as Group Vice President and General Manager of Portland Operations. Prior to joining ESI, Mr. Kurdock served as Vice

President of the Surface Mount Division for Universal Instruments. He has also held senior operating positions with the Silicon Valley Group and Perkin Elmer.

     Mr. Rapp joined ESI in 1966 and has served in various capacities in engineering. In 1982 he became the Government Relations and Patent Manager. He served as Assistant Secretary from 1988 to 1991, and in January 1992 was elected Corporate Secretary and Legal Manager. In September 1995, Mr. Rapp was elected Vice President.

     Mr. Reinhart joined ESI in 1993 as Communications and Contracts Manager and was promoted to Director of Business Development in April 1995. He was elected a Vice President in September 1996. His experience includes finance, venture funding, mergers and acquisitions and administration in high-technology businesses.

     Mr. Rivlin, who joined ESI in 1994, was elected Vice President of Sales in February 1995. Prior to joining ESI, Mr. Rivlin was Vice President of Sales and Service for Solbourne Computer, and President and CEO of XRL, Inc. He has held other management positions at GenRad, Fairchild Camera and Instrument Corp., and Veeco Instruments, Inc.

     Mr. Swearingen joined ESI in November 1992 as Director of Laser Systems Business Unit and was elected Vice President in April 1993. From 1990 to 1991, Mr. Swearingen was President of Quantum Engineering, Inc., a project engineering firm, and from 1988 to 1990 he held a management position with Kulicke and Soffa Industries, Inc.

     Mr. Swenson joined ESI in 1961 as a project and applications engineer. In 1970, he initiated the manufacture of computer-controlled laser systems for trimming and scribing microcircuits. He became Manager of the Systems Business Unit in 1978, Vice President, Advanced Development in 1979, Vice President, Advanced Technology Division in 1985 and Senior Vice President, Advanced Technology Group in 1987.

     Mr. Bolender retired in 1991 from the position of President of the Electric Operations Group of PacifiCorp, a diversified public utility located in Portland, Oregon. Mr. Bolender is a Director of United States National Bank of Oregon, Benson Industries Incorporation, and Protocol Systems, Inc. He joined the Board of Directors in 1988 and in January 1992, Mr. Bolender became Chairman. Mr. Bolender is a member of the Audit Committee of the Board of Directors. Mr. Bolender's term expires in the year 2000.

     Keith L. Thomson, Vice President of Intel Corporation and Oregon Site Manager. Mr. Thomson joined Intel in 1969 and moved to the Intel, Oregon operation in 1978. Prior to that he worked for Lockhead Missiles and Space Corporation, and the Semiconductor Division of Fairchild Camera and Instruments. Mr. Thomson was elected to the Board of Directors in 1994 and is the Chairman of the Compensation Committee of the Board of Directors. Mr. Thomson's term expires in the year 2000.

     Larry L. Hansen retired in 1992 from the position of Executive Vice President of Tylan General Inc., a manufacturer of high technology components for industrial processes located in San Diego, California. Prior to December 1988 he was Executive Vice President and a Director of Varian Associates, Inc., an electronics manufacturer located in Palo Alto, California. Mr. Hansen is also a Director of Signal Technology Corp., and Micrel, Inc. Mr. Hansen joined the Board in 1986 and is a member of the Compensation Committee. Mr. Hansen's term expires in 1998.

     W. Arthur Porter, President of the Houston Advanced Research Center, Adjunct Professor of Electrical Engineering at Rice University. Dr. Porter is a Director of Stewart Information Services Corporation, and Medici Medical Group Inc. Dr. Porter, formerly Chairman of the Board of Directors, serves as Chairman of the Audit Committee of the Board of Directors. He joined the Board in 1980. Mr. Porter's term expires in 1998.

     Vernon B. Ryles, Jr., President and CEO of Poppers Supply Co., a manufacturer of popcorn snacks and jobber/distributor of recreational food and equipment. In addition, Mr. Ryles is on the Board of Directors of Northwest Pipe and Casing, a manufacturer of steel pipe. He is a Director and former Board Chairman of the National Association of Concessionaires and on the Advisory Council of the Oregon State University Agricultural Trade and Marketing Program. Mr. Ryles joined the Board in 1995 and is a member of the Compensation Committee. Mr. Ryles' term expires in 1999.

     Douglas C. Strain, Vice Chairman of the Board of Directors, formerly Chairman of the Board. Mr. Strain founded ESI and has been a Director since 1949. Mr. Strain is also a Director of Lattice Semiconductor Corporation. Mr. Strain is a member of the Audit Committee of the Board of Directors. Mr. Strain's term expires in 1999.

Beneficial Ownership of Principal ESI Shareholders and Management

     The following table, which, except as otherwise noted, was prepared on the basis of information furnished by the persons described, shows ownership of ESI's Common Stock as of May 31, 1997, by (i) each Director, (ii) each Executive Officer named in the summary Compensation Table, (iii) all Directors and Executive Officers as a group, and (iv) each beneficial owner of more than five percent of ESI's Common Stock.

                                                              Amount and Nature of            Approximate
Name of Beneficial Owner                                    Beneficial Ownership(1)               Percent
------------------------                                    -----------------------           -----------
David F. Bolender.....................................            52,141(2)                       *
Larry L. Hansen.......................................            10,237(3)                       *
Barry L. Harmon.......................................            32,949(4)                       *
Jonathan C. Howell....................................            24,345(5)                       *
Mark W. Klug..........................................            32,205(6)                       *
W. Arthur Porter......................................             7,750(7)                       *
Joseph Z. Rivlin......................................            15,401(8)                       *
Vernon B. Ryles, Jr...................................               250(3)                       *
Douglas C. Strain.....................................           168,513(9)(3)                 1.8%
Keith L. Thomson......................................               650(3)                       *
Donald R. VanLuvanee..................................            89,007(10)                      *
18 Directors and executive officers                              504,132(11)                   5.3%
as a group
J & W Seligman & Co., Incorporated....................         1,291,290(12)                  13.6%
  100 Park Avenue, New York, NY 10017
The Parnassus Fund....................................           600,000(13)                   6.3%
  One Market, Stewart Tower, Ste 1600
  San Francisco, CA 94105
EQSF Advisor Incorporated.............................           557,700(14)                   5.9%
  767 Third Ave, New York, NY 10017

------------------------

*    Less than 1 percent.
(1) Shares are held directly with sole investment and voting power unless otherwise indicated. Includes shares awarded as performance-based restricted stock and time-based restricted stock that are subject to forfeiture in certain circumstances.
(2) Includes 23,000 shares owned by Mr. Bolender's wife, as to which he disclaims beneficial ownership and includes 2,203 shares that are subject to stock options exercisable at May 31, 1997.
(3)  Includes 250 shares that are subject to stock options exercisable at May
     31, 1997.

                                       41

(4)  Includes 15,920 shares that are subject to stock options exercisable at May
     31, 1997.
(5)  Includes 11,812 shares that are subject to stock options exercisable at May
     31, 1997.
(6)  Includes 10,599 shares that are subject to stock options exercisable at May
     31, 1997.
(7)  Includes 7,750 shares that are subject to stock options exercisable at May
     31, 1997.
(8)  Includes 5,913 shares that are subject to stock options exercisable at May
     31, 1997 or exercisable within 60 days of May 31, 1997.
(9) Includes 14,297 shares owned by Mr. Strain's wife and 216 shares owned by Douglas C. Strain and Leila Cleo Strain Charitable Remainder Trust, as to which he disclaims beneficial ownership.
(10) Includes 64,484 shares that are subject to stock options exercisable at May
     31, 1997.
(11) Includes 165,147 shares that are subject to stock options exercisable at May 31, 1997 or exercisable within 60 days of May 31, 1997.
(12) Based solely on information provided as of February 13, 1997 in a Schedule
     13G filed by the shareholder.
(13) Based solely on information provided as of February 14, 1997 in a Schedule
     13G filed by the shareholder.
(14) Based solely on information provided as of February 13, 1997 in a Schedule
     13G filed by the shareholder.

ESI Executive Compensation

     The following table shows, as to the Chief Executive Officer and each of the next four most highly compensated executive officers of ESI, information concerning compensation paid for services to ESI in all capacities during the fiscal year ended May 31, 1997, as well as total compensation paid to each such individual for ESI's two previous fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year):

Summary Compensation Table

                                                                                    Long-Term Compensation
                                                      Annual Compensation      -------------------------------
                                        Fiscal     ------------------------    Restricted Stock      Options         All Other
Name & Principal Position                Year        Salary       Bonus (1)      Awards ($) (2)    Granted (#)   Compensation (3)
-------------------------               ------     --------       ---------    ----------------    -----------   ----------------
Donald R. VanLuvanee                     1997      $285,000             ---            $218,500          6,674        $     2,098
   Chief Executive Officer and           1996      $281,212        $235,001                 ---          5,681        $       950
   President                             1995      $243,892        $208,511                 ---         10,750        $   195,056(4)

Barry L. Harmon                          1997      $171,250             ---            $201,400          3,430        $    2,098
   Chief Financial Officer and           1996      $156,189        $107,633                 ---          3,974        $    2,022
   Sr. Vice President, Finance           1995      $141,636        $ 73,297                 ---          4,610        $    1,837

Mark W. Klug                             1997      $157,083             ---            $191,900          3,430        $    2,098
   Vice President                        1996      $150,233        $ 39,807                 ---          3,974        $    1,922
                                         1995      $142,677        $ 59,977                 ---          4,520        $    1,923

Joseph Z. Rivlin                         1997      $228,379(5)          ---            $ 28,500          3,430        $    2,098
   Vice President                        1996      $152,424        $ 27,394                 ---          3,974        $   10,437(6)
                                         1995      $  72,131       $ 50,058                 ---          9,840        $    3,817(7)

Jonathan C. Howell                       1997      $145,760             ---            $133,000          3,430        $    2,098
   Vice President                        1996      $128,881        $ 63,563                 ---          3,974        $    1,922
                                         1995      $102,536        $ 32,926                 ---          2,530        $    1,923

-----------------------

(1) As of August 31, 1997 bonuses for fiscal year 1997 performance had not yet been determined.

(2) Represents the closing market price of ESI's Common Stock on the date of grant multiplied by the number of shares awarded. Messrs. VanLuvanee, Harmon, Klug, Rivlin and Howell were awarded 11,500, 10,600, 10,100, 1,500, and 7,000

                                       42

     restricted shares in fiscal year 1997, respectively. Each award vested for 50% of the shares on April 12, 1997 and will vest for the balance of the shares on April 12, 1998 if the recipient remains an employee of ESI. At
     May 31, 1997, Messrs. VanLuvanee, Harmon, Klug, Rivlin and Howell held
     5,750, 5,300, 5,050, 750, and 3,500 unvested restricted shares, respectively, valued at $218,500, $201,400, $191,900, $28,500, and
     $133,000, respectively, based on the closing market price of ESI's Common
     Stock on May 31, 1997. Performance- based restricted stock awards are not shown above, but instead are reported in the Long-Term Incentive Plans table below.

(3) Except as otherwise indicated, represents 401K matching contributions made by ESI.

(4)  Includes $193,200 in moving and relocation expenses.

(5)  Includes $75,046 in commissions.

(6)  Includes $8,172 in relocation expenses.

(7) Includes $1,437 in relocation expenses.

ESI Options Table

     The following table sets forth details regarding stock options granted to the named executive officers in fiscal year 1997. In addition, there are shown the hypothetical gains or "option spreads" that would exist for the respective options, assuming rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                                                                              Potential Realizable
                                                                                                                  Value of Assumed
                                                                                                             Annual Rates of Stock
                                                                                                            Price Appreciation for
Option Grants in Last Fiscal Year                                                                                      Option Term
-----------------------------------------------------------------                                           ----------------------
                                                      % of Total
                                                       Options
                                                      Granted to        Exercise
                                      Options        Employees in        or Base      Expiration
Name                               Granted(1)(#)     Fiscal Year      Price ($/Sh)       Date           5%($)               10%($)
----                               -------------    -------------     ------------      ------        --------            --------
Donald R. VanLuvanee                   6,674              3%             $27.125       04/11/07       $113,850            $288,519
Barry L. Harmon                        3,430              1%             $27.125       04/11/07       $ 58,512            $148,280
Mark W. Klug                           3,430              1%             $27.125       04/11/07       $ 58,512            $148,280
Joseph Z. Rivlin                       3,430              1%             $27.125       04/11/07       $ 58,512            $148,280
Jonathan C. Howell                     3,430              1%             $27.125       04/11/07       $ 58,512            $148,280

-------------------

(1) All options become exercisable for 25 percent of the shares covered by the option on each of the first four anniversaries of the grant date. The grant date for each option shown in the table above was April 11, 1997. All options become fully exercisable upon termination of the Optionee's employment within one year after a "change in control" of ESI as defined in the Stock Option Plan. Unless the transaction is approved by the Board of Directors, a "change in control" generally includes (a) the acquisition by any person of 20 percent or more of ESI's Common Stock and (b) the election of a new majority of ESI's directors without the approval of the incumbent directors.

ESI Option Exercises and Fiscal Year-End Option Value Table

     The following table sets forth information with respect to the named executive officers concerning options exercised and the status of exercisable and unexercisable options held as of May 31, 1997.

                                    Options Exercised                                                Value of Unexercised
                                       During Year                Number of Unexercised              In-the-Money Options
                                   Ended May 31, 1997            Options at May 31, 1997                at May 31, 1997
                               ---------------------------      ----------------------------     -----------------------------
                                  Shares
                                 Acquired         Value
Name                           on Exercise    Realized ($)      Excisable      Unexercisable     Exercisable      Unexercisable
----                           -----------    ------------      ---------      -------------     -----------      -------------
Donald R. VanLuvanee               ---              0            64,484           22,551          $2,450,392         $856,938
Barry L. Harmon                    ---              0            15,920           11,530          $ 604,960          $438,140
Mark W. Klug                       ---              0            10,599           11,365          $ 402,762          $431,870
Joseph Z. Rivlin                   ---              0             4,426           11,639          $ 168,188          $442,282
Jonathan C. Howell                 ---              0            11,812            9,429          $ 448,818          $358,302


ESI Long Term Incentive Plans--Awards in Last Fiscal Year

     The following table sets forth information with respect to performance-based restricted stock awards made to named executive officers in fiscal year 1997.

                                                                                Performances or Other Period
Name                                                       Number of Shares    Until Maturation or Payout(1)
----                                                       ----------------    -----------------------------
Donald R. VanLuvanee.....................................       5,335                   3 to 5 Years
Barry L. Harmon..........................................       2,742                   3 to 5 Years
Mark W. Klug.............................................       2,742                   3 to 5 Years
Joseph Z. Rivlin.........................................       2,742                   3 to 5 Years
Jonathan C. Howell.......................................       2,742                   3 to 5 Years

-------------------

(1) The base price for these awards is $27.125 per share, the closing market price of ESI's Common stock on April 11, 1997, the date of grant. Awards are subject to forfeiture unless (i) the market price of the Common Stock increases at a rate in excess of 15% per year, compounded annually, over a minimum 3-year period following the grant as measured based on the average closing price of ESI's Common Stock during any one of the 8 fiscal quarters of ESI between June 1, 2000 and May 31, 2002, and (ii) the award recipient is employed by ESI at the time the performance measure is achieved.

Severance Agreements

     In July 1991, the Board of Directors of ESI approved ESI's entry into severance agreements with executive officers of ESI. These agreements generally provide for the payment upon the termination of the employee's employment by ESI without cause or by the employee for "good reason" (as defined in the severance agreement) within two years following a change of control of ESI of an amount equal to three times the employee's annual salary and three years continued coverage under life, accident and health plans. The benefit is capped as necessary to prevent any portion of the benefit from being subject to excise tax. Each employee is obligated under the severance agreement to remain in the employ of ESI for a period of 270 days following a

"potential change in control" (as defined in the severance agreements). All executive officers of ESI have executed severance agreements.

Performance Graph

[graphic line chart depicting indexed stock price performance]

Assumes that $100.00 was invested on May 31, 1992 in Electro Scientific Industries, Inc. (ESIO) Common Stock, the S&P 500 and the S&P High Tech Index, and that all dividends were reinvested.

                                        ESIO        Index         S&P 500       Index          S&P High Tech       Index
                                       -----       ------         -------       -----          -------------       -----
5/31/1992......................         3.50        100.0          413.35       100.0                 199.21       100.0
5/31/1993......................         9.50        271.4          450.19       108.4                 224.22       112.6
5/31/1994......................        10.50        300.0          465.50       112.1                 248.20       124.6
5/31/1995......................        24.38        696.6          533.40       128.4                 354.09       177.7
5/31/1996......................        26.50        757.1          669.12       161.1                 350.00       175.7
5/30/1997......................        38.00       1085.7          848.28       204.2                 653.99       328.3

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors makes recommendations to the Board regarding the general compensation policies for ESI, including salaries and incentives for executive officers. The Committee also has general authority to make option grants and other awards under ESI's 1989 Stock Option Plan and 1996 Stock Inventive Plan. The Committee is composed of three directors.

     The Compensation Committee's executive compensation recommendations and actions during the 1997 fiscal year were in three areas: (1) compensation adjustments for the chief executive and other executive officers of ESI; (2) the key employee cash incentive bonus program; and (3) the key employee long-term incentive program.

     The Compensation Committee policies for compensation of ongoing executive officers are designed to fairly compensate ESI's executives and to provide incentives for the officers to manage and operate ESI for long-term success. The Compensation Committee recommends, and the Board of Directors determines based on such recommendation, compensation for the Chief Executive Officer. The Compensation Committee also recommends compensation levels for the remaining executive officers of ESI based on the recommendations of the Chief Executive Officer.

     The total compensation of the executive officers takes into account several factors, including competitive compensation in the electronics industry, individual experience and performance, and the performance of ESI. The Committee does not assign a specific weight to these factors. ESI operates in marketplaces which are global, cyclical and subject to technology shifts. The Committee's evaluations of individual performance considers the leadership of each individual's contribution toward achieving ESI's corporate objectives. The objectives include: (1) adequate return on, and efficient use of, invested capital and (2) generating positive earnings throughout the entire range of business conditions.

     The methodology used in determining salary, cash incentive bonus and long-term incentive grants is as follows:

     Target compensation for each executive is set annually by the Compensation Committee. These targets are based on the results of periodic salary surveys of comparable-sized companies in the electronics industries conducted by ESI's independent compensation consultants and on the level of individual responsibility and job complexity. ESI's target is to pay executives at the mid-point based on the surveys.

     Base salaries are determined annually for each executive officer with reference to the target level for the individual. Salary increases are given when warranted by individual performance and when base salary levels are relatively low as compared to companies that compete with ESI for executive talent to keep base salaries competitive.

     The Chief Executive's base salary was $285,000 during the fiscal year, representing no change from the prior year and a level at approximately the mid-point of salary survey data. The Board conducted a performance review of the President and CEO at its July 1997 meeting, concluding that performance was very favorable.

     Cash incentives in the form of cash bonuses are paid at the discretion of the Compensation Committee to executive officers who the Committee determines have made substantial contributions to the profits of ESI in the preceding fiscal year. At the beginning of each fiscal year, the Board of Directors approves the business plan for the year, including sales and pre-tax profit goals. At the same time, the Board of Directors approves a target bonus percentage for executive officers if the established goals are met. If the goals are met, the Compensation Committee determines, on an individual basis, the extent to which the officer will be awarded the target bonus. Factors considered include individual performance, responsibility and contribution to profits. ESI met the goals set for fiscal year 1997 and expects to pay bonuses to officers.

     ESI has historically used stock options to reward senior management and to link executive compensation to shareholder interests reflected in increases in share value. In April 1996, ESI decided to expand the stock incentive program to include performance-based restricted stock grants as well as stock options, subject to shareholder approval of the new 1996 Stock Incentive Plan which was obtained on September 20, 1996. By using a combination of annual options and restricted stock awards, ESI intends to provide a potential level of incentive compensation to executive officers equal to approximately 90% of competitive levels as determined by ESI's compensation consultant, without excessive shareholder dilution. In determining the size of option grants and restricted stock awards, the Compensation Committee takes into account the executive's position and job responsibilities. All options are granted at an exercise price equal to the fair market value of the shares on the date of grant, and vest in 25 percent annual increments during the four-year period following the date of grant. The number of options granted to executive officers in fiscal year 1997 was 35,590 including 6,674 to Donald R. VanLuvanee. The number of shares of performance-based restricted stock granted to executive officers in fiscal year 1997, subject to shareholder approval, was 28,451 including 5,335 to Mr. VanLuvanee.

     During fiscal year 1997, ESI also made restricted stock awards to executive officers that vest based solely on continued employment with ESI.

These awards were made to make up for prior years in which long-term incentive compensation award levels were significantly below competitive levels. ESI has no plan to make additional time-based restricted stock awards to executive officers.

     Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that ESI may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by ESI do not exceed this limit. Substantially all of the options granted under ESI's 1989 Stock Option Plan have been Incentive Stock Options. ESI receives no tax deduction from the exercise of an Incentive Stock Option unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, the $1,000,000 cap on deductibility applies to compensation recognized by an optionee upon such an early disposition, as well as compensation recognized upon the exercise of a Nonstatutory Stock Option, unless the option meets certain requirements. It is ESI's policy generally to grant options that meet the requirements of the IRS regulations so that any such compensation recognized by an optionee will be fully deductible. The Committee believes that the grant of Incentive Stock Options, despite the general nondeductibility, benefits ESI by encouraging the long-term ownership of Company stock by officers and other employees. Performance-based restricted stock awards are also intended to be granted in compliance with the IRS regulations so that any compensation recognized on vesting of such awards will be fully deductible.

By the Compensation Committee: Keith L. Thomson, Chairman; Larry L. Hansen, and Vernon B. Ryles, Jr.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee consists of Directors Keith L. Thomson, Larry L. Hansen, and Vernon B. Ryles, Jr. No Compensation Committee member is or has been an employee of ESI.


              ESI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Three Months Ended August 31, 1997 Compared to Three Months Ended August 31,
1996

     Revenue of $48.4 million for the quarter ended August 31, 1997 was 33.7% or $12.2 million higher as compared to the same quarter of the prior year, and was 4.7% or $2.2 million higher than that in the prior quarter. The increase in revenues was due to higher demand for semiconductor yield improvement and electronic packaging equipment, coupled with an improved market for capacitor test and termination equipment.

     Gross margin for the three months ended August 31, 1997 decreased to 56.0% from 57.2% for the same period of the prior year. Increased margins for semiconductor yield improvement and capacitor test and termination equipment were more than offset by a decline in margin for circuit fine tuning products and lower margin Dynamotion products.

     Selling, service and administrative expenses were $3.0 million higher for the three months ended August 31, 1997 than for the first quarter of the prior year. The increase is due to higher selling commissions associated with increased sales volumes and higher incentive compensation accruals. Selling service and administrative expenses, as a percentage of sales, decreased to 25.3% from 25.5%.

     Research, development and engineering expenses for the quarter ended August 31, 1997 increased by $0.7 million as compared to the same quarter of the prior year. Research, development and engineering expenses, as a percentage of sales, decreased to 10.4% from 12.0% for the first quarter of fiscal 1997. The comparison between current year and prior year does not include the acquired in-process research and development charge incurred in connection with the purchase price allocation of Dynamotion, Corp. In connection with the purchase price allocation, an analysis of the fair value of the intangible assets acquired indicated that substantially all of the acquired intangible assets consisted of research and development projects in process. The development of these projects had not reached technological feasibility and the technology has no alternative future use. In accordance with generally accepted accounting principles, the acquired in-process research and development was charged to expense during the quarter ended August 31, 1997. ESI currently believes that the research and development efforts will result in commercially feasible products in the next 24 months at an estimated additional cost of $2 million.

     Net income for the quarter ended August 31, 1997, excluding $11.1 million in transaction costs associated with the acquisitions of Dynamotion, Corp. and Chip Star, Inc, was $6.7 million or $0.68 per share compared to $4.6 million or $0.49 per share for the same period of the prior year. Including acquired in-process research and development and merger related expenses, a net loss of $(3.9) million or $(0.39) per share was recorded.

     Ending backlog on August 1, 1997 was $30 million, compared to $25 million on May 31, 1997. Customer demand in each of ESI's served markets is strong and the products introduced over the last year continue to represent a growing percentage of sales.

Fiscal Year Ended May 31, 1997 Compared to Fiscal Year Ended May 31, 1996

     Revenue for fiscal 1997 was $160.1 million, which was 3.7% or $6.2 million lower than for fiscal 1996. The decline was due to lower shipments of capacitor production equipment during the first half of fiscal 1997, as customers absorbed capacity added in the prior year, and lower sales of circuit fine tuning laser systems throughout the year. These declines were partially offset by an increase in laser-based electronics packaging from $4.8 to $10.8 million and smaller increases in the sales of semiconductor memory yield improvement and vision systems.

     Gross margin of 54.4% for the year ended May 31, 1997, was slightly below the 54.8% gross margin for fiscal 1996. The sales decline in capacitor production equipment was the most significant factor causing the decrease in margin. Increased sales of higher margin semiconductor yield improvement systems, electronic packaging equipment and machine vision systems positively affected gross margin.

     Selling, service and administrative expenses were $2.6 million lower for the year ended May 31, 1997. The decrease is a result of lower selling commissions associated with decreased sales volumes and lower incentive compensation. Selling, service and administrative expenses decreased as a percentage of sales to 24.3% from 25.0% from year to year.

     Research, development and engineering expenses for the year ended May 31, 1997 were $0.3 million higher than the prior year. Research, development and engineering expenses increased as a percentage of sales to 10.6% for 1997 from 10.1% for the prior year. The comparison between spending of the current year and the prior year does not include the acquired in-process research and development charge of $6.0 million incurred in connection with the purchase price allocation of XRL, Inc in fiscal 1996.

     The effective tax rate of 34.6% for the year ended May 31, 1997 decreased from 36.7% as a result of an increased benefit recognized on foreign sales.

     Net income for the year ended May 31, 1997 was $21.3 million or $2.27 per share compared to $17.3 million or $1.86 per share for the same period of the prior year.

Fiscal Year Ended May 31, 1996 Compared to Fiscal Year Ended May 31, 1995

     Net sales increased 47.3% or $53.4 million. The increasing electronics content, complexity and decreasing size of consumer communication devices, automotive components and computers is directly related to the increased demand for ESI's products. Sales of semiconductor yield improvement systems more than doubled. The acquisition of XRL, Inc. in July 1995 contributed $18.9 million toward the increase in semiconductor yield improvement sales. Increased volume and a more favorable product mix of capacitor manufacturing products and circuit fine tuning systems also contributed significantly to the revenue growth. ESI's emerging electronic packaging business reported modest growth.

     Gross margin increased from 52.8% for fiscal 1995 to 54.8% as a result of increased volume of semiconductor yield improvement equipment sold, increased sales of higher margin circuit fine tuning systems, and productivity improvements in the capacitor carrier plate manufacturing process.

     Selling, service and administrative expenses decreased as a percentage of sales to 25.0% from 25.8% for fiscal 1996 compared to the same period of the prior year. Selling, service and administrative expenses increased $12.5 million compared to the prior year as a result of higher selling commissions, travel associated with increased sales levels, salaries and employee incentive compensation.

     Research, development and engineering expenses increased $3.3 million for the year ended May 31, 1996 compared to the prior year. Increased product development efforts resulted in additional project material costs and compensation related to new hires. Engineering costs associated with XRL also contributed to the increase. Research, development and engineering expenses declined as a percentage of sales to 10.1% for fiscal 1996 from 11.9% for the prior year as sales grew faster than spending increases.

     The acquired in-process research and development expense of $6.0 million occurred in connection with the purchase price allocation of XRL, Inc. An analysis of the fair value of intangible assets acquired indicated that substantially all of the acquired intangible assets consisted of research and development in process. In accordance with generally accepted accounting principles, the acquired in-process research and development was expensed during the first quarter ended August 31, 1995.

     The effective tax rate of 36.7% for the year ended May 31, 1996 increased from 30.1% for the prior year as a result of utilizing tax loss and credit carryovers in fiscal 1995.

     Net income for the year ended May 31, 1996 was $17.3 million or $1.86 per share compared to $12.2 million or $1.49 per share for the prior year. Net income per share, excluding the effect of the acquired in-process research and development charge of $6.0 million, was $2.27 in fiscal 1996, a 52.3% increase over the prior year.

Financial Condition and Liquidity

     ESI's principal sources of liquidity are existing cash and cash equivalents and marketable debt securities of $44.6 million, accounts receivable of $49.9 million, and a $7.0 million line of credit, none of which was outstanding at August 31, 1997. ESI has no debt and a current ratio of 7.0:1. Working capital increased to $117.6 million at August 31, 1997, from $116.6 million at May 31, 1997. Inventory increased by $6.1 million from the May 31, 1997 level due to inventories acquired in the purchase of Dynamotion, Corp.

     At May 31, 1997 ESI had cash, cash equivalents and marketable debt securities of $45.7 million, accounts receivable of $50.9 million, and a $7.0 million line of credit, none of which was outstanding at May 31, 1997. ESI had no debt and a current ratio of 8.4:1 as of May 31, 1997. Working capital increased to $116.6 million at May 31, 1997, from $94.4 million at May 31, 1996. Accounts receivable increased as product payment terms are longer for the recently introduced models 9300, 5100 and 3300. Current liabilities decreased from May 31, 1996 due to acceleration of income tax payments and reduced incentive compensation accruals.

     In June 1997, ESI closed two mergers, Dynamotion / ATI Corp. and Chip Star, Inc. Both of these companies operate from a single location in Southern California and develop and sell capital equipment that is complementary to existing ESI markets and customers. Refer to Business Environment in the Notes to Consolidated Financial Statements for additional information.

     The total consideration for both mergers was 1,047,000 shares of ESI stock. In addition, Dynamotion debt liabilities of approximately $11.0 million were liquidated immediately after the merger was closed with ESI's existing resources. Debt liabilities are not expected to be used to finance future Dynamotion working capital requirements.

     Production capacity for these acquired businesses is expected to be satisfied from existing facilities, which are leased, or their replacement.

     In connection with ESI's Portland based operations, ESI is undertaking renovations to improve space utilization and may consider the lease or purchase of additional facilities to satisfy growth potential. The fiscal 1998 capital expenditures are expected to increase approximately 50.0% over the level incurred during the past three years due to these renovations and will be satisfied with existing cash resources. ESI may acquire or invest in other complementary businesses, product lines or technologies. These acquisitions or investments may require additional debt or equity capital to fund such activities.

     A summary of cash flow activities is as follows (in thousands):

                                                   1997              1996             1995
                                                ------------------------------------------
Cash flows provided by (used in):

         Operating activities                   $10,110           $11,815          $   511

         Investing activities 1                 (13,705)           (5,017)         (21,537)

         Financing activities 2                   1,796             1,246           24,324
                                                ------------------------------------------

Increase (decrease) in cash
 and cash equivalents 3                         $(1,799)          $ 8,044          $ 3,298
                                                ==========================================

1 Reflects the net purchase of $9.5 million, $1.1 million, and $17.0 million in marketable debt securities during fiscal 1997, 1996, and 1995, respectively.

2    Reflects net proceeds from stock offering in fiscal 1995.

3 Total cash and securities increased from $38.0 million on May 31, 1996 to $45.7 million on May 31, 1997.

     Operating Activities: Operating activities provided $10.1 million in cash. The increase in trade receivables of $11.6 million is due to longer product payment terms for the recently introduced models 9300, 5100 and 3300. Collection of receivables in June 1997 reduced this balance by approximately $10.0 million. The decrease in accrued liabilities of $4.1 million is a function of lower incentive compensation and an acceleration of income tax payments.

     Investing Activities: Net cash of $13.7 million was used in investing activities. ESI made purchases in the amount of $3.5 million to upgrade computing resources and improve manufacturing capabilities by investing in equipment that will decrease costs and improve quality. In addition, net purchases of highly liquid marketable debt securities utilized $9.5 million.

     Financing Activities: Net cash of $1.8 million was generated from financing activities in the form of stock option exercises and the related tax benefit.

Factors That May Affect Future Results

     ESI's business depends in large part upon the capital expenditures of manufacturers of electronic devices, including miniature capacitors, semiconductor memory devices and circuits used in wireless telecommunications equipment, including pagers and cellular phones, automotive electronics and computers. The markets for products manufactured by ESI's customers are cyclical and have historically experienced periodic downturns, which often have had a negative effect on the demand for capital equipment such as that sold by ESI. Several large, multinational electronics companies constituted 47.1% of ESI's fiscal 1997 sales and therefore, the loss of any of these customers would be significant.

     The market for ESI's products is characterized by rapidly changing technology and evolving industry standards. ESI believes that its future success will depend on its ability to develop and manufacture new products and product enhancements and to introduce them successfully into the market. Failure to do so in a timely fashion could harm ESI's competitive position. The announcements or introductions of new products by ESI or its competitors may adversely affect ESI's operating results, since these announcements may cause customers to defer or forego ordering products from ESI's existing product lines.

     International shipments accounted for 71.0% of sales for fiscal 1997 compared to 66.9% of sales for fiscal 1996. International shipments accounted for 55% of first quarter sales for fiscal 1998 compared to 70% for the first quarter of fiscal 1997. ESI expects that international shipments will continue to represent a majority of net sales in the future. As a result, a significant portion of ESI's net sales will be subject to certain risks, including changes in demand resulting from fluctuations in interest and currency exchange rates, as well as factors such as government financed competition, changes in trade policies, tariff regulations, difficulties in obtaining US export licenses and the difficulties of staffing and managing foreign operations.

     Most of ESI's sales are transacted in dollars and ESI's products are made in the United States. Many Japanese customers pay in yen; therefore, ESI hedges these sales transactions to mitigate currency risks. The European and Asian sales subsidiaries' operating expenses are denominated in their respective local currencies. These transactions represent approximately 15.6% of fiscal 1997 consolidated operating expenses, and 8.5% of total operating expenses for the first quarter of fiscal 1998, and are equally split between Europe and Asia. Changes in the value of the local currency, as measured in US dollars, will commensurably increase or decrease operating expenses.

     ESI believes that it has the product offerings and resources needed for continuing success; however, future revenue and margin trends cannot be reliably predicted and may cause ESI to adjust its operations. Factors external to ESI can result in volatility of ESI's common stock price. Because of the foregoing factors, recent trends should not be considered reliable indicators of future stock prices or financial results.

     Information in the Management Discussion and Analysis regarding expectations for future product demand, customers, international shipments and future product offerings and resources constitute forward-looking statements that involve a number of risks and uncertainties. In addition, ESI may from time to time issue other forward-looking statements. The following factors are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the electronics industry, including the cyclical nature of the market for ESI's products; rapidly changing technology and evolving industry standards; availability and continued validity of intellectual property protection; competitive factors, including increased competition, new product offerings by competitors and price pressures; availability of supplies from third party suppliers on a timely basis and at reasonable prices; and international business conditions, including fluctuations in interest and currency exchange rates, government financed competition, changes in trade policies, tariff regulations, and the difficulties of staffing and managing foreign operations. The forward-looking statements should be considered in light of these factors.


                        DESCRIPTION OF ESI CAPITAL STOCK

     The authorized capital stock of ESI consists of 40,000,000 shares of Common Stock, without par value, and 1,000,000 shares of No Par Serial Preferred Stock.

Common Stock

     Holders of Common Stock are entitled to one vote per share on any matter submitted to the stockholders and do not have cumulative voting rights. The Common Stock is not redeemable or convertible and the stockholders do not have any preemptive right to purchase any securities to ESI. Subject to the rights of any holders of Preferred Stock, the holders of Common Stock are entitled to receive dividends as and when declared by the Board of Directors of ESI out of funds legally available therefor and to share pro rate in any distribution to stockholders. Upon dissolution or liquidation of ESI, subject to the rights of the holders of any shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably all of the assets legally available for distribution to stockholders. All outstanding shares of Common Stock are fully paid and nonassessable.

     ESI's Third Restated Articles of Incorporation (the "Articles of Incorporation") require the affirmative vote of 66 2/3 percent of the shares entitled to vote thereon in connection with the removal of any Director of ESI without cause or any amendment to the Articles of Incorporation relating to such requirement. ESI's Articles of Incorporation also require, in certain cases, the affirmative vote of 66 2/3 percent of ESI's voting stock to approve a Business Transaction between ESI (or a company controlled by or under common control with ESI) and any person who owns 25 percent or more of ESI's voting stock (a "Related Person") or any Business Transaction in which a Related Person has an interest (except proportionately as a stockholder of ESI). for this purpose, a Business Transaction is defined to include mergers, acquisitions, or sales of 15 percent or more of the assets of ESI, and other similar arrangements. The provision is not applicable if the proposed transaction is approved by a majority of ESI's Continuing Directors (defined as the Board of Directors as of August 22, 1983 and certain future Board members) or if the consideration to be received by ESI's stockholders is not less than the highest purchase price paid for other shares acquired by the Related Person in the previous two years. These provisions of the Articles of Incorporation may not be amended, altered, changed, or repealed except by the affirmative vote of at least 66 2/3 percent of ESI's voting stock.

Preferred Stock

     No shares of Preferred Stock are outstanding. Such shares may be issued from time to time at the discretion of the Board of Directors, without stockholder approval. The Board of Directors is authorized to issue such shares in different series and, with respect to each series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidating preferences, and such other rights and privileges not in conflict with ESI's Articles of Incorporation and any qualifications, limitations, or restrictions on such shares. The Board of Directors authorized Series A No Par Preferred Stock in connection with the adoption of a Shareholder Rights Agreement, as described below.

Rights Agreement

     On May 12, 1989, the Board of Directors of ESI declared a dividend of one Right for each outstanding share of ESI's Common Stock to shareholders of record at the close of business on June 23, 1989. Each Right entitles the registered holder to purchase from ESI one one-hundredth of a share of Series A No Par Preferred Stock (the "Preferred Stock") at a Purchase Price of $55, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between ESI and United States National Bank of Oregon, as Rights Agent.

     Initially, the Rights will be attached to the certificates representing outstanding shares of Common Stock, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire from shareholders, beneficial ownership of 20 percent or more of the outstanding Common Stock (the "Stock Acquisition Date"), (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20 percent or more of such outstanding shares of Common Stock, or (iii) 10 business days after the Board of Directors of ESI shall declare any person to be an Adverse Person, upon a determination that such person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of Common Stock which the Board of Directors determines to be substantial (which amount shall be more than 10% of the shares of Common Stock then outstanding) and a determination by at least a majority of the Board of Directors who are not officers of ESI, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, that (a) such beneficial ownership by such person is intended to cause ESI to repurchase the Common Stock beneficially owned by such person or to cause pressure on ESI to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of ESI and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of ESI's ability to maintain its competitive position) on the business or prospects of ESI.

     Until the Distribution Date, (i) the Rights will be evidenced by and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after June 23, 1989 will contain a legend incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on May 12, 1999, unless earlier redeemed by ESI as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution. Date, and thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date or issued upon exercise or conversion of rights, warrants, options or convertible securities issued prior to the Distribution Date will be issued with Rights.

     In the event that (i) the Board of Directors determines that a person is an Adverse Person or (ii) any person acquires more than 20 percent of the Common Stock (except pursuant to a tender offer or exchange offer approved by a majority of the Continuing Directors of ESI as in the best interests of shareholders), each holder of a Right shall thereafter have the right to receive, upon exercise, shares of Common Stock of ESI (or, in certain circumstances, cash, property or other securities of ESI) having a value equal to two times the exercise price of the Right. However, Rights are not exercisable following the occurrence of the event set forth in (ii) above until such time as the Rights are no longer redeemable by ESI as set forth below. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person will be null and void.

     For example, at an exercise price of $55 per Right, each Right not owned by the Acquiring Person or Adverse Person (or by certain related parties or transferees) following the event set forth in the preceding paragraph would entitle its holder to purchase $110 worth of Common Stock (or other consideration, as noted above) for $55. Assuming that the Common Stock had a per share value of $13.75 at such time, the holder of each valid Right would be entitled to purchase 8 shares of Common Stock for $55.

     In the event that, at any time following the Stock Acquisition Date, (i) ESI is acquired in a merger or other business combination transaction in which ESI is not the surviving corporation or in which the Common Stock is exchanged for stock or other securities or property (other than a merger which follows a tender offer or exchange offer approved by the Continuing Directors as described in the second preceding paragraph), or (ii) 50 percent or more of ESI's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

     The Purchase Price payable, and the number of one one-hundredths of a share of Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock or the Common Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, (iii) if holders of Common Stock are granted certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price of the Common Stock, or (iv) upon the distribution to holders of Preferred Stock or Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price or the number of shares of Preferred Stock issuable upon exercise of a Right will be required until cumulative adjustments would require an increase or decrease of at least 1 percent. No fractional shares of Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

     At any time until a determination that any person is an Adverse Person or 10 days following the Stock Acquisition Date, ESI may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Immediately upon the action of the Board of Directors, with the concurrence of the Continuing Directors, ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

     The term "Continuing Director" means a director who either was a member of the Board of Directors of ESI immediately prior to the date of the Rights Agreement or who subsequently became a director of ESI and whose election, or nomination for election by ESI's shareholders, was approved by a vote of a majority of the Continuing Directors.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of ESI, including, without limitation, the right to vote or to receive. dividends. While the distribution of the Rights will not be taxable to shareholders or to ESI, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of ESI or for common stock of the acquiring company as set forth above.

     The Preferred Stock will be non-redeemable and will rank on a parity in respect of the preference as to dividends an the distribution of assets with all other classes or series of ESI's preferred stock. Each share of Preferred Stock will be entitled to an aggregate of 100 times the cash and non-cash (payable in kind) dividends-and distributions (other than dividends and distributions payable in Common Stock) declared on ESI's Common Stock. In the event of liquidation, the holders of Preferred Stock will be entitled to receive a liquidation payment in an amount equal to 100 times the payment made per share of Common Stock, plus an amount equal to declared and unpaid dividends and distributions thereon. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The dividend and liquidation rights of the Preferred Stock are protected by antidilution provisions. Except as otherwise provided by law, the Preferred Stock is not entitled to vote on matters submitted to the shareholders.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors with the concurrence of the Continuing Directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board with the concurrence of the Continuing Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made at such time as the Rights are not redeemable.

     As long as the Rights are attached to the Common Stock, ESI will issue one Right with each share of Common Stock that becomes outstanding on or after June 23, 1989 so that all shares of Common Stock will have attached Rights.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire ESI on terms not approved by the Board of Directors unless the offer is conditioned on a substantial number of Rights being acquired. Thus, the Rights are intended to encourage persons who may seek to acquire control of ESI to initiate such an acquisition through negotiations with the Board of Directors. However, the effect of the Rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in the equity securities of, or seeking to obtain control of, ESI. To the extent any potential acquirers are deterred by the Rights, the Rights may have the effect of preserving incumbent management in office. The Rights should not interfere with any merger or other business combination approved by the Board of Directors, with the concurrence of a majority of the continuing Directors, since the Rights may be redeemed for $.0l per Right by the Board of Directors, with the concurrence of the Continuing Directors, in the circumstances described above.

                           INFORMATION CONCERNING AISI

Business

     AISI was incorporated on November 12, 1975 and adopted the name Applied Intelligent Systems, Inc. on May 28, 1982. AISI provides machine vision solutions for automated process control and visual inspection. AISI uses innovative technology and aggressive customer support to provide solutions which replace the human eye on the factory floor. Today, AISI products are primarily used in the semiconductor and electronics industries to assemble computer chips and electronic printed circuit boards. Machine vision has become the technique of choice in today's advanced industries, to meet the demands for increased standards of reliability and accuracy.

     AISI technology provides a low cost computer architecture, easy-to-use software development tools, and powerful application software which emulate the human thought process. AISI produces computer vision systems capable of making intelligent decisions in response to changing situations machine vision that goes beyond simple "seeing" to actual understanding. AISI's vision computers are configurable with a chain of multiple computer processors working simultaneously. Neural network software uses this increased capability to perform billions of simple calculations per second, analyzing an image as if the vision system were a human brain.

Products

     A machine vision system is a computer-based digital image processing and analysis machine that replaces human vision in industrial applications where human vision is inadequate due to speed, resolution or fatigue factors or the inability to resolve and communicate the position or condition of an object to a robot or other computer system in real time.

     A machine vision system consists of image analysis software and high-speed computer hardware to run the software in real time. When connected to a video camera, the vision system interprets the video image and provides information about objects in that image.

     Machine vision systems are widely used in the manufacturing of semiconductor components and electronic printed circuit boards. Growth in the machine vision market is driven by the trends in the semiconductor and electronics market and improvements in machine vision technologies which has resulted in increased penetration in these markets.

Markets

     The worldwide semiconductor industry is large and growing. The increase in demand is driven by growth in traditional markets for semiconductors such as computers, networking, telecommunications and other advanced electronics applications, the proliferation of semiconductor devices into new products and markets such as cellular telephones, pagers, automobiles, medical products, household appliances and other consumer products, and the rise in semiconductor content in electronic products due, primarily, to the transition from analog to digital equipment.

     Strong semiconductor demand requires semiconductor manufacturers to increase substantially their investment in plant and equipment. Today, a typical fabrication plant costs in excess of $1 billion to construct, with more than two-thirds of the cost allocated to equipment. In a typical fabrication plant of the 1980's, the cost of equipment represented approximately 50% of the total facility cost, but this percentage has risen as the complexity of the average device has increased. This complexity has been driven by the customers of semiconductor manufacturers who demand integrated circuits that perform more complex tasks, run faster, generate less heat and consume less power, while also being both smaller and less expensive.

Technology

     In order to incorporate more complex functionality into a smaller package, to improve performance (which is affected by the distance signals travel through the circuitry) and to control power consumption and heat production, manufacturers are forced to use smaller and smaller device features. A decade ago, integrated circuits generally had feature sizes of three microns or more. Today's more complex integrated circuits may have line geometries and feature sizes of less than 0.5 microns, and devices which will require geometries of less than 0.25 microns are under development. To package these newer devices, assembly equipment must be able to handle smaller, more complex packages with higher pin counts or leads. As feature sizes shrink and device densities increase, huge demands are placed on the semiconductor equipment manufacturers.

     This move toward devices that are denser and more complex has allowed machine vision to emerge as a critical technology in the manufacture of semiconductors. Machine vision enables semiconductor manufacturers to achieve the precision necessary to produce these devices while increasing equipment speed and lowering error rates. Machine vision pervades the manufacturing process from wafer production through integrated circuit packaging, and is used to control steppers, probers, dicers, die bonders, wire bonders and packaging equipment.

     The electronics assembly equipment market is growing. This growth is driven primarily by the increased demand for consumer electronics, automotive and telecommunication products which require increasingly sophisticated electronic assembly techniques. Improvements in integrated circuit design and fabrication have increased the complexity of individual components and have facilitated significant changes in the methods of making interconnections between components and circuit boards. For example, for surface mounted devices with leads, as the number of leads increases and the spacing between leads is reduced, the device becomes more fragile and placement becomes more difficult. Machine vision allows electronics manufacturers to deal with these obstacles while increasing production speeds and quality. Electronics assembly equipment manufacturers are currently using machine vision in the following process steps: bare board inspection, solder paste screening, solder inspection, glue dispensing, device placement and post solder inspection.

     Today, semiconductor and electronics manufacturers are seeking to increase productivity by improving speed, accuracy and quality, while reducing plant, equipment and labor costs. In response to these pressures and the increasing complexity of manufactured products, manufacturers are beginning to merge discrete assembly steps, incorporate in-line inspection and embedded process control, generate statistical information for process control, overlap electrical and mechanical assembly, add flexibility required for shorter life-cycles, and provide more precision than can be afforded by mechanical components.

     In response to these manufacturing requirements, machine vision suppliers are required to deliver systems that provide faster application speeds, process larger images, deliver more accuracy and robustness and provide capabilities for defect detection and analysis. Higher vision application speeds require faster vision algorithms or computers. Compounding the problem, however, is the ongoing trend toward larger image sizes. Over the last decade, image sizes have grown from 128 x 128 pixels, through 256 x 256, to the current standard of 512 x 512 pixels per image. Each doubling of the image size requires four times the computer speed to do the same job, because the number of pixels quadruples. Higher quality requires more accuracy and robustness. More accuracy and robustness can only come from improved software algorithms or processing more pixels within a given field of view. Recognizing errors, or defect detection and analysis, is a very difficult problem in machine vision. Size differences, shape differences, feature relationship differences, texture differences and missing or additional material in the image, may all be considered defects. Vision systems must employ sophisticated hardware and software approaches to meet these challenges.

     AISI's solutions to the demands of the semiconductor and electronics industries are based on a proprietary hardware architecture and an intelligent software approach. AISI's proprietary hardware architecture utilizes massively parallel processing with many processing elements, greatly increasing processing speeds. AISI manufactures linear, Single Instruction, Multiple Data (SIMD) massively parallel computers, which may provide a dedicated computer processing element for every column of pixels in an image. This architecture was designed to be the best trade-off between cost and performance for processing images. AISI's software approach is based upon high level cognitive functions, such as neural networks, mathematical morphology and fuzzy logic, which are designed to emulate human-like, feature-based processing. AISI's proprietary hardware architecture and intelligent software approach provide the AISI system with the flexibility to address the varying challenges confronted by machine vision suppliers.

     Higher vision application speeds are often realized if accuracy of alignment is increased or computers become faster. High alignment accuracy is achieved with AISI's proprietary pattern recognition software ("Vector Correlation") and its improved automated pattern teaching algorithm, insuring that the selected pattern is unique within the image. AISI believes that its Vector Correlation algorithm can be up to twice as accurate in production as typical template matching algorithms, with accuracies being largely maintained even as the quality of the subject images degrades. AISI utilizes a unique, massively parallel processor (MPP) architecture, because faster CPUs alone do not solve problems presented by large amounts of data generated by machine vision applications. The MPP's ability to simultaneously process a large number of data provides an inherent speed benefit over comparable serial processing systems.

     Larger image sizes can be processed by AISI's MPP architecture which is scalable and can be expanded as image sizes increase. Each time an image doubles in size, AISI's array of processing elements can be doubled resulting in higher throughput than serial processing.

     AISI's products provide accuracy and robustness through Vector Correlation and supporting algorithms. Vector Correlation is independent of both lighting levels and shading, and it is more robust than other known algorithms as the object becomes occluded and the background becomes more complex. Algorithms may include fuzzy logic to extend robustness by allowing a defined amount of ambiguity to enter into the algorithm.

     AISI's software and hardware are optimized for the detection of defects. Defect detection is best done by mathematical morphology. Although mathematical morphology is too memory access intensive to be effective on a serial vision computer, AISI's unique MPP morphology is well suited to this task and is the result of a search for hardware that optimizes morphology. Defect analysis goes beyond defect detection and is the determination of the cause and impact of errors introduced in production. AISI provides defect analysis by using intelligent neural networks to analyze image features instead of pixels. This is the way a human would examine an image. Features might be damaged but yet fully recognizable by a neural network or a human. Neural networks are powerful tools for analyzing defects, but they require powerful computer hardware, such as AISI's MPP.

Strategy

     AISI has worked closely with its customers in developing new capabilities for machine image recognition. AISI's strategy has been to develop standard hardware and software products which are integrated by customers into their industrial environment. AISI's approach is to make available the entire software development environment, enabling customers to design and refine applications of their own. AISI's commitment to quality support and training has resulted in long-term relationships with several of the world's leading semiconductor and electronic devices manufacturers and equipment suppliers.

     AISI markets its products through direct sales, sales representatives, and value added resellers in North America, Europe, and Asia. Significant customers include: Motorola, Intel, Universal Instruments, and Kulicke & Soffa in the United States; Siemens in Germany; Philips N.V. in Holland; Canon, Sanyo Silicon, Toshiba, Japan-EM and Ishikawajima-Harima Heavy Industries in Japan; Samsung and Haitai Electronics in Korea; and Motorola plants in Malaysia, Taiwan, Hong Kong and the Philippines.

         AISI MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS

     Results of Operations. The following table sets forth certain financial data as a percentage of revenues for the periods indicated:


                                                                                            Nine Months Ended
                                                                                              September 30,
                                                    Year Ended December 31,                    (unaudited)
                                              -----------------------------------          --------------------
                                               1994           1995           1996           1996           1997
                                              -----          -----          -----          -----          -----
Sales .................................       100.0%         100.0%         100.0%         100.0%         100.0%

Cost of vision system sales............        36.1           44.1           59.9           50.6           44.1
                                              -----          -----          -----          -----          -----
Gross profit ..........................        63.9           55.9           40.1           49.4           55.9
                                              -----          -----          -----          -----          -----
Operating expenses:
Selling, general and
administrative expenses ...............        27.2           20.9           24.9           23.5           16.6
Research, development and
engineering expenses ..................        27.0           20.0           30.5           28.3           21.7
                                              -----          -----          -----          -----          -----
Total operating expenses ..............        54.2           40.9           55.4           51.8           38.3
                                              -----          -----          -----          -----          -----
Operating income (loss) ...............         9.7           15.0          (15.3)          (2.4)          17.6
Interest Income .......................         0.1            0.1            0.7            0.6            0.4
Interest Expense ......................        (0.5)          (0.3)          (0.1)          (0.1)          (0.1)
Other income (expense) ................         1.5           (0.2)          (4.1)           0.0            0.0
                                              -----          -----          -----          -----          -----
Income (loss) before provision for
 income taxes .........................        10.8           14.6          (18.8)          (1.9)          17.9
Provision for income taxes ............         0.6            1.9            0.3            0.4            1.4
                                              -----          -----          -----          -----          -----
Net income (loss) .....................        10.2%          12.7%         (19.1%)         (2.3%)         16.5%
                                              =====          =====          =====          =====          =====

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Sales

     Sales increased 63.3% to $22.1 million in the nine months ended September 30, 1997 from $13.5 million in the nine months ended September 30, 1996. This increase was primarily attributable to a 64.5% increase in system sales volumes. The increase in sales volumes was partially offset by lower average sales prices. International sales decreased to 10.6% of sales in the nine months ended September 30, 1997 from 15.1% of sales in the nine months ended September 30, 1996.

The following table sets forth the components of AISI's sales:

                                                                            Nine Months Ended
                                                                              September 30,
                                                                         ----------------------
                                                                            1996           1997
                                                                         -------        -------
                                                                              (unaudited)
                                                                             (in thousands)
Sales:
     Vision system sales ...........................................     $13,389        $22,023
     Development funding and software sales ........................         141             73
                                                                         -------        -------
          Total sales...............................................     $13,530        $22,096
                                                                         =======        =======

     Vision system sales. The increase in vision system sales was due primarily to an increase in unit shipments to existing customers offset by a decrease in the average selling price of each unit. Vision system sales to AISI's two largest customers during the first nine months of 1997 increased $8.8 million or 87.0% over the same period of the prior year.

     Development funding and software sales. Revenues recorded from development funding and software sales during the nine months ended September 30, 1997 and the nine months ended September 30, 1996 represent the revenues from several sales to existing customers.

     Gross Profit. The following table sets forth AISI's vision system sales and gross profit from vision system sales:

                                                                           Nine Months Ended
                                                                             September 30,
                                                                         ----------------------
                                                                            1996           1997
                                                                         -------        -------
                                                                              (unaudited)
                                                                             (in thousands)
Vision system sales ................................................     $13,389        $22,023
Cost of vision system sales ........................................       6,842          9,733
                                                                         -------        -------
Vision system gross profit .........................................     $ 6,547        $12,290
Vision system gross profit as a percentage
 of vision system sales ............................................       48.9%          55.8%

     Vision system gross profit as a percentage of vision system sales increased to 55.8% in the nine months ended September 30, 1997 from 48.9% in the nine months ended September 30, 1996. This improvement in gross profit margin is primarily attributable to product mix issues resulting from increased shipments of LANTERN products and decreased costs of components used in two main product lines. AISI expects to maintain the current level of gross margin.

     Research, Development and Engineering Expense

     Research, development and engineering expenses increased 25.3% to $4.8 million or 21.7% of sales in the nine months ended September 30, 1997 from $3.8 million or 28.3% of sales in the nine months ended September 30, 1996. This expense increase is attributable to an increase in engineering personnel and increased development cost related to new products.

     Selling, General and Administrative Expense

     Selling, general and administrative expenses increased 15.4% to $3.7 million or 16.6% of revenues in the nine months ended September 30, 1997 from $3.2 million or 23.5% of sales in the nine months ended September 30, 1996. This expense increase is attributable to the accrual of a management bonus in 1997, versus no bonus accrual in 1996.

     Income Taxes

     The effective tax rates are lower than statutory rates primarily due to the utilization of prior years net operating losses.

Years Ended December 31, 1994, 1995  and 1996

     Sales

     AISI derives revenues principally from sales of vision systems. In addition, AISI has received non-recurring development funding revenues from strategic partners and customers in connection with product development projects. Sales increased $7.8 million or 52.5% from 1994 to 1995, and decreased $6.0 million or 26.4% from 1995 to 1996. The decline from 1995 to 1996 was reflective of an industry-wide slowdown in capital equipment purchases for semiconductor and electronics manufacturing which began in early 1996. This slowdown began to turn around in early 1997, as evidenced by the 63.3% increase in sales for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996, as noted above. International sales as a percentage of total sales declined from 27.0% in 1994 to 12.9% in 1995, and rose to 15.0% in 1996. The amount of sales recorded from international sources has historically been related to the level of development funding and software sales recorded.

     The following table sets forth the components of AISI's sales:

                                                                                    Year Ended December 31,
                                                                       --------------------------------------------------
                                                                           1994                 1995                 1996
                                                                       --------             --------             --------
                                                                                        (in thousands)
Sales:
   Vision system sales .............................................   $ 12,715             $ 22,046             $ 16,364
   Development funding and software sales ..........................      2,089                  533                  246
                                                                       --------             --------             --------
       Total sales .................................................   $ 14,804             $ 22,579             $ 16,610
                                                                       ========             ========             ========

     Vision system sales. AISI's significant increase in revenues from 1994 to 1995 was due primarily to an increase in unit shipments partially offset by a decrease in the average selling price of each unit. The decrease from 1995 to 1996 resulted from the industry-wide slowdown as discussed above. Product sales to AISI's two largest customers rose $8.3 million from 1994 to 1995, and declined $4.6 million from 1995 to 1996.

     Development funding and software sales. Revenues from development services and software sales in 1994 principally represents revenues recorded from projects with two customers. In 1995 and 1996, revenues were derived from several projects. Development funding from 1994 to 1995 decreased significantly due to the completion of a major program in 1994. This program generated over $2 million in revenue in 1994. Product sales are AISI's primary source of revenue. Development funding is expected to continue to vary significantly from year to year.

     Gross Profit

     The following table sets forth AISI's system sales and gross profit from system sales:

                                                                                    Year Ended December 31,
                                                                       --------------------------------------------------
                                                                           1994                 1995                 1996
                                                                       --------             --------             --------
                                                                                        (in thousands)
Vision system sales ...............................................    $ 12,715             $ 22,046             $ 16,364
Cost of vision system sales........................................       5,337                9,959                9,943
                                                                       --------             --------             --------
Vision system gross profit ........................................    $  7,378             $ 12,087             $  6,421
Vision system gross profit as a percentage
of vision system revenues  ........................................        58.0%                54.8%                39.2%

     AISI's vision system gross profit margin is affected by several factors, including production volumes, mix between products, manufacturing yields, repair activity, warranty costs and inventory valuation adjustments.

     The decline in vision system gross profit margins from 1994 to 1995 was primarily attributable to increased costs on two proprietary components used on the 3000 family of products. These products accounted for 87.9% and 87.7% of system revenues in 1994 and 1995, respectively. In 1994, the Company also introduced the LANTERN product family, developed to replace the 3000 product family. This product transition had some impact upon system gross margin, as margins on the initial production versions of the LANTERN products which were shipped in 1994 and 1995 had lower margins than the 3000 products. Revenues derived from the LANTERN product family accounted for 11.6% and 12.3% of system revenues in 1994 and 1995, respectively. Vision system gross profit was also negatively impacted by increases to warranty and inventory reserves in anticipation of the complete crossover to LANTERN products.

     The decline in vision system gross profit margins from 1995 to 1996 was primarily attributable to a $1.2 million inventory valuation allowance recorded for the 3000 product family of vision computers which was nearing the end of its product life cycle. System gross profit in 1996 was also negatively impacted by a $200,000 increase to warranty reserves due to the failure of a purchased component part, and a less favorable product shipment mix.

     The 3000 family of vision systems accounted for 87.9%, 87.7% and 44.8% of system revenues in 1994, 1995 and 1996, respectively. The discontinuations of these products did not have an adverse impact on total revenue or operating income in these years since the discontinued products were replaced with the 1994 introduction of the LANTERN family of vision computers discussed above. Nor is the discontinuation of the 3000 product family expected to have any adverse impact upon future revenue or results from operations. Revenues derived from the LANTERN product family accounted for 11.6%, 12.3% and 55.0% of system revenues in 1994, 1995 and 1996, respectively.

     Research, Development and Engineering Expense

     Research, development and engineering expenses increased $0.5 million or 12.9% from 1994 to 1995 and $0.5 million or 12.3% from 1995 to 1996. However, such costs decreased as a percentage of total revenues from 27.0% in 1994 to 20% in 1995, and increased to 30.5% in 1996. The increase in research, development and engineering expense from 1994 to 1995, and from 1995 to 1996, was attributable to increased staffing and component parts purchases to support hardware engineering efforts directed at the LANTERN products and increased application engineering efforts to support existing customers. Additionally, increased usage of computer and test equipment resulted in an increase in depreciation expense and equipment rental expense.

     Selling, General and Administrative Expense

     Selling, general and administrative expenses were $4.1 million, $4.7 million and $4.1 million representing 27.5%, 20.9% and 24.9% of total sales in 1994, 1995 and 1996, respectively. The increase in selling, general and administrative expense from 1994 to 1995 was due to increased staffing and accelerated amortization of capitalized patent and trademark costs. During 1995 the Company reviewed the carrying values of its patent intangibles. In view of rapid technological changes in the business, management concluded these assets were not recoverable and recorded a pre-tax expense of approximately $149,000 to write them down. The decrease from 1995 to 1996 was due to the absence of patent amortization in 1996 as the balance was fully amortized in 1995, and lower third party commissions and lower increases to the allowance for doubtful accounts both as a result of the lower level of revenue in 1996.

     Income Taxes

     The federal income tax provision recorded by AISI reflects the impact of the Alternative Minimum Tax rules. The effective tax rates are lower than statutory rates primarily due to the utilization of prior years net operating losses.

Liquidity and Capital Resources

     AISI has funded its operations to date through the private sale of equity securities, lease financing, bank borrowings and cash generated from operations. Working capital was $5.5 million as of September 30, 1997. Principal sources of liquidity at September 30, 1997 consisted of $4.2 million in cash and a lease line availability of $1.7 million. AISI had a $3 million revolving, unsecured line of credit under a loan agreement with a commercial bank, which expired on September 30, 1997. Renewal of the agreement has been approved by the bank but has not yet been executed by AISI. The renewed agreement would contain financial covenants and restrictions relating to various matters. Net worth requirements in the loan agreement could restrict AISI's ability to pay dividends to its shareholders. AISI has not paid dividends at any time in the past and has no present intention to pay dividends at any time in the foreseeable future.

     Net cash provided by operating activities was $0.4 million, $3.2 million, and $1.4 million for 1994, 1995, and 1996, respectively, and $3.8 million for the nine months ended September 30, 1997. The increase in cash generated from operations from 1994 to 1995 was primarily due to higher net income, and the decrease in cash generated from operations from 1995 to 1996 was due to the loss experienced in 1996. The increase in cash from 1996 to 1997 was primarily due to the operating cash flows generated by AISI.

     Net cash used for investing activities was $1.4 million, $1.2 million, and $1.4 million in 1994, 1995 and 1996, respectively, and $0.8 million for the nine months ended September 30, 1997. In 1994 and 1995, cash used for investing activities consisted primarily of capital equipment purchases, primarily for computers and manufacturing equipment. In 1996, the cash used for investing activities consisted primarily of leasehold improvements and furniture and fixture purchases, due to the move to a new location.

     Cash provided by financing activities in 1994 was due to net borrowings of $0.8 million under AISI's bank line of credit and $0.1 million received upon the exercise of stock options. Net cash used for financing activities was $1.3 million in 1995. In 1996 the $0.2 million used for financing activities was largely offset by the exercise of stock options, resulting in net cash used for financing activities of $2,700. Net cash provided by financing for the first nine months of 1997 is $0.4 million.

Business Environment

     AISI's business success depends on the accurate identification of viable markets, timely development of technologically superior products, cost effective production processes and providing excellent products to a small number of customers.

     The cost of product development requires AISI to make large investments in relationship to its ability to recover from unforseen market shifts. A significant portion of AISI's future revenues will come from new products. However, a number of uncertainties exist, including AISI's product performance and uncertain market conditions. AISI will also continue to be challenged to balance product cost with continued downward pricing pressure. Accordingly, AISI cannot determine the ultimate effect new products will have on sales or income from existing operations.

     AISI is introducing a new, single board VME vision system which is expected to improve gross margins after successful integration by major customers. The extent of the impact on gross margins from volume shipments of products will depend heavily upon the product mix and timing of the completion of the engineering process.

     AISI has recently adopted an outsourcing strategy for the assembly of its existing vision products. Currently, one contract manufacturer is meeting all of AISI's manufacturing needs for its high volume products. The use of contract manufacturers is expected to improve quality, decrease manufacturing costs, and provide manufacturing flexibility. AISI expects that contract manufacturers will provide most if not all of AISI's future manufacturing services. Additionally, as part of its strategy to improve inventory management AISI has entered into a distributor kitting relationship with its contract manufacturer. As a result of these transitions, AISI may experience product shipment delays and short term increases in manufacturing costs, both of which would negatively impact operating results.

     Revenues have increased and AISI has been profitable in 1997; however, there can be no assurance that AISI's revenues will grow in future periods, that they will grow at historical rates or that AISI will remain profitable in future periods. As a result, AISI believes historical results of its operations should not be relied upon as indications of future performance.

     AISI's revenues are currently dependent on sales to a few OEM customers:
86% of AISI's sales for the nine months ended September 30, 1997 were derived from two OEM customers. In 1994, 1995 and 1996 AISI's two largest customers in each year accounted for approximately 61.4%, 76.9% and 76.5% of AISI's total sales, respectively. AISI has no long-term purchase commitments from any of its customers and expects a significant portion of its future sales to remain concentrated within a small number of customers. The loss of any of these customers or any reductions in purchases from these customers would be significant. Operating results for 1996 compared to 1995 and 1997 are evidence of the impact of such changes. Because of this uncertainty, the Company is unable to conclude that it is more likely than not that they will realize the benefit of the net operating loss carryforwards and therefore, the Company has provided a full valuation allowance on its deferred tax assets related to its net operating loss carryforward. However, the Company believes it has adequate liquidity in place to sustain its operations in the short term.

     AISI's operating results fluctuate, therefore cash flows can be uneven. The key to assuring adequate liquidity is positive earnings. A bank line of credit is used to balance short-term disparities between cash receipts and disbursements, and remains an integral part of AISI's capital resources. The cost to develop new products has a long-term benefit for AISI; nevertheless, it is a current operating expense. Balancing generation of income with the investment in research and development is critical to AISI's future success.


                        DESCRIPTION OF AISI CAPITAL STOCK

         As of September 1, 1997, there were 3,690,943 shares of AISI Common Stock outstanding held by 273 holders of record. The issued and outstanding shares of AISI Common Stock are validly issued, fully paid and nonassessable. There is no established public trading market for AISI's Common Stock.

     The holders of outstanding shares of AISI Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine, provided that the the payment of any such dividends does not violate net worth requirements in AISI's loan agreement with National Bank of Detroit. The shares of AISI Common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of AISI. Upon liquidation, dissolution or winding up of AISI, the holders of AISI Common Stock are entitled to receive pro rata the assets of AISI which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of AISI Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.


                AISI VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     AISI Common Stock is the only outstanding authorized voting security of AISI. On September 1, 1997 there were 3,690,943 shares of AISI Common Stock outstanding, entitled to one vote per share. AISI Common Stock does not have cumulative voting rights.

     The following table sets forth certain information with respect to the beneficial ownership of AISI's Common Stock as of September 1, 1997 by (i) each person who is known by AISI to own beneficially more than 5% of the outstanding shares of AISI Common Stock, (ii) each director of AISI who owns AISI's Common Stock, (iii) each of the executive officers who own AISI's Common Stock, and
(iv) all executive officers and directors of AISI as a group.

                                                                             Beneficial Ownership(1)(2)
Name and Address of Beneficial Owner                                         Shares             Percent
------------------------------------                                        -------             -------
Morgenthaler Venture Partners I (3)                                         445,967               12.1%
Morgenthaler Venture Partners II (3)                                        563,009               15.3%
     700 National City Bank Building
     Cleveland, Ohio  44114
State of Michigan                                                           626,435               17.0%
     Department of the Treasury
     P.O. Box 15128
     Lansing, Michigan  48901
Michigan Strategic Fund                                                     400,000               10.8%
     525 West Ottawa Street
     Third Floor, Law Building
     Lansing, Michigan  48933
Robert D. Pavey (3)                                                               0                  0%
     700 National City Bank Building
     Cleveland, Ohio  44114
Herbert D. Doan                                                             509,630               13.8%
     P.O. Box 169
     Midland, Michigan  48640
James E. Anderson (4)                                                       184,397                4.8%
Jon G. Ehrmann (5)                                                          113,364                3.0%
Hwei-Kai Hsi (6)                                                             96,500                2.6%
Yvette M. Puskarich (7)                                                      26,750                0.7%
Donald D. Redding (8)                                                        32,833                0.9%
Philip H. White (9)                                                          41,250                1.1%
Stephen S. Wilson (10)                                                      138,888                3.6%
W. Dale Compton                                                              15,000                0.4%
All executive officers and directors as a group (10 individuals)(11)      1,158,612               31.4%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by each person and the percentage ownership of that person, shares of AISI Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September
     1, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person's name.

(2)  Applicable percentage of ownership is based on 3,690,943 shares of AISI
     Common Stock outstanding on September 1, 1997.

(3) Mr. Pavey, the Chairman of the Board of Directors of AISI, is a general partner of Morgenthaler Venture Partners I and Morgenthaler Venture
     Partners II. Voting and investment power with respect to the shares of AISI
     Common Stock owned by Morgenthaler Venture Partners and Morgenthaler
     Venture Partners II is shared by the general partners of the respective management partnerships of Morgenthaler Venture Partners I and Morgenthaler
     Venture Partners II.

(4) Includes 183,733 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(5) Includes 76,833 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(6) Includes 64,500 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

                                       65

(7) Includes 26,750 issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(8) Includes 32,833 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(9) Includes 41,250 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(10) Includes 120,733 shares issuable upon exercise of options that are exercisable within 60 days of September 1, 1997.

(11) Includes an aggregate of 546,632 shares issuable upon exercise of options held by officers and directors that are exercisable within 60 days of September 1, 1997.


                        COMPARISON OF SHAREHOLDER RIGHTS

     ESI and AISI are incorporated in Oregon and Michigan, respectively. Shareholders of AISI receiving ESI Common Stock in connection with the Merger, whose rights as shareholders are currently governed by the Michigan Business Corporation Act and other laws of the State of Michigan ("Michigan Law"), AISI's Articles of Incorporation, as amended (the "AISI Articles") and AISI's Bylaws (the "AISI Bylaws") (the AISI Articles and the AISI Bylaws are referred to as the "AISI Charter Documents") will, upon the Effective Time of the Merger, automatically become shareholders of ESI, and their rights will be governed by the Oregon Business Corporation Act and other laws of the State of Oregon ("Oregon Law"), ESI's Articles of Incorporation, as amended (the "ESI Articles"), and ESI's Bylaws (the "ESI Bylaws") (the ESI Articles and the ESI Bylaws are referred to as the "ESI Charter Documents").

     The following is a summary of material similarities and differences between the rights of ESI shareholders under the ESI Articles, the ESI Bylaws and Oregon Law on the one hand, and AISI shareholders under the AISI Articles, AISI Bylaws and Michigan Law on the other hand. The following discussion is not meant to be relied upon as an exhaustive list or detailed description of such differences and is not intended to constitute a detailed comparison or description of the provisions of the ESI Charter Documents, the AISI Charter Documents, Michigan Law or Oregon Law. The following discussion is qualified in its entirety by reference to the ESI Charter Documents, the AISI Charter Documents, Michigan Law and Oregon Law, and holders of AISI Stock are referred to the complete texts of such documents and laws. Additional information concerning the ESI Common Stock also is provided in the documents incorporated by reference. See "Additional Information" and "Incorporation by Reference."

Amendment of Certificate or Articles of Incorporation; Amendment of
Bylaws

     Articles of Incorporation

     Both Oregon Law and Michigan Law generally provide that in order for an amendment to a corporation's articles of incorporation to be adopted, the proposed amendment must be submitted to a vote at a meeting of shareholders. Oregon Law requires that, prior to submission to the shareholders, the board of directors must adopt a resolution setting forth the proposed amendment and direct that it be submitted to the shareholders.

     Under Oregon Law, an amendment to the articles of incorporation is approved if a quorum exists and the votes cast favoring the amendment exceed the votes cast opposing the action, unless the amendment would create dissenters' rights, in which case a majority of the votes entitled to be cast is required for approval. Supermajority voting requirements may be imposed and maintained by the articles of incorporation, and may be imposed by the board of directors with respect to any proposed amendment. The ESI Articles contain no supermajority provisions with respect to amending the ESI Articles, except with respect to amending provisions dealing with the following issues: (1) amendments to the ESI Bylaws, (2) the removal of a director without cause, and (3) approval of certain "Business Transactions" with "Related Persons." In each of these cases, an amendment to the ESI Articles would require a vote of two-thirds (2/3) of the shareholders entitled to vote with respect to that issue.

     Under Michigan Law, in order for an amendment to a corporation's articles of incorporation to be adopted, the amendment must be approved by a majority of the outstanding stock entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, a majority of the outstanding stock of each class or series entitled to vote thereon. Supermajority voting requirements may be imposed and maintained by the articles of incorporation. The AISI Articles contain no supermajority voting provisions.

     Bylaws

     Under Oregon Law, either the board of directors or the shareholders may amend or repeal the corporation's bylaws unless the articles of incorporation reserve the power to amend the bylaws exclusively to the Shareholders in whole or in part, or the Shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. Under the ESI Articles, the ESI Board has the power to alter, amend or repeal the ESI Bylaws or to adopt new bylaws subject to repeal or change by the ESI shareholders, but the ESI Bylaws may not be adopted, altered, amended or repealed in any respect by the ESI shareholders unless such action is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of ESI Common Stock.

     Under Michigan Law, either the board of directors or the shareholders may amend or repeal the corporation's bylaws, unless the articles of incorporation or the bylaws provide that the power to adopt new bylaws is reserved exclusively to the shareholders or that the bylaws or any particular bylaw may not be altered or repealed by the board of directors. The AISI Articles do not address amendments to the AISI Bylaws. The AISI Bylaws, however, provide that they may be further added to, altered, amended or repealed by either (1) the vote of not less than a majority of the members of the Board then in office at any regular or special meeting, or (2) by the shareholders at any annual or special meeting if notice of the proposed addition, alteration, amendment or repeal is included in the notice of the meeting or waived in writing.

Special Meetings of Shareholders

     Oregon Law provides that a special meeting of shareholders may be called by the board of directors or the holders of 10% or more of the votes entitled to be cast on any issue proposed to be considered at the special meeting, or by such persons as are specified in the articles of incorporation or bylaws. The ESI Bylaws grant authority to the president to call a special meeting of the ESI shareholders.

     Michigan Law provides that a special meeting of shareholders may be called by the board of directors, or by officers, directors or shareholders as provided in the corporation's bylaws. In addition, the holders of 10% or more of the votes entitled to be cast on any issue may, for good cause shown, apply to a court for an order calling a special meeting of the shareholders. The AISI Bylaws grant authority to the president and the chairman of the board to call a special meeting of the AISI Shareholders, and also allow the holders of shares representing at least 20% of any class of stock to call a special meeting of the AISI Shareholders without applying for a court order as described above.

Dividends

     Under both Oregon Law and Michigan Law, the board of directors of a corporation may authorize and the corporation may make distributions (including dividends) to shareholders only if after giving effect to the distribution (i) the corporation would be able to pay its debts as they become due in the usual course of business and (ii) the corporation's total assets would at least equal the sum of the total liabilities plus, unless the corporation's articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Capital Stock

     Unlike ESI, which has two authorized classes of stock (common and preferred), there is only one class of AISI stock, that being common stock, no par value. The voting rights of holders of AISI Common Stock are comparable to those of holders of ESI Common Stock discussed above. The voting rights of ESI Preferred Stock are designated by the ESI Board. As provided in the ESI Articles, for the one series of ESI Preferred Stock for which the ESI Board has designated rights, there are no voting rights except as required by law.

     In certain limited circumstances, if AISI were to issue additional shares, the AISI Articles provide that current AISI shareholders are entitled to receive additional shares as protection against their ownership in AISI being diluted. There is no similar provision in the ESI Articles.

Dissenters' Rights

     Under Michigan Law, shareholders that otherwise would be entitled to exercise dissenters' rights with respect to an articles amendment, a merger, disposition of assets, or other extraordinary transaction do not have any dissenters' rights if (a) the stock affected is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or (b) such shareholders receive cash or shares (or any combination thereof) and such shares, if any, are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers.

     Under Oregon Law, shareholders that otherwise would be entitled to exercise dissenters' rights do not have such rights if the stock affected is listed on a national securities exchange or is a national market system security, but the type of consideration to be received for such stock does not affect the availability of dissenters' rights as it does under Michigan Law.

     AISI's Common Stock is neither listed on a national securities exchange nor as a national market system security. ESI's Common Stock is listed as a national market system security. Except as follows, the matters with respect to which shareholders of a Michigan corporation such as AISI and shareholders of an Oregon corporation such as ESI may have dissenters' rights are generally comparable:

          (i) Michigan Law contains a specific provision that affords dissenters' rights to shareholders of an acquiring corporation concerning a merger with or an acquisition of shares or assets of another entity where the consideration for the merger or acquisition is to be shares of the acquiring corporation's common stock (or convertibles) and the merger or acquisition would have a specified substantial dilutive effect.

          (ii) Dissenters' rights are available under Michigan Law, but not under Oregon Law, for an amendment to the articles of incorporation which either (A) materially abolishes or alters a preferential right of a shareholder's shares having preferences, or (B) creates, alters or abolishes a material provision or right in respect of the redemption of a shareholder's shares or a sinking fund for the redemption or purchase of those shares.

          (iii) Dissenters' rights are available under Oregon Law, but not under Michigan Law, for amendments to the articles of incorporation which materially and adversely affect the rights of a shareholder's shares because the amendment either (A) alters or abolishes a preemptive right of the shareholder to acquire shares or other securities, or (B) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash by the corporation.

     The procedural provisions of Michigan Law and Oregon Law relating to dissenters' rights do not differ significantly.

Provisions Relating to Directors

     Number of Directors

     Under both Oregon Law and Michigan Law, a corporation must have a board of directors consisting of at least one director. The ESI Bylaws provide that the ESI Board must consist of at least six and no more than ten directors. Within that range, the ESI Board has the authority to set the actual number, the current number being set at seven. The AISI Bylaws provide that the AISI Board must consist of at least three and no more than seven directors. Within that range, the AISI Board has the authority to set the actual number, the current number being set at five.

     Cumulative Voting for Directors

     Both Oregon Law and Michigan Law allow for cumulative voting in the election of directors, but only if the articles of incorporation of the corporation so provide. Under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate the votes among as many candidates as the Shareholder may desire. Without cumulative voting, the holders of a majority of the shares voting in the election of directors would have the power to elect all the directors to be elected, and no person could be elected without the support of holders of a majority of the shares. Neither the ESI Articles nor the AISI Articles provides for cumulative voting.

     Voting for Directors by Proxy

     Under both Oregon Law and Michigan Law, every shareholder entitled to vote at an election of directors has the right to vote either in person or by proxy.

     Vacancies

     Both Oregon Law and Michigan Law provide that, unless the articles of incorporation provide otherwise, a vacancy in the board of directors (including a vacancy created by an increase in the authorized number of directors) may be filled by the shareholders or by the directors then in office (even though fewer than necessary to form a quorum of the board of directors). The AISI Bylaws provide that the directors remaining in office may temporarily fill any vacancy on the AISI Board, but the shareholders have the authority to elect a director to fill any vacancy temporarily filled by the AISI Board, failing which the director appointed by the AISI Board serves until his successor is elected at an annual or special shareholders' meeting and is qualified. The ESI Articles do not contain a similar provision.

     Removal

     Under both Oregon Law and Michigan Law, a director may be removed with or without cause unless the articles of incorporation provide that directors may be removed only for cause. Under Oregon Law, a director may be removed only at a meeting of the shareholders called for the purpose of removing the director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of a director. Under the ESI Articles, a director may be removed without cause only upon the vote of the holders of two-thirds (2/3) of the shares entitled to vote at an election of directors. The AISI Articles contain no provision respecting the removal of directors.

     Limitation on Liability

     As permitted by Michigan Law, the AISI Articles provide that, to the full extent permitted by law, AISI's directors will not be liable to AISI or its shareholders for monetary damages for breach of fiduciary duty. Under Michigan Law, such provision cannot eliminate or limit director liability for a breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, distributions made in contravention of Michigan Law, transactions from which directors receive an improper personal benefit or any act or omission which occurred prior to the date on which the provision became effective (April 28, 1992). This provision would ordinarily eliminate the liability of directors for monetary damages to AISI and its shareholders even in instances in which the directors had been negligent or grossly negligent. The provision does not affect the ability of AISI or its shareholders to seek equitable remedies such as injunction and does not limit the liability of directors under federal securities laws. The ESI Articles contain a provision which is in all material respects identical to the provision in AISI's articles of incorporation, and Oregon Law is likewise similar to Michigan Law in this respect.

Anti-Takeover Statutes

     Business Combinations

          Michigan. Michigan Law contains provisions ("Chapter 7A") which provide that business combinations between a Michigan corporation and an "interested shareholder" generally require the approval of 90% of the votes of each class of stock entitled to be cast, and not less than two-thirds of the votes of each class of stock entitled to be cast other than voting shares owned by such interested shareholder. An "interested shareholder" is a person directly or indirectly owning 10% or more of a corporation's outstanding voting power, or an affiliate of a corporation who at any time within two years prior to the date in question directly or indirectly owned 10% of more of such voting power. However, the requirements cited above will not apply if (i) the corporation's board of directors approves the transaction prior to the time the interested shareholder becomes such or (ii) the transaction satisfies certain fairness standards (generally relating to the amount and type of consideration to be paid), certain other conditions are met and the interested shareholder has been such for at least five years. Additionally, Chapter 7A does not apply to a corporation which, on the date Chapter 7A became effective (May 29, 1984), had an existing interested shareholder, unless the articles or by-laws of such corporation specifically make Chapter 7A applicable or the corporation's board of directors elects by resolution to make the corporation subject thereto (either generally or as to specific interested shareholders or business combinations). On May 28, 1984, AISI had one or more "interested shareholders," and therefore AISI is not subject to Chapter 7A, although AISI's Board may, by resolution and without a shareholder vote, cause AISI to become subject to Chapter 7A. AISI has no present intention to elect to become subject to Chapter 7A.

          Oregon. Oregon has enacted a business combination statute that is contained in ss.ss. 60.825 - 60.845 of the Oregon Business Corporation Act (the "Oregon Combination Law"), which provides that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the target corporation for a period of three years following the date the person became an interested shareholder, unless (1) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (3) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 662/3% of the outstanding voting stock not owned by the interested shareholder.

     Under the Oregon Combination Law, for purposes of determining whether a person is the "owner" of 15% or more of a corporation's voting stock, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A "business combination" is also defined broadly to include (1) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (2) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (3) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (4) receipt by the interested shareholder of the benefit (except proportionately as a Shareholder) of any loans, advances, guarantees, pledges, or other financial benefits.

     These restrictions placed on interested shareholders by the Oregon Combination Law do not apply under certain circumstances, including, but not limited to, the following: (1) if the corporation's original articles of incorporation contain a provision expressly electing not to be governed by the Oregon Combination Law, (2) within 90 days after April 4, 1991, the corporation, by action of its board of directors, adopts an amendment to its bylaws expressly electing not to be governed by the Oregon Combination Law, or (3) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or articles of incorporation expressly electing not to be governed by the Oregon Combination Law, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption. None of these circumstances exist with respect to ESI; accordingly, the requirements of the Oregon Combination Law apply to ESI.

     Control Shares

          Michigan. Michigan Law contains provisions ("Chapter 7B"), which provide that "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the shareholders of the corporation. "Control shares" are shares which, when added to shares then owned or controlled by a shareholder, increase such shareholder's control of voting power above one of three thresholds: more than 20%, more than 33-1/3% or more than 50% of the outstanding voting power of the corporation. Voting rights for shares acquired in a control share acquisition must be approved by a majority of the votes cast by holders of shares entitled to vote, excluding shares voted or controlled by the acquiror and certain officers and directors. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party, or certain other transactions described in Chapter 7B. Submission for shareholder consideration of a resolution to grant voting rights to control shares must be preceded by the filing with the corporation of an acquiring person statement providing certain specified information.

     If a corporation's articles of incorporation or by-laws so provide prior to a control share acquisition, control shares acquired in a control share acquisition may be redeemed at "fair value" by the corporation (i) if no acquiring person statement has been filed, at any time during the period ending 60 days after the last control share acquisition, or (ii) if an acquiring person statement has been filed, after the meeting at which the voting rights of the control shares are submitted for shareholder consideration, if the control shares are not accorded full voting rights. Unless otherwise provided in a corporation's articles of incorporation or by-laws, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters' rights. "Fair value" means a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

     The AISI charter documents currently contain no provisions with respect to control shares.

          Oregon. Oregon has enacted a control share statute that is in all material respects identical to the Chapter 7B of Michigan Law.

     The ESI charter documents currently contain no provisions with respect to control shares.

                                  LEGAL MATTERS

     The legality of the shares of ESI Common Stock to be issued to the AISI shareholders in connection with the Merger, and certain other legal matters in connection with the Merger, will be passed upon by Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, OR 97204-1268. Certain tax matters in connection with the Merger will be passed upon by Brouse & McDowell, A Legal Professional Association, 500 First National Tower, Akron, Ohio 44308-1471.

                                     EXPERTS

     The audited consolidated financial statements of ESI included in this Prospectus/Information Statement and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The audited financial statements of AISI included in this Prospectus/Information Statement and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                              SHAREHOLDER PROPOSALS

     If the Merger is consummated, shareholders of AISI will become shareholders of ESI. ESI's 1998 annual meeting of shareholders will take place in September 1998. Any shareholder proposals to be considered for inclusion in proxy material for ESI's annual meeting in September 1998 must have been received at the principal executive office of ESI no later than April 13, 1998.

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page

APPLIED INTELLIGENT SYSTEMS, INC.

    Report of Independent Public Accountants.................................F-2

    Balance Sheets as of December 31, 1995 and 1996 and
    September 30, 1997 (unaudited) ..........................................F-3

    Statements of Operations for the years ended December 31, 1994,
    1995 and 1996 and for the nine months ended September 30, 1996
    (unaudited) and 1997 (unaudited).........................................F-4

    Statements of Stockholders' Equity for the years ended
    December 31, 1994, 1995 and 1996 and for the nine months
    ended September 30, 1997 (unaudited).....................................F-5

    Statements of Cash Flows for the years ended December 31, 1994,
    1995 and 1996 and for the nine months ended September 30, 1996
    (unaudited) and 1997 (unaudited).........................................F-6

    Notes to Financial Statements............................................F-7

ELECTRO SCIENTIFIC INDUSTRIES, INC.

    Report of Independent Public Accountants................................F-17

    Consolidated Balance Sheets as of May 31, 1996 and 1997
    and for the three months ended August 31, 1997..........................F-18

    Consolidated Statements of Income for the years ended
    May 31, 1995, 1996 and 1997 and for the three months
    ended August 31, 1996 and 1997..........................................F-19

    Consolidated Statements of Shareholder's Equity for the
    years ended May 31, 1995, 1996 and 1997 and for the
    three months ended August 31, 1997......................................F-20

    Consolidated Statements of Cash Flows for the years
    ended May 31, 1995, 1996 and 1997 and for the three months ended August 31, 1997...................................................F-21

    Notes to Consolidated Financial Statements..............................F-23

                        APPLIED INTELLIGENT SYSTEMS, INC.


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Applied Intelligent Systems, Inc.:

We have audited the accompanying balance sheets of Applied Intelligent Systems, Inc. (a Michigan Corporation) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applied Intelligent Systems, Inc. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                       ARTHUR ANDERSEN LLP



Ann Arbor, Michigan,
September 26, 1997

                        APPLIED INTELLIGENT SYSTEMS, INC.

                                 BALANCE SHEETS
                                 (in thousands)


                                                                                   December 31,                September 30,
                                                                               1995               1996             1997
                                                                           --------           --------         ------------
                                                                                                                (unaudited)
                              ASSETS
Current Assets
  Cash and equivalents                                                     $    805           $    771           $  4,222
  Trade receivables, less allowance for doubtful
  accounts of $155 and $147 at December 31, 1995
  and 1996 and $162 at September 30, 1997                                     4,378              1,569              3,193
  Inventories                                                                 4,020              1,879              2,228
  Other current assets                                                           85                138                564
                                                                           --------           --------           --------
     Total current assets                                                     9,288              4,357             10,207
                                                                            -------           --------           --------
Property and equipment, at cost                                               4,637              4,791              5,484
Less - Accumulated depreciation and amortization                             (2,365)            (2,173)            (2,877)
                                                                           -------            -------            --------
Property and Equipment - Net                                                  2,272              2,618              2,607
                                                                            -------           --------           --------
Other Assets                                                                    115                  5                 75
                                                                           --------           --------           --------
                                                                           $ 11,675           $  6,980           $ 12,889
                                                                           ========           ========           ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current portion of obligations under capital leases
  and notes payable                                                        $    171           $     73           $    157
  Accounts payable                                                            2,594                846                872
  Accrued compensation                                                          310                308                917
  Deferred revenue                                                              668                 97                872
  Income taxes payable                                                          279                223                428
  Accrued warranty                                                              330                610                644
  Other accrued expenses                                                        411                628                835
                                                                           --------           --------           --------
     Total current liabilities                                                4,763              2,785              4,725
                                                                           --------           --------           --------
Long Term Capital Lease Obligations and Notes Payable
                                                                                118                 39                158
                                                                           --------           --------           --------
Stockholders' Equity
  Common stock, no par value, stated value of $.01 per share,
  10,000,000 shares authorized, 3,578,578 and 3,454,044 shares
  issued and outstanding in 1996 and 1995, respectively                          35                 36                 37
  Additional paid-in capital                                                 23,469             23,643             23,850
  Accumulated deficit                                                       (16,351)           (19,523)           (15,881)
  Note receivable and related accrued interest                                 (359)                --                 --
                                                                           --------           --------           --------
     Total stockholders' equity                                               6,794              4,156              8,006
                                                                           --------           --------           --------
                                                                           $ 11,675           $  6,980           $ 12,889
                                                                           ========           ========           ========


              The accompanying notes are an integral part of these
                             financial statements.

                        APPLIED INTELLIGENT SYSTEMS, INC.


                            STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                                                                For the years ended            Nine months
                                                                    December 31,           ended September 30,
                                                           1994          1995          1996        1996        1997
                                                        -------       -------       -------     -------      -------
Sales                                                                                                (unaudited)
     System sales                                       $12,715       $22,046       $16,364     $13,389      $22,023
     Software and other sales                             2,089           533           246         141           73
                                                        -------       -------       -------     -------      -------
     Total sales                                         14,804        22,579        16,610      13,530       22,096
Cost of system sales                                      5,337         9,959         9,943       6,842        9,749
                                                        -------       -------       -------     -------      -------
Gross margin                                              9,467        12,620         6,667       6,688       12,347
Operating expenses:
     Selling, general and administrative                  4,027         4,711         4,138       3,174        3,664
     Research, development and engineering                3,996         4,513         5,067       3,833        4,803
                                                        -------       -------       -------     -------      -------
     Total operating expenses                             8,023         9,224         9,205       7,007        8,467
                                                        -------       -------       -------     -------      -------
Operating Income (loss)                                   1,444         3,396        (2,538)       (319)       3,880
Interest income                                              --            21           110          86           94
Interest expense                                            (68)          (66)          (12)         (9)         (18)
Gain from insurance proceeds on equipment
theft                                                       229            --            --          --           --
Other, net                                                   (2)          (50)         (167)        (11)           1
Provision for reserve against note receivable                --            --          (410)         --           --
Provision for impairment of cost investment                  --            --          (103)         --           --
                                                        -------       -------       -------     -------      -------
Income (loss) before provision for income
taxes                                                     1,603         3,301        (3,120)       (253)       3,957
Provision for income taxes                                   93           437            52          53          315
                                                        -------       -------       -------     -------      -------
Net income (loss)                                       $ 1,510       $ 2,864       $(3,172)    $  (306)     $ 3,642
                                                        =======       =======       =======     =======      =======
Net income (loss) per share                             $   .40       $   .70       $ (0.90)    $ (0.09)     $  0.92
                                                        =======       =======       =======     =======      =======
Weighted average number of shares used in
     computing per share amounts                          3,820         4,121         3,515       3,493        3,976
                                                        =======       =======       =======     =======      =======


              The accompanying notes are an integral part of these
                             financial statements.

                        APPLIED INTELLIGENT SYSTEMS, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY
        For the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 (in thousands)


                                       Common Stock                                                       Note              Total
                                 ----------------------            Additional      Accumulated      Receivable,     Stockholders'
                                   Shares        Amount       Paid-in Capital          Deficit             Net             Equity
                                 --------      --------       ---------------      -----------      ----------      -------------
BALANCE AT
DECEMBER 31, 1993                   3,335      $     33             $  23,275         ($20,725)       $     --           $  2,583
Exercise of stock options              70             1                   116               --              --                117
Net Income                             --            --                    --            1,510              --              1,510
                                 --------      --------             ---------         --------        --------           --------
BALANCE AT
DECEMBER 31, 1994                   3,405            34                23,391          (19,215)             --              4,210
Exercise of stock options              64             1                    72               --              --                 73
Grant of common stock                   1            --                     6               --              --                  6
Abandonment of
common stock                          (16)           --                    --               --              --                 --
Note receivable and
related accrued interest               --            --                    --               --            (359)              (359)
Net income                             --            --                    --            2,864              --              2,864
                                 --------      --------             ---------         --------        --------           --------
BALANCE AT
DECEMBER 31, 1995                   3,454            35                23,469          (16,351)           (359)             6,794
Exercise of stock options             124             1                   173               --              --                174
Grant of common stock                  --            --                     1               --              --                  1
Interest earned                        --            --                    --               --             (21)               (21)
Additional amount
loaned                                 --            --                    --               --             (30)               (30)
Reserve against note
receivable                             --            --                    --               --             410                410
Net loss                               --            --                    --           (3,172)             --             (3,172)
                                 --------      --------             ---------         --------        --------           --------
BALANCE AT
DECEMBER 31, 1996                   3,578            36                23,643          (19,523)             --              4,156
Exercise of stock options             116             1                   207               --              --                208
Interest earned on note
receivable                             --            --                    --               --              16                 16
Reserve against interest
earned on note
receivable                             --            --                    --               --             (16)               (16)
Net Income                             --            --                    --            3,642              --              3,642
                                 --------      --------             ---------         --------        --------           --------
BALANCE AT
JUNE 30, 1997
(unaudited)                         3,694      $     37             $  23,850        ($15,881)        $      0           $  8,006
                                 ========      ========             =========         ========        ========           ========


              The accompanying notes are an integral part of these
                             financial statements.

                        APPLIED INTELLIGENT SYSTEMS, INC.


                            STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                    For the years ended                  Nine months
                                                                        December 31,                  ended September 30,
                                                             --------------------------------        ---------------------
                                                               1994         1995         1996            1996         1997
                                                           --------     --------     --------        --------     --------
                                                                                                        (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                       $  1,510     $  2,864     $ (3,172)       $   (306)    $  3,642
   Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
      Depreciation and amortization                             434          984          861             603          707
      Loss on disposal of property and equipment                 23           42          167               5            4
      Provision for impairment of cost investment                --           --          103              --           --
      Provision for reserve against note receivable              --           --          410              --           16
      Gain from insurance proceeds on equipment theft          (229)          --           --              --           --
      Compensation expense on stock grants                       --            6            1               1           --
      Changes in operating assets and liabilities:
         Accounts receivable                                 (1,117)        (804)       2,809           3,019       (1,624)
         Inventories                                           (929)      (2,071)       2,141             915         (349)
         Prepaid expenses and other assets                      (56)          (9)         (46)           (179)        (426)
         Accounts and taxes payable, accrued expenses
        and deferred revenue                                    777        2,217       (1,880)         (2,314)       1,856
                                                           --------     --------     --------        --------     --------
            Net cash provided by operating activities           413        3,229        1,394           1,744        3,826
                                                           --------     --------     --------        --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
   Expenditures for property and equipment                   (1,164)      (1,385)      (1,380)           (862)        (700)
   Proceeds from sale of property and equipment                  11           11            6               6           --
   Insurance proceeds from equipment theft                      301           --           --              --           --
   Proceeds from loan repayment                                  --          484           --              --           --
   Other investment                                              --           --           --              --          (70)
   Increase in note receivable and accrued
   interest                                                    (500)        (309)         (51)            (46)         (16)
                                                           --------     --------     --------        --------     --------
         Net cash used in investing activities               (1,352)      (1,199)      (1,425)           (902)        (786)
                                                           --------     --------     --------        --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net borrowings (repayments) under line of credit             825       (1,600)        (100)           (100)          --
   Proceeds from financing of equipment                          --          221           --              --          309
   Repayments of capital lease obligations                       --          (33)         (77)            (59)        (106)
   Proceeds from exercise of stock options and notes
   payable                                                      117           74          174             171          208
                                                           --------     --------     --------        --------     --------
   Net cash provided by (used in) financing activities          942       (1,338)          (3)             12          411
                                                           --------     --------     --------        --------     --------
NET INCREASE (DECREASE) IN CASH AND
EQUIVALENTS                                                       3          692          (34)            854        3,451
CASH AND EQUIVALENTS AT BEGINNING OF
PERIOD                                                          110          113          805             805          771
                                                           --------     --------     --------        --------     --------
CASH AND EQUIVALENTS AT END OF
PERIOD                                                     $    113     $    805     $    771        $  1,659     $  4,222
                                                           ========     ========     ========        ========     ========
   Cash paid for interest                                  $     58     $     76     $     12        $     10     $     18
   Cash paid for income taxes                              $     59     $    170     $    166        $    166     $    185


              The accompanying notes are an integral part of these
                             financial statements.

                        APPLIED INTELLIGENT SYSTEMS, INC.


                          NOTES TO FINANCIAL STATEMENTS

1.   The Company

Applied Intelligent Systems, Inc. (the Company) provides industrial machine vision solutions for automated process control and visual inspection throughout a wide range of manufacturing processes. The Company provides solutions for the enhancement, analysis and understanding of digital imagery, replacing human vision on the factory floor.

2.   Significant Accounting Policies

The accompanying financial statements reflect the application of certain accounting policies described in this and other notes to financial statements.

Cash Equivalents

The Company considers all highly liquid financial instruments purchased with maturities of less than three months to be cash equivalents.

Inventories

Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market.


Other Current Assets

Other current assets at September 30, 1997 included a receivable of $235,265 (unaudited) resulting from a cost reimbursement from a customer and a $135,934 (unaudited) receivable resulting from the sale of a portion of the Company's inventory to the Company's contract manufacturer.


Property and Equipment

Additions to property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the respective estimated useful lives of the related assets, which range from three to seven years. Amortization of leasehold improvements is provided over the term of the related lease or the estimated useful life of the improvement, whichever is shorter. Maintenance and repairs are expensed as incurred.

Investment

In 1992, the Company acquired an ownership interest in a Korean company for $102,633. This investment has been accounted for using the cost method. During 1996, the Company established a valuation allowance against the entire investment balance.

Revenue Recognition

Revenue from system sales is recognized at the point of shipment. Revenue from software and engineering development is recognized as the Company performs the services in accordance with the contract terms.

                        APPLIED INTELLIGENT SYSTEMS, INC.

2.   Significant Accounting Policies (continued)

During 1993, the Company entered into a product development and sales agreement with a Korean customer. Under the terms of the agreement, the Company provided certain product development services and sold certain systems to the customer. During 1994 the Company recognized revenue of $2,100,000 pursuant to this agreement.

The Company enters into certain agreements with customers, from time to time, which may include multiple phases and can include multiple products and/or services. Cash may be received or billings may be made prior to the completion of these projects, requiring the Company to defer some portion of revenue in accordance with the provisions of Statement of Position 91-1.

Net Income (Loss) Per Share

Net income (loss) per share is based on the weighted average number of shares outstanding during the period after considering the dilutive effect of outstanding stock options.

Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized, if material. To date, no significant software development costs have been incurred subsequent to the establishment of technological feasibility.

Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or tax rates.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of trade receivables. A majority of the Company's trade receivables are derived from sales in various geographic areas to companies within the semiconductor and electronics manufacturing industries. The Company performs ongoing credit evaluations of its customers' financial condition but generally does not require collateral. Management believes the carrying value of trade receivables approximates fair value.

Fair Value of Financial Instruments

The carrying values of all financial instruments in the accompanying financial statements approximate fair value.

                        APPLIED INTELLIGENT SYSTEMS, INC.

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform with the 1996 presentation.

Newly Released Accounting Pronouncements

The Financial Accounting Standards Board has recently issued the following pronouncements: Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share, SFAS No. 129, Disclosure of Information about Capital Structure, SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Reporting Disaggrated Information about a Business Enterprise. SFAS No. 128 and 129 are effective for periods ending after December 15, 1997. SFAS No. 130 and 131 are effective for periods beginning after December 15, 1997. SFAS No. 128 will have an impact on future earnings per share calculations as it modifies the underlying variables in the calculation. The impact will depend on the status of potentially dilutive securities in the future. SFAS No. 129, 130 and 131 are not expected to have a significant impact on the Company's future financial statements.

3.   Inventories

Inventories consist of the following:


                                              December 31,                September 30,
                                           1995               1996                1997
                                     ----------         ----------        ------------
                                                                            (unaudited)
      Raw materials                  $1,162,338         $1,018,110          $1,835,049
      Work-in-process                 2,800,781            669,162             215,548
      Finished goods                     56,942            191,616             177,028
                                     ----------         ----------          ----------
                                     $4,020,061         $1,878,888          $2,227,625
                                     ==========         ==========          ==========


Work-in-process and finished goods inventories include materials and the direct costs of assembly.

During 1996 the Company recorded a charge against inventory of approximately $1.2 million related to the discontinuation of two product lines which has been included in costs of system sales in the accompanying statement of operations for the year ended December 31, 1996.

                        APPLIED INTELLIGENT SYSTEMS, INC.

4.   Property and Equipment

Property and equipment consists of the following:


                                                        December 31,              September 30,
                                                      1995               1996             1997
                                               -----------        -----------     ------------
                                                                                    (unaudited)
      Computers and test equipment             $ 3,437,575        $ 3,152,078      $ 3,688,422
      Furniture and fixtures                       460,757            690,172          690,269
      Leasehold Improvements                       339,548            528,314          663,803
      Equipment under capital leases               221,257            211,829          211,829
      Office equipment                             177,887            209,016          229,215
                                               -----------        -----------      -----------
                                                 4,637,024          4,791,409        5,483,538
      Accumulated depreciation and
      amortization                               2,364,621          2,172,830        2,876,272
                                               -----------        -----------      -----------
      Property and equipment - net             $ 2,272,403        $ 2,618,579      $ 2,607,266
                                               ===========        ===========      ===========


5.   Stock-Based Compensation Plans

Incentive Stock Option Plans

The 1995 Incentive Stock Option Plan (the 1995 Plan), the 1992 Incentive Stock Option Plan (the 1992 Plan) and the 1991 Incentive Stock Option Plan (the 1991
Plan) were approved by the Company's stockholders, as successor plans to the Company's 1989 Incentive Stock Option Plan (the 1989 Plan). All options available under the 1992 Plan, 1991 Plan and 1989 Plan have been granted. These plans cover substantially all employees. Options to purchase the Company's common stock are exercisable at a price equal to the fair market value of the stock at the date of grant, as determined by the Company's board of directors, and become exercisable over a period of one to five years following the date of grant. All options expire ten years after the date of grant. There are 650,000 shares reserved for issuance under the 1995 Plan, of which options on 579,050 shares have been granted.

The Company accounts for these plans under APB Opinion No. 25, under which no compensation expense has been recognized. Had compensation expense for these plans been determined consistent with FASB Statement No. 123 (SFAS 123), Accounting for Stock-Based Compensation, the Company's net income (loss) and earnings (loss) per share would have been as follows:


                                                                                      September 30,
                                                          1995              1996              1997
                                                   -----------      ------------      ------------
                                                                                       (unaudited)
Net income (loss):                 As Reported     $ 2,864,018      $ (3,172,366)      $ 3,642,397
                                   Pro Forma         2,473,822        (3,411,994)        3,525,185
Net income (loss) per share:       As Reported         $.70             $(.90)             $.92
                                   Pro Forma            .60              (.82)              .89

                        APPLIED INTELLIGENT SYSTEMS, INC.

SFAS 123 requirements are not applicable to options granted prior to January 1, 1995. The above pro forma results may not be representative of that to be expected in future years. The fair value of stock options has been determined using the minimum value method. In applying this method, the Company assumed no future dividends, an expected life of each option of 7.5 years and a risk-free rate of return that is based on United States Treasury notes. Forfeitures are recognized as they occur. The weighted average risk-free interest rate used by the Company was approximately 6.5% and 6.0% for the years ended December 31, 1996 and 1995, respectively.

Information concerning incentive stock options for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 is as follows:

                                                Number of            Price Per
                                                   Shares                Share
                                                ---------            ---------
Outstanding at December 31, 1993                  985,480             $ 1 - 4
Exercisable at December 31, 1993                  684,960             $ 1 - 4
1994 Activity:
  Options granted                                  96,500             $ 4 - 6
  Options terminated                              (26,410)            $ 1 - 4
  Options exercised                               (62,610)            $ 1 - 4
                                                ---------
Outstanding at December 31, 1994                  992,960             $ 1 - 6
                                                =========
Exercisable at December 31, 1994                  728,067             $ 1 - 4

                        APPLIED INTELLIGENT SYSTEMS, INC.

5.   Stock-Based Compensation Plans (continued)

                                                                                         Weighted
                                                                         Price            Average
                                                    Number of              Per           Exercise
                                                       Shares            Share              Price
                                                    ---------          -------          ---------
1995 Activity:
      Options granted                                 271,200          $ 6 - 8          $    7.54
      Options terminated                              (24,201)         $ 1 - 6               1.75
      Options exercised                               (61,424)         $ 1 - 4               1.69
                                                    ---------
Outstanding at December 31, 1995                    1,178,535          $ 1 - 8
                                                    =========
Exercisable at December 31, 1995                      908,213          $ 1 - 8

Weighted average fair value of options
granted                                             $    2.66

1996 Activity:
      Options granted                                 338,550          $ 4 - 8          $    4.22
      Options terminated                             (402,625)         $ 1 - 8               6.39
      Options exercised                              (114,234)         $ 1 - 8               2.46
                                                    ---------
Outstanding at December 31, 1996                    1,000,226          $ 1 - 4
                                                    =========
Exercisable at December 31, 1996                      806,462          $ 1 - 4
Weighted average fair value of options
granted                                                $ 3.69
1997 Activity (unaudited):
      Options granted                                  37,300          $ 4              $    4.00
      Options terminated                              (34,953)         $ 2 - 4          $    3.89
      Options exercised                              (116,038)         $ 1 - 4               1.79
                                                    ---------
Outstanding at September 30, 1997                     886,535
                                                    =========
Exercisable at September 30, 1997                     726,811
Weighted average fair value of options
granted                                             $    1.45

Related to the options outstanding at December 31, 1996, the following table provides additional information:

                                                                                Weighted Average Remaining
                                                       Weighted Average        Contractual Life of Options
         Range               Number of Shares           Exercise Price                 Outstanding
         -----               ----------------          ----------------        ---------------------------
         $   1                    312,490                    $    1                       2.0 years
             2                    298,286                         2                       4.0 years
             4                    389,450                         4                       8.7 years
                               ---------
                               1,000,226
                               =========

                        APPLIED INTELLIGENT SYSTEMS, INC.

During 1994, 1995 and 1996 and for the nine months ended September 30, 1997, 69,860 shares, 64,424 shares, 114,234 shares and 116,038 shares (unaudited), respectively, were issued due to the exercise of stock options, the net proceeds of which were $116,515, $73,566, $173,933 and $207,466 (unaudited), respectively.

Non-Qualified Stock Option Plans

The Company has granted options to certain directors of the Company to purchase shares of common stock at prices ranging from $1 to $4 per share, pursuant to previously established Non-Qualified Stock Option Plans. Options to purchase the Company's common stock are exercisable at a price equal to the fair market value of the stock at the date of grant, as determined by the Company's board of directors, and become exercisable over a period of one to five years following the date of grant. All options expire ten years after the date of grant. Options to purchase 15,000 shares of common stock were outstanding as of December 31, 1996. During 1996, 1995 and 1994, 10,000 options were exercised at $2 per share, 3,000 options were exercised at $1 per share, and 7,250 options were exercised at a range of $1 to $4 per share, respectively. No non-qualified stock options were exercised during the nine months ended September 30, 1997.


6.   Income Taxes

The components of the provision for income taxes in the accompanying statements of operations consist of the following:

                                                                                         Nine months ended
                                         For the years ended December 31,                   September 30,
                                        1994             1995             1996             1996             1997
                                  ----------       ----------       ----------       ----------       ----------
                                                                                              (unaudited)
Current tax expense:
    Federal                       $   93,200       $   97,800       $       --       $       --       $  121,000
    State                                 --          338,700           52,500           52,500          194,000
Deferred tax expense                 488,300          961,900       (1,079,000)        (809,000)       1,277,300
Change in valuation
allowance                           (488,300)        (961,900)       1,079,000          809,000       (1,277,300)
                                  ----------       ----------       ----------       ----------       ----------
Total provision                   $   93,200       $  436,500       $   52,500       $   52,500       $  315,000
                                  ==========       ==========       ==========       ==========       ==========


In 1994, 1995 and 1996, the Company's effective tax rates differ from the Federal statutory tax rate of 34% primarily due to the change in the deferred tax valuation allowance net of state tax expense.

Deferred income taxes and benefits are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences which give rise to deferred taxes are as follows:

                        APPLIED INTELLIGENT SYSTEMS, INC.

                                                             December 31,              September 30,
                                                          1995               1996              1997
                                                    ----------         ----------      ------------
                                                                                         (unaudited)
Deferred tax assets
   Net operating loss carryforward                  $4,482,000         $4,829,300        $2,953,000
   Inventory and accounts
   receivable reserves                                 338,000            726,300           668,500
   Business credit carryforward                        463,200            470,000           470,000
   Accrued expenses                                    533,600            519,000         1,059,600
   Property and equipment                               44,600            197,100           302,800
   Alternative minimum tax credit
   carryforward                                        135,400            157,000           162,200
   Note receivable reserve                                  --            139,400           144,700
   Other deferred tax assets                                --             37,700            37,700
                                                    ----------         ----------        ----------
                                                     5,996,800          7,075,800         5,798,500
Valuation allowance                                 (5,996,800)        (7,075,800)       (5,798,500)
                                                    ----------         ----------        ----------
Net deferred taxes                                  $       --         $       --        $       --
                                                    ==========         ==========        ==========

The Company has assessed its past earnings history and trends, sales backlog, budgeted sales, and the expiration dates of the carryforwards and is unable to conclude that it is more likely than not that they will realize the benefit of the net operating loss carryforwards. Valuation allowances of $5,996,800, $7,075,800 and $5,798,500 (unaudited) have been recorded to reserve the related deferred tax assets at December 31, 1995 and 1996 and September 30, 1997, respectively.

The Company has available net operating loss carryforwards to reduce future taxable income and general business credit carryforwards to offset future taxes payable. As of September 30, 1997 net operating loss carryforwards of $14,146,800 exist which expire over the period from 1999 through 2011. The general business and alternative minimum tax credit carryforwards approximate $632,200. The general business credits expire over the period from 1997 through 2002.


7.   Significant Customers and Export Sales

Significant Customers

The following summarizes significant customers from which the Company earned 10% or more of its annual revenues:

                        APPLIED INTELLIGENT SYSTEMS, INC.

                                               Number of                                           Percentage
                                             Significant         Significant        Revenues         of Total
                                               Customers            Customer          (000's)        Revenues
                                             -----------         -----------        --------       ----------
Nine months ended September 30, 1997              2                   A              $14,694           66%
(unaudited)                                                           B                4,322           20
Year ended December 31, 1996                      2                   A              $ 8,584           52%
                                                                      B                4,127           25
Year ended December 31, 1995                      2                   A              $12,439           55%
                                                                      B                4,917           22
Year ended December 31, 1994                      3                   A              $ 6,061           41%
                                                                      B                3,029           21
                                                                      C                2,100           14

Export Sales

Export sales, primarily to Asia and Europe, in 1994, 1995, 1996 and the nine months ended September 30, 1997, were approximately $4,002,000, $2,908,000, $2,485,000 and $2,353,000 (unaudited), respectively.

8.   Line of Credit

The Company had a $3,000,000 revolving unsecured bank line of credit agreement which expired on September 30, 1997. Interest was charged at the bank's prime rate. Renewal of the agreement has been approved by the bank, but has not yet been executed by AISI.


The maximum amounts outstanding during 1994, 1995 and 1996 under the Company's line of credit agreement were $1,700,000, $2,075,000 and $100,000, respectively. The average amounts outstanding and the weighted average interest rates for 1994, 1995 and 1996 were approximately $917,000, $744,000 and $8,000, and 7.6%,
9.1% and 8.5%, respectively. No amounts were borrowed during 1997.


The line of credit agreement contained a minimum tangible net worth requirement and provided for certain other non-financial conditions. In addition, the Company was required to maintain working capital of not less than $750,000, and a ratio of total liabilities to tangible net worth not to exceed 1.5 to 1.0.

9.   Leases and Notes Payable

The Company has entered into noncancelable operating and capital lease agreements for its office, engineering and manufacturing facilities and certain equipment. The facility leases require that the Company pay for insurance, taxes, maintenance and repairs. Rent expense under the operating leases was approximately $512,000, $619,000, $690,000 and $517,000 (unaudited) in 1994,
1995, 1996, and the nine months ended September 30, 1997, respectively. Minimum future rental commitments under noncancelable operating and capital leases at December 31, 1996 are as follows:

                        APPLIED INTELLIGENT SYSTEMS, INC.

                                                   Capital Lease         Operating
                                                     Obligations            Leases
                                                   -------------         ---------
   1997                                              $  78,914          $  590,720
   1998                                                 39,874             473,288
   1999                                                     --             465,900
   2000                                                     --             429,547
   2001                                                     --             435,696
   Thereafter                                               --           2,372,748
                                                     ---------          ----------
Total minimum payments                                 118,788          $4,767,899
                                                     =========          ==========
Less amounts representing interest                       6,725
                                                     ---------
Total present value of minimum lease
   payments at December 31, 1996                       112,063
Less current portion                                    73,196
                                                     ---------
Long-term portion                                    $  38,867
                                                     =========


Subsequent to December 31, 1996, the Company entered into an installment note payable to a bank to finance the purchase of certain equipment. Interest on the note is at the bank's prime rate plus 1/2%. The outstanding balance of the note is approximately $258,000 (unaudited) as of September 30, 1997.

10.  Related Party Transactions

During 1994 the Company loaned $500,000 to an officer of the Company under the terms of a demand note. During January 1995, the officer repaid to the Company all of the accrued interest and $460,920 of the principal on this note. During August 1995, the Company loaned $308,792 to an officer of the Company under the terms of a demand note which bears interest at the Company's effective borrowing rate. During August 1996, the Company loaned $30,000 to an officer of the Company under the terms of a demand note which bears interest at the Company's effective borrowing rate. The outstanding notes are secured by the officer's options to purchase the Company's common stock. Beginning in 1996, the Company established valuation allowances against the entire note and interest receivable balances.

11.  Employee Benefit Plan

The Company has a 401(k) plan covering all eligible employees. Participants may elect to defer a certain percentage of qualified compensation through voluntary contributions to the plan and the Company may make discretionary contributions to the plan based on the gross compensation of qualified participants. The Company made no contributions to the plan in 1994, 1995 or 1996.

12.  Contingencies

The Company is party to litigation and legal proceedings arising in the ordinary course of business. In the opinion of the Company's management, these matters will not have a material adverse effect on the financial condition and the results of operations of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Electro Scientific Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of Electro Scientific Industries, Inc. (an Oregon corporation) and subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electro Scientific Industries, Inc. and subsidiaries as of May 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1997 in conformity with generally accepted accounting principles.


                                       ARTHUR ANDERSEN LLP

Portland, Oregon
August 15, 1997

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                            May 31,
                                                                                   -----------------------      August 31,
                                                                                        1996          1997           1997
                                                                                   ---------     ---------      ---------
                                                                                              (in thousands)
CURRENT ASSETS:                                                                                               (unaudited)
Cash and cash equivalents.......................................................   $  19,600     $  17,801      $  14,242
Securities available for sale...................................................      18,363        27,860         30,332
                                                                                   ---------     ---------      ---------
Total cash and securities.......................................................      37,963        45,661         44,574
Trade receivables, less allowance for doubtful accounts of $314 and
$230 at May 31, 1996 and 1997 and $412 at August 31, 1997.......................      40,411        50,869         49,910
Inventories
Finished goods..................................................................       2,979         4,322          5,655
Work-in-process.................................................................       6,188         6,757         10,229
Raw materials and purchased parts...............................................      21,906        21,772         23,064
                                                                                   ---------     ---------      ---------
Total inventories...............................................................      31,073        32,851         38,948
Deferred income taxes...........................................................       2,747         2,366          2,366
Other current assets............................................................         819           580          1,530
                                                                                   ---------     ---------      ---------
Total current assets............................................................     113,013       132,327        137,328

PROPERTY AND EQUIPMENT, AT COST.................................................      39,086        40,963         43,467
Less-Accumulated depreciation...................................................    (22,265)      (24,559)       (25,347)
                                                                                   ---------     ---------      ---------
    Net property and equipment..................................................      16,821        16,404         18,120

DEFERRED INCOME TAXES...........................................................       1,137         1,042          4,042

OTHER ASSETS....................................................................       4,487         5,040          9,807
                                                                                   ---------     ---------      ---------
                                                                                   $ 135,458     $ 154,813      $ 169,297
                                                                                   =========     =========      =========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..............................................................   $   5,170     $   6,494        $ 7,516
  Accrued liabilities -
      Payroll related...........................................................       3,792         4,126          4,338
      Commissions...............................................................       1,961         2,189          2,326
   Income taxes.................................................................       2,930           811          3,163
   Other........................................................................       4,484         2,001          2,424
                                                                                   ---------     ---------      ---------
      Total accrued liabilities.................................................      13,167         9,127         12,251
  Deferred revenue..............................................................         276            78             --
                                                                                   ---------     ---------      ---------
      Total current liabilities.................................................      18,613        15,699         19,767

SHAREHOLDERS' EQUITY
Preferred stock, without par value; 1,000 shares authorized; no shares issued...          --            --             --
Common stock, without par value; 40,000 shares authorized; 9,355, 9,468 and
9,922 shares issued and outstanding at May 31, 1996 and 1997 and August 31,
1997, respectively..............................................................      55,940        57,736         72,093
Retained earnings...............................................................      60,905        81,378         77,437
                                                                                   ---------     ---------      ---------

  Total shareholders' equity                                                         116,845       139,114        149,530
                                                                                   ---------     ---------      ---------

                                                                                   $ 135,458     $ 154,813      $ 169,297
                                                                                   =========     =========      =========

                 The accompanying notes are an integral part of
                               these statements.

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


                        CONSOLIDATED STATEMENTS OF INCOME


                                                                                                          Three months ended
                                                                        Year ended May 31,                    August 31,
                                                              -------------------------------------     -----------------------
                                                                   1995          1996          1997          1996          1997
                                                              ---------     ---------     ---------     ---------     ---------
                                                                                                              (unaudited)
                                                                            (in thousands, except per share data)
Net sales                                                     $ 112,900     $ 166,310     $ 160,149     $  36,199     $  48,356

Cost of sales                                                    53,238        75,167        73,097        15,509        21,291
                                                              ---------     ---------     ---------     ---------     ---------

  Gross margin                                                   59,662        91,143        87,052        20,690       27,065

 Operating expenses:

  Selling, service and administrative                            29,094        41,564        38,974         9,242        12,249

  Research, development and engineering                          13,483        16,743        17,038         4,326         5,034

   Acquired in-process research and development                      --         6,000            --            --        11,124
                                                              ---------     ---------     ---------     ---------     ---------

  Total operating expenses                                       42,577        64,307        56,012        13,568        28,407

Operating income (loss)                                          17,085        26,836        31,040         7,122        (1,342)

Interest income                                                     565         1,210         1,523           392           453

Other income (expense), net                                       (167)         (719)          (75)          (276)           57
                                                              ---------     ---------     ---------     ---------     ---------

Income (loss) before income taxes                                17,483        27,327        32,488         7,238          (832)

Provision for income taxes                                        5,266        10,028        11,238         2,635         3,029
                                                              ---------     ---------     ---------     ---------     ---------

Net income (loss)                                             $  12,217     $  17,299     $  21,250     $   4,603     $  (3,861)
                                                              =========     =========     =========     =========     =========

Net income (loss) per share                                  $     1.49    $     1.86    $     2.27      $   0.49       $ (0.39)

Weighted average number of shares used in                         8,210         9,306         9,373         9,355          9,842
computing per share amounts


                 The accompanying notes are an integral part of
                               these statements.

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 For the years ended May 31, 1995, 1996 and 1997
                     and three months ended August 31, 1997


                                                                             Common Stock
                                                                        -----------------------
                                                                           Number                    Retained
                                                                        of Shares        Amount      Earnings         Total
                                                                        ---------     ---------     ---------     ---------
                                                                                      (in thousands)
BALANCE AT MAY 31, 1994, as previously reported                             6,420     $  22,097     $  31,450     $  53,547

   Adjustments for Chip Star, Inc. Pooling-of-Interests                       700           150          (138)           12
                                                                              ---           ---

BALANCE AT MAY 31, 1994, adjusted                                           7,120        22,247        31,312        53,559
   Net income                                                                  --            --        12,217        12,217
   Non-employee directors stock incentive plan                                 --            19            --            19
   Stock plans:
       Employee stock plans                                                   241         2,104            --         2,104
       Tax benefit of stock options exercised                                  --         1,068            --         1,068
   Shares issued for acquisition of Chicago Laser                             333         1,939            --         1,939
   Shares issued in stock offering                                          1,380        22,535            --        22,535
   Unrealized gain on securities                                               --            --            60            60
   Cumulative translation adjustment                                           --            --         1,655         1,655
                                                                        ---------     ---------     ---------     ---------

BALANCE AT MAY 31, 1995                                                     9,074        49,912        45,244        95,156
   Net income                                                                  --            --        17,299        17,299
   Stock plans:
       Employee stock plans                                                    85           706            --           706
       Tax benefit of stock options exercised                                  --           540            --           540
   Shares issued for acquisitions                                             196         4,782            --         4,782
   Unrealized loss on securities                                               --            --           (42)          (42)
   Cumulative translation adjustment                                           --            --        (1,596)       (1,596)
                                                                        ---------     ---------     ---------     ---------

BALANCE AT MAY 31, 1996                                                     9,355        55,940        60,905       116,845
   Net income                                                                  --            --        21,250        21,250
   Adjustment to align Chip Star, Inc. fiscal year with May 31                 --            --          (325)         (325)
   Stock plans:
       Employee stock plans                                                   113         1,235            --         1,235
       Tax benefit of stock options exercised                                  --           561            --           561
   Unrealized loss on securities                                               --            --           (19)          (19)
   Cumulative translation adjustment                                           --            --          (433)         (433)
                                                                        ---------     ---------     ---------     ---------

BALANCE AT MAY 31, 1997                                                     9,468     $  57,736     $  81,378     $ 139,114
Net income                                                                     --            --        (3,861)       (3,861)
Stock plans                                                                   107         2,407            --         2,407
Shares issued for acquisition of Dynamotion                                   347        11,950            --        11,950
Cumulative translation adjustment                                              --            --           (80)          (80)
                                                                        ---------     ---------     ---------     ---------
Balance at August 31, 1997 (unaudited)                                      9,922     $  72,093     $  77,437     $ 149,530
                                                                        =========     =========     =========     =========


                 The accompanying notes are an integral part of
                               these statements.

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                                                Three months
                                                                               Year ended May 31,              ended August 31,
                                                                     ----------------------------------     ---------------------
                                                                         1995         1996         1997         1996         1997
                                                                     --------     --------     --------     --------     --------
                                                                                                                 (unaudited)
 CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                 $ 12,217     $ 17,299     $ 21,250     $  4,603     $ (3,861)
   Adjustment to align Chip Star, Inc. fiscal year with May 31             --          --          (325)          --           --
   Adjustments to reconcile net income to cash provided by
     (used in) operating activities:
         Acquired in-process research and development and                  --        6,000           --           --       11,124
            merger related expenses
         Depreciation and amortization                                  2,646        2,803        3,109        1,034        1,186
         Other non-cash charges (credits)                                (414)          --           --           --           --
         Deferred income taxes                                         (1,626)        (770)         476           --           --
   Changes in operating accounts:
         (Decrease) Increase in trade receivables                     (15,198)      (6,010)     (11,599)      (2,276)       3,317
         Increase in inventories                                       (3,014)      (3,563)      (1,012)      (3,102)      (1,268)
         Decrease (increase) in other current assets                     (368)          43          239         (208)        (909)
         (Decrease) increase in accounts payable and accrued
            liabilities                                                 6,268       (3,987)      (2,028)        (813)      (4,040)
                                                                     --------     --------     --------     --------     --------
   Net cash provided by (used in) operating activities                    511       11,815       10,110         (762)       5,549
                                                                     --------     --------     --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of XRL subsidiary, net of cash acquired (1)                    --         (492)          --           --           --
   Purchase of Chicago Laser subsidiary, net of cash                     (707)          --           --           --           --
     acquired (2)
   Purchase of property and equipment                                  (3,070)      (3,755)      (3,469)        (683)      (1,919)
   Proceeds from the sale of property and equipment                       648           --           --           --           --
   Purchase of securities                                             (20,950)     (30,986)     (42,316)      (7,563)      (9,972)
   Proceeds from sales of securities and maturing securities            4,000       29,850       32,800        8,800        7,500
   (Increase) decrease in other assets                                 (1,458)         366         (720)          41         (145)
                                                                     --------     --------     --------     --------     --------
   Net cash (provided by) used in investing activities                (21,537)      (5,017)     (13,705)         595       (4,536)
                                                                     --------     --------     --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
   Payments to retire debt                                             (1,383)          --           --           --           --
   Repayment of Dynamotion subsidiary debt (3)                             --           --           --           --       (6,979)
   Proceeds from secondary stock offering                              22,535           --           --           --           --
   Proceeds from exercise of stock options and stock plans
     and related tax benefits                                           3,172        1,246        1,796          129        2,407
                                                                     --------     --------     --------     --------     --------
Net cash provided by (used in) financing activities                    24,324        1,246        1,796          129       (4,572)
                                                                     --------     --------     --------     --------     --------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                 3,298        8,044       (1,799)         (38)      (3,559)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
PERIOD                                                                  8,258       11,556       19,600       19,600       17,801
                                                                     --------     --------     --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                           $ 11,556     $ 19,600     $ 17,801     $ 19,562     $ 14,242
                                                                     ========     ========     ========     ========     ========


                   The accompanying notes are an integral part
                              of these statements.

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


(1)  Acquisition of XRL subsidiary:

Assets less liabilities acquired, net of cash acquired             $   (5,073)
Issuance of common stock                                                4,581
                                                                   ----------
Net cash used to acquire business                                  $     (492)
                                                                   ==========

(2)  Acquisition of Chicago Laser subsidiary:

Assets less liabilities acquired, net of cash acquired             $   (2,646)
Issuance of common stock                                                1,939
                                                                   ----------
Net cash used to acquire business                                  $     (707)
                                                                   ==========

(3)  Acquisition of Dynamotion subsidiary:

     Assets less liabilities acquired, net of cash                 $  (11,950)
     Issuance of common stock and common stock options                 11,950
                                                                   ----------
     Net cash used to acquire Dynamotion:                          $        0
                                                                   ==========

Cash payments for interest were not significant in 1997, 1996 or 1995.

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business Environment

     The accompanying consolidated financial statements include the accounts of Electro Scientific Industries, Inc. and its subsidiaries (the Company), all of which are wholly owned. The Company designs and manufactures sophisticated products used around the world in electronics manufacturing including: laser manufacturing systems for semiconductor yield improvement, production and test equipment for the manufacture of surface mount ceramic capacitors, circuit fine tuning systems, precision laser and mechanical electronic packaging production systems and machine vision systems. The Company serves the global electronics market from its headquarters in Portland, Oregon and through subsidiaries located in the United States, Europe and Asia.

Concentrations of Credit Risk

     The Company uses financial instruments that potentially subject it to concentrations of credit risk. Such instruments include cash equivalents, securities held for sale, trade receivables and financial instruments used in hedging activities. The Company invests its cash in cash deposits, money market funds, commercial paper, certificates of deposit and readily marketable debt securities. The Company places its investments with high credit quality financial institutions and limits the credit exposure from any one institution or instrument. To date, the Company has not experienced losses on any of these investments. The Company sells a significant portion of its products to a small number of electronics manufacturers: 47.1% of fiscal 1997 revenues were derived from ten customers. The Company's operating results could be adversely affected if the financial condition and operations of these key customers decline.

Concentrations of Other Risks

     The Company's operations involve a number of other risks and uncertainties including but not limited to the cyclicality of the electronics market, rapidly changing technology, international operations and hedging exposures.

Basis of Presentation

     In June 1997, ESI merged with Chip Star, Inc. (Chip Star), a privately-held company based in San Marcos, California. Chip Star provides capital equipment for producers of surface mount ceramic capacitors. Consideration paid to Chip Star was 700 shares of ESI stock. The merger was accounted for as a pooling-of-interests. Accordingly, all financial statements and footnote data have been restated. The following is a reconciliation of certain restated amounts with amounts previously reported.

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


                                                                                                   Three Months
                                                             Year Ended May 31,                           Ended
                                                  1995               1996             1997      August 31, 1996
                                              --------           --------         --------      ---------------
Sales:
  ESI                                         $108,215           $159,705         $150,159             $ 34,856
  Chip Star                                      4,685              6,605            9,990                1,343
                                              --------           --------         --------             --------
     As restated                              $112,900           $166,310         $160,149             $ 36,199

Net income:
  ESI                                          $11,517            $16,082          $18,952              $ 4,347
  Chip Star                                        700              1,217            2,298                  224
                                              --------           --------         --------             --------
    As restated                                 12,217             17,299          $21,250               $4,603


Summary of Significant Accounting Policies

Principles of Consolidation

     All material intercompany accounts and transactions have been eliminated.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and such differences could be material to the financial statements.

Reclassifications

     Certain reclassifications have been made in the accompanying consolidated financial statements for 1995 and 1996 to conform with the 1997 presentation.

Interim Financial Information

     The interim consolidated financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the management of the Company believes that the disclosures are adequate to make the information presented not misleading. Interim financial statements are by necessity somewhat tentative; judgments are used to estimate interim amounts for items that are normally determinable only on an annual basis. For example, the effective income tax rate is based on estimates of annual amounts of taxable income, tax credits and other factors.

     The interim period information included herein reflects all adjustments which are, in the opinion of the management of the company, necessary for a fair statement of the results of the respective interim periods. Results of operations for interim periods are not necessarily indicative of results to be expected for an entire year.

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


Revenue Recognition

     The Company generally recognizes revenue at the time of shipment.

Product Warranty

     The Company generally warrants its systems for a period of up to 12 months for material and labor to repair and service the system. A provision for the estimated cost related to warranty is recorded upon shipment.

Research and Development

     Research and development costs are expensed as incurred.

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


Taxes on Income

     Deferred income taxes have not been provided on unremitted earnings of foreign subsidiaries as the Company believes any U.S. tax on such earnings would be substantially offset by associated foreign tax credits.

Net Income Per Share

     Net income per share is computed using the weighted average number of common shares and common stock equivalents (stock options) outstanding, if significant.

Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

Inventories

     Inventories are principally valued at standard costs which approximate the lower of cost (first-in, first-out) or market. Costs utilized for inventory valuation purposes include material, labor and manufacturing overhead.

Depreciation and Capitalization Policies

     Depreciation is determined on the declining balance and straight-line methods based on the following useful lives: buildings: 25 to 40 years; building improvements: 5 to 15 years; and machinery and equipment: 3 to 10 years.

     Expenditures for maintenance, repairs and minor improvements are charged to expense. Major improvements and additions are capitalized. When property is sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in other expense.

Foreign Currency Translation

     The Company accounts for foreign currency translation in accordance with Statement of Financial Accounting Standards No. 52. The total cumulative translation adjustment included in retained earnings is $(4), $429 and $2,025 at May 31, 1997, 1996 and 1995, respectively. Foreign currency transaction losses were $176 and $227 for the years ended May 31, 1997 and 1995, respectively, with a gain of $380 for the year ended May 31, 1996. These amounts are included in other expense in the accompanying Consolidated Statements of Income.

Property and Equipment

     Major classes of property and equipment consist of the following:

                                                                 May 31,
                                                            1996        1997
                                                       ---------   ---------
Land...................................................$   3,419   $   3,419
Buildings and improvements.............................   13,004      13,143
Machinery and equipment................................   22,321      24,132
Construction in progress...............................      342         269
                                                       ---------   ---------
                                                       $  39,086   $  40,963

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


Line of Credit

     The Company has a short-term revolving line of credit with a large foreign bank totaling $7,000. At the Company's option, the interest rate is either prime or LIBOR plus 1.25 percent. There were no borrowings outstanding under the line at anytime during fiscal 1997 or the three months ended August 31, 1997 and subsequent to May 31, 1997 the expiration date for the line was extended to September 1998.

Employee Benefit Plans

     The Company has an employee savings plan under the provisions of section 401(k) of the Internal Revenue Code. The Company contributed $406, $462 and $334 to the plan for the years ended May 31, 1997, 1996 and 1995, respectively.

Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under the liability method specified by SFAS 109, the deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates for the years in which the taxes are expected to be paid.

     The net deferred tax asset as of May 31, 1996 and May 31, 1997 consists of the following tax effects relating to temporary differences and carryforwards:

                                                                 May 31,
                                                            1996        1997
                                                       ---------   ---------
 Deferred tax assets:
  Inventory valuation                                  $   1,129   $   1,385
   Vacation pay                                              560         629
   Warranty costs                                            350         440
   Accrued compensation                                      392         443

                                                           2,431       2,897
  Tax loss and credit carryforwards                        1,874       1,405

     Total deferred tax assets                             4,305       4,302

Deferred tax liabilities                                    (421)       (894)
                                                       ---------   ---------
Net deferred tax asset                                 $   3,884   $   3,408
                                                       =========   =========

     At May 31, 1997, there was a net operating loss carryforward of $4,015 available for U.S. federal income tax purposes. These losses were acquired as part of the XRL acquisition and expire through 2008.

     The components of income before income taxes and the provision for income taxes are as follows:

                                                              Year Ended May 31,
                                                        1995           1996           1997
                                                    --------       --------       --------
Income before income taxes:
   Domestic                                         $ 14,395       $ 25,690       $ 27,976
   Foreign                                             3,088          1,637          4,512
                                                    --------       --------       --------

                                                     $17,483        $27,327        $32,488
                                                     =======        =======        =======


                                      F-27

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


Provision for income taxes:
   Current:
   U.S. Federal and State                           $  4,088       $  9,371       $  8,298
   Foreign                                             1,736            887          1,903
                                                    --------       --------       --------
                                                       5,824         10,258         10,201

Deferred                                              (1,626)          (770)           476
   Income tax effect of stock options exercised        1,068            540            561
                                                    --------       --------       --------

                                                    $  5,266       $ 10,028       $ 11,238
                                                    ========       ========       ========

     In accordance with SFAS 109, the tax benefit related to stock option exercises has been recorded as an increase to Common Stock rather than a reduction to the provision for income taxes.

     A reconciliation of the provision for income taxes at the federal statutory income tax rate to the provision for income taxes as reported is as follows:

                                                                                      Year ended May 31,
                                                                               1995          1996            1997
                                                                           --------      --------        --------
Provision computed at federal statutory rate                                 $6,119      $  9,564        $ 11,371
Higher than U.S. tax rates in foreign jurisdictions                             753           314             323
Impact of U.S. tax loss and credit carryforwards utilization                 (1,236)         (434)             --
Impact of state taxes                                                           334           876           1,156
Benefit of foreign sales corporation (FSC)                                     (217)         (137)         (1,468)
Other, net                                                                     (487)         (155)           (144)
                                                                           --------      --------        --------
                                                                           $  5,266      $ 10,028        $ 11,238
                                                                           ========      ========        ========

     Consolidated income tax payments amounted to $4,715, $8,762 and $12,276 for the years ended May 31, 1995, 1996 and 1997, respectively.

Earnings Per Share

     In March 1997, the Financial Accounting Standards Board issued Statement 128, Earnings per Share ("SFAS 128"), superseding APB Opinion 15. SFAS 128 is required to be adopted for periods ending after December 15, 1997. When adopted, all prior earnings per share ("EPS") calculations will be restated to conform to SFAS 128. The pro forma effects of applying SFAS 128 to EPS are as follows:

                                                                                              Three months
                                                   Year ended May 31,                       ended August 31,
                                           --------------------------------------      -------------------------
                                                                                              (unaudited)
                                             1995           1996            1997          1996               1997
                                           ---------------------------------------------------------------------
Primary EPS as reported                    $ 1.49         $ 1.86          $ 2.27       $ 0.49            $ (0.39)
Effect of SFAS 128                           0.00           0.00            0.00         0.00               0.00
                                           ------         ------          ------       ------            -------
Basic EPS as restated                      $ 1.49         $ 1.86          $ 2.27       $ 0.49            $ (0.39)
                                           ======         ======          ======       ======            =======

Fully diluted EPS as reported              $ 1.49         $ 1.86          $ 2.27       $ 0.49            $ (0.39)
Effect of SFAS 128                          (0.04)         (0.04)          (0.05)       (0.01)               0.00
                                           ------         ------          ------       ------            -------
Diluted EPS as restated                    $ 1.45         $ 1.82          $ 2.22       $ 0.48            $ (0.39)
                                           ======         ======          ======       ======            =======

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


Commitments and Contingencies

     The Company has limited involvement with derivative financial instruments and does not use them for trading purposes. Derivatives are used to manage well defined foreign currency risks: the Company enters into forward exchange contracts to hedge the value of accounts receivable denominated in a foreign currency. Foreign exchange contracts have gains and losses that are recognized at the settlement date. At May 31, 1996 and 1997, the Company had forward exchange contracts totaling $7,460 and $5,470, respectively. These contracts generally mature in less than one year and the counter party is a large, widely recognized international bank; therefore, risk of credit loss as a result of nonperformance by the bank is minimal. The use of derivatives does not have a significant effect on the Company's results of operations or its financial position.

     The Company leases equipment and office space under operating leases which are non-cancelable and expire on various dates through 2002. The aggregate minimum commitment for rentals under operating leases beyond May 31, 1997 is not significant.

     The Company is a party to various legal proceedings. Management believes that the outcome of such proceedings will not have a material effect on the business, financial position or results of operations of the Company.

Securities Available for Sale

     The Company accounts for securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). The Company classifies its marketable debt securities as Securities Available for Sale in the accompanying Consolidated Balance Sheets. The fair market value of these securities at May 31, 1996 and 1997 is $18,363 and $27,860, respectively. All of the Company's marketable debt securities are invested in high-credit quality tax advantaged securities with maturities of less than one year from the date of purchase; the amortized cost of these securities approximates fair market value.

     During fiscal 1996 and 1997, proceeds of $29,850 and $32,800, respectively, resulted from the sales or maturities of securities; there were no realized gains or losses associated with these sales or maturities.

Shareholder Rights Plan

     In May 1989, the Company adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of Common Stock, payable to holders of record on June 23, 1989. Under certain conditions, each Right may be exercised to purchase 1/100 of a share of Series A No Par Preferred Stock at a purchase price of $55, subject to adjustment. The Rights are not presently exercisable and will only become exercisable following the occurrence of certain specified events. If these specified events occur, each Right will be adjusted to entitle its holder to receive, upon exercise, Common Stock (or, in certain circumstances, other assets of the Company) having a value equal to two times the exercise price of the Right or each Right will be adjusted to entitle its holder to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right, depending on the circumstances. The Rights expire on May 12, 1999 and may be redeemed by the Company for $0.01 per Right. The Rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the earnings of the Company.

Stock Plans

     The Company has stock option and restricted stock grant plans for officers and employees. During fiscal 1997, ESI recorded $475 of compensation expense related to stock grants earned in April 1997. Awards under these

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


plans are determined by the Compensation Committee of the Board of Directors. Stock appreciation rights may be granted in connection with options, although no options have been granted that include stock appreciation rights. Option prices are at fair market value at the date of the grant and all expire ten years from the date of grant.

     The Company has an employee stock purchase plan which allows qualified employees to direct up to 15% of base pay for purchases of stock. The purchase price for shares purchased under the Plan is the lower of 85% of the fair market value of stock on January 8, 1997 or January 7, 1998.

     The Company accounts for its stock option plans and its employee stock purchase plan in accordance with the provisions of the Accounting Principles Board's Opinion No. 25 (APB 25), "Accounting For Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting For Stock Based Compensation." SFAS 123 provides an alternative to APB 25 and was effective beginning with the Company's 1996 fiscal year. The Company will continue to account for its employee stock plans in accordance with the provisions of APB
25. Accordingly, the Company has elected to provide pro forma disclosures as required by SFAS 123.

     The Company has computed, for pro forma disclosure purposes, the value of all options granted under the stock option plan to be $16.04 and $13.26 for 1997 and 1996. The pro forma value of options granted under the employee stock purchase plan is immaterial for both 1997 and 1996. These computations were made using the Black-Scholes option-pricing model, as prescribed by SFAS 123, with the following weighted average assumptions for grants in 1997 and 1996:

              Risk-free interest rate                           7.5%
              Expected dividend yield                             0%
              Expected life stock option plan                7 years
              Expected volatility                              48.5%

     The total value of options granted would be amortized on a pro rata basis over the vesting period of the options. Options generally vest equally over four years. If the Company had accounted for these plans in accordance with SFAS 123, the Company's net income and net income per share would have decreased as reflected in the following pro forma amounts:


                                                          Year ended May 31,
                                                           1996          1997
                                                       --------      --------
Net income:
   As reported                                         $ 17,299      $ 21,250
   Pro forma                                             17,048        20,514

Net income per share:
   As reported                                         $   1.86      $   2.27
   Pro forma                                               1.85          2.22

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


     The following table summarizes activity in stock plans for the years ended May 31, 1997 and 1996:

                                                                                    Year ended May 31,
                                                                          1996                               1997
                                                             -----------------------------      -----------------------------
                                                                                  Weighted-                          Weighted-
                                                                          Average Exercise                   Average Exercise
                                                             Shares                  Price      Shares                  Price
Options outstanding at beginning of year                        675                 $17.61         835                 $20.60
   Granted.............................................         277                  22.20         230                  25.95
   Exercised...........................................          73                   9.05          93                  16.47
   Canceled   .........................................          44                  20.35          55                  20.93
                                                             ------                 ------      ------                 ------
Options outstanding at end of year.....................         835                  20.60         917                  22.83
                                                             ======                 ======      ======                 ======
Exercisable at end of year.............................         260                 $15.03         355                 $18.27
                                                             ======                 ======      ======                 ======

     The following table sets forth the exercise price range, number of shares outstanding at May 31, 1997, weighted average remaining contractual life, weighted average exercise price, number of exercisable shares and weighted average exercise price of exercisable options by groups of similar price and grant date:

                                Options Outstanding                                                     Options Exercisable
   ----------------------------------------------------------------------------------            ----------------------------------

                                                  Weighted-
                                                   Average
                            Outstanding           Remaining             Weighted-                Exercisable            Weighted-
   Range of Exercise            as of         Contractual Life       Average Exercise               as of           Average Exercise
        Prices              May 31, 1997           (Years)                Price                  May 31, 1997             Price
   $  2.63-$9.88                267                 5.76                 $ 8.86                      217                 $ 8.53
      9.89-18.00                210                 8.60                  17.46                       51                  16.58
     18.01-24.00                183                 7.96                  23.62                       75                  23.75
     24.01-33.00                243                 9.59                  28.22                        9                  32.80
     33.01-39.38                 14                 8.25                  38.36                        3                  38.36
                                ---                                                                  ---

                                917                 8.18                 $22.83                      355                 $18.27
                                ===                                                                  ===

Geographic Reporting

     The Company operates in the capital equipment segment of the electronics industry with geographic operations in the United States, Europe and Asia. Transfers between geographic areas are made at prevailing market prices. Operating income is total revenue less operating expenses. In computing operating income, none of the following items have been added or deducted: interest income, other expense or the provision for income taxes. Identifiable assets are those assets of the Company that are identified with the operations in each geographic location. Corporate assets are primarily cash and cash equivalents and securities available for sale.

     Export sales included in United States sales to unaffiliated customers for the years ended May 31, 1995, 1996 and 1997 were as follows:

                                                     Europe          Asia         Total
May 31, 1995.....................................     3,889        36,605        40,494
May 31, 1996.....................................     1,926        68,192        70,118
May 31, 1997.....................................    $4,282       $59,053       $63,335

     In fiscal 1997 and 1996, there were no sales to any one customer in excess of 10% of consolidated net sales. During fiscal 1995, one customer accounted for 11.9% of consolidated net sales.

     The following data represents segment information for the years ending May 31:

                                                                                                 Adjustments
                                                    United                                               and
1995                                                States            Europe         Asia       Eliminations      Consolidated
                                                 ---------        ----------     --------    ---------------      ------------
Sales to unaffiliated customers                  $  73,853        $   15,869     $ 23,178       $         --         $ 112,900
Transfers between geographic areas                  24,631                 9          434            (25,074)               --
                                                 ---------        ----------     --------       ------------         ---------
Total revenue                                    $  98,484        $   15,878     $ 23,612       $    (25,074)        $ 112,900
Operating income                                 $  13,441        $      791     $  2,605       $        248         $  17,085
Identifiable assets at May 31, 1995              $  84,926        $    7,994     $ 10,922       $    (19,746)        $  84,096
Corporate assets                                                                                                        28,825
                                                                                                                     ---------
Total assets at May 31, 1995                                                                                         $ 112,921

1996

Sales to unaffiliated customers                  $ 125,669        $   18,329     $ 22,312       $         --         $ 166,310
Transfers between geographic areas                  28,009                 8          543            (28,560)               --
                                                 ---------        ----------     --------       ------------         ---------
Total revenue                                    $ 153,678        $   18,337     $ 22,855       $    (28,560)        $ 166,310
Operating income 1                               $  24,847        $      260     $  1,965       $       (236)        $  26,836
Identifiable assets at May 31, 1996              $ 101,397        $    8,624     $  8,049       $    (20,575)        $  97,495
Corporate assets                                                                                                        37,963
                                                                                                                     ---------
Total assets at May 31, 1996                                                                                         $ 135,458

1997

Sales to unaffiliated customers                  $ 110,318        $   28,872     $ 20,959       $         --         $ 160,149
Transfers between geographic areas                  35,986                --          427            (36,413)               --
                                                 ---------        ----------    ---------       ------------         ---------
Total revenue                                    $ 146,304        $   28,872     $ 21,386       $    (36,413)        $ 160,149
Operating income                                 $  26,656        $    2,899     $  1,623       $       (138)        $  31,040
Identifiable assets at May 31, 1997              $  96,299        $   11,374     $  9,480       $     (8,001)        $ 109,152
Corporate assets                                                                                                        45,661
                                                                                                                     ---------
Total assets at May 31, 1997                                                                                         $ 154,813

1 Includes the $6,000 in-process research and development charge associated with the acquisition of XRL, Inc.

Acquisitions

XRL, Inc.

     In July 1995, the Company acquired all of the outstanding stock of XRL, Inc., a privately held company based in Canton, Massachusetts. XRL provides capital equipment for semiconductor yield improvement. The purchase consideration consisted of 179 shares of ESI stock. The transaction was accounted for as a purchase.

     In connection with the purchase price allocation, an analysis of the fair value of the intangible assets acquired indicated that substantially all of the acquired intangible assets consisted of research and development

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


projects in process. The development of these projects had not reached technological feasibility and the technology has no alternative future use. In accordance with generally accepted accounting principles, the acquired in-process research and development of $6,000 was charged to expense during the quarter ended August 31, 1995 and is reflected in the accompanying Consolidated Statements of Income.

     Pro forma combined income statement data for the years ended May 31, 1996 and 1995 was not materially different from results presented in the accompanying Consolidated Statements of Income.

Subsequent Event - Dynamotion Corp.

     In June 1997, ESI acquired all of the equity of Dynamotion/ATI Corp. (Dynamotion), a publicly-held company based in Santa Ana, California. Dynamotion provides mechanical drilling equipment for printed circuit board manufacturers. The preliminary purchase consideration was $11,950 (347 shares of ESI stock) and assumption of $14,352 of liabilities. The purchase consideration includes the fair market value of all Dynamotion stock options. The purchase price allocation includes $2,229 of goodwill which will be amortized over seven years. The Company is still obtaining certain data related to the acquisition, and accordingly, the purchase price allocation remains open. The transaction was accounted for as a purchase.

     In connection with the purchase price allocation, an analysis of the fair value of the intangible assets acquired indicated that substantially all of the acquired intangible assets consisted of research and development projects in process. The development of these projects had not reached technological feasibility and the technology has no alternative future use. In accordance with generally accepted accounting principles, the acquired in-process research and development of $9,000 will be charged to expense during the quarter ended August 31, 1997. The Company currently believes that the research and development efforts will result in commercially feasible products in the next 24 months at an estimated additional cost of $2,000.

     Unaudited pro forma combined income statement data for the years ended May 31, 1996 and 1997 and for the three months ended August 31, 1996 are as follows:

                                                                                                 Three
                                                                                          months ended
                                                             Year ended                     August 31,
                                                       ----------------------------       ------------
                                                              1996             1997               1996
                                                       -----------      -----------       ------------
Sales                                                  $   179,813      $   172,787       $     39,530
Income from continuing operations                      $    13,915      $    15,256       $      3,385
Net income per share                                         $1.44            $1.57              $0.35

Quarterly Financial Information
(Unaudited)

Year ended May 31, 1996                                   1st              2nd              3rd              4th
                                                      Quarter          Quarter          Quarter          Quarter            Total
                                                    ---------        ---------        ---------        ---------        ---------
Net sales                                           $  38,721        $  43,089        $  42,119        $  42,381        $ 166,310
Gross margin                                           20,951           23,541           22,840           23,811           91,143
Net income                                              1,226/1          5,393            5,122            5,558           17,299
Net income per share                                $    0.13/1      $    0.58        $    0.55        $    0.60        $    1.86

/1 Includes the $6,000 in-process research and development charge associated with the acquisition of XRL, Inc.

              ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES


Year ended May 31, 1997                                   1st              2nd              3rd              4th
                                                      Quarter          Quarter          Quarter          Quarter            Total
                                                    ---------        ---------        ---------        ---------        ---------
Net sales                                           $  36,199        $  37,415        $  40,347        $  46,188        $ 160,149
Gross margin                                           20,690           20,932           22,160           23,270           87,052
Net income                                              4,603            5,103            5,758            5,786           21,250
Net income per share                                $    0.49        $    0.55        $    0.61        $    0.62        $    2.27

                                                                         ANNEX A

                                    AGREEMENT
                                       OF
                            REORGANIZATION AND MERGER

                                      among

                       Electro Scientific Industries, Inc.
                             an Oregon corporation,

                        Applied Intelligent Systems, Inc.
                             a Michigan corporation,

                                       and

                             Asteroid Merger Corp.,
                             an Oregon corporation.


                               September 29, 1997

                                TABLE OF CONTENTS


                                    ARTICLE I
                                   THE MERGER

1.1    The Merger..............................................................2
1.2    Effect of Merger........................................................2
       1.2.1    The Surviving Corporation......................................2
       1.2.2    Directors and Officers.........................................3
1.3    Merger Consideration....................................................3
       1.3.1    AISI Stock.....................................................3
       1.3.2    Stock Splits, Etc..............................................4
       1.3.3    Merger Corp. Stock.............................................4
       1.3.4    Options........................................................5
1.4    Surrender and Cancellation of Certificates..............................6
       1.4.1    Surrender of Certificates......................................6
       1.4.2    Option Agreements..............................................7
       1.4.3    No Fractional Shares...........................................7
       1.4.4    Cancellation...................................................8
       1.4.5    Treasury Shares................................................8
       1.4.6    Escheat........................................................8
       1.4.7    Withholding Rights.............................................8
1.5    Dissenters' Rights......................................................9
       1.5.1    Notice.........................................................9
       1.5.2    Rights of Dissenting Shares....................................9
1.6    Stock Transfer Books...................................................10
1.7    Closing................................................................10
1.8    Subsequent Actions.....................................................10

                                   ARTICLE II
                               FURTHER AGREEMENTS

2.1    Noncompetition and Confidentiality Agreements..........................11
2.2    Escrow Agreement.......................................................11

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of AISI.................................12
       3.1.1    Organization and Status.......................................12
       3.1.2    Capitalization................................................12

       3.1.3    Corporate Authority...........................................13
       3.1.4    Governmental Filings..........................................14
       3.1.5    Investments; Subsidiaries.....................................14
       3.1.6    No Adverse Consequences.......................................14
       3.1.7    Financial Statements..........................................15
       3.1.8    Undisclosed Liabilities; Returns..............................15
       3.1.9    Absence of Certain Changes or Events..........................16
       3.1.10   Prohibited Payments...........................................18
       3.1.11   Litigation....................................................18
       3.1.12   Compliance with Laws; Judgments...............................18
       3.1.13   Employment Matters............................................19
                3.1.13.1 Labor Matters........................................19
                3.1.13.2 Employee Benefits....................................19
                3.1.13.3 Employment Agreements................................21
                3.1.13.4 Compensation.........................................21
                3.1.13.5 Confidentiality and Inventions Agreements............22
       3.1.14   Title to and Condition of Real Property.......................22
       3.1.15   Title to and Condition of Fixed Assets........................23
       3.1.16   Intellectual Property.........................................23
       3.1.17   Certain Contracts and Arrangements............................24
       3.1.18   Status of Contracts...........................................25
       3.1.19   Insurance.....................................................26
       3.1.20   Permits and Licenses..........................................26
       3.1.21   Taxes.........................................................27
                3.1.21.1 Returns..............................................27
                3.1.21.2 Taxes Paid or Reserved...............................28
                3.1.21.3 Definition...........................................28
       3.1.22   Related Party Interests.......................................29
       3.1.23   No Powers of Attorney or Restrictions.........................29
       3.1.24   Environmental Conditions......................................30
                3.1.24.1 Compliance...........................................30
                3.1.24.2 Hazardous Substances.................................30
                3.1.24.3 Filings and Notices..................................31
                3.1.24.4 Definitions..........................................31
       3.1.25   Consents and Approvals........................................32
       3.1.26   Records.......................................................32
       3.1.27   Receivables...................................................32
       3.1.28   Bank Accounts.................................................32
       3.1.29   Product Warranties............................................33
       3.1.30   Inventories...................................................33
       3.1.31   Product Liability.............................................34
       3.1.32   Backlog and Customer Information..............................34
       3.1.33   Accounting Controls...........................................34

       3.1.34   Brokers and Finders...........................................34
       3.1.35   Reliance......................................................35
       3.1.36   Accuracy of Representations and Warranties....................35
       3.1.37   Prospectus/Information Statement..............................35
       3.1.38   Continuity of Business Enterprise.............................36
       3.1.39   1998 Forecast.................................................36
3.2    Representations and Warranties of ESI..................................36
       3.2.1    Organization and Status.......................................36
       3.2.2    Capitalization................................................36
       3.2.3    Corporate Authority...........................................37
       3.2.4    Governmental Filings..........................................37
       3.2.5    SEC Reports and Financial Statements..........................37
       3.2.6    Litigation....................................................38
       3.2.7    No Adverse Consequences.......................................38
       3.2.8    Brokers and Finders...........................................38
       3.2.9    Prospectus/Information Statement..............................39
3.3    Representations and Warranties Relating to Merger Corp.................39
       3.3.1    Organization and Status.......................................39
       3.3.2    Capitalization................................................39
       3.3.3    Corporate Authority...........................................40
       3.3.4    Governmental Filings..........................................40
       3.3.5    Litigation....................................................40
       3.3.6    No Operations.................................................40

                                   ARTICLE IV
                                    COVENANTS

4.1    Mutual Covenants.......................................................41
       4.1.1    Consents and Approvals........................................41
       4.1.2    Best Efforts..................................................41
       4.1.3    Publicity.....................................................41
       4.1.4    Confidentiality...............................................41
4.2    Covenants of AISI......................................................41
       4.2.1    Conduct of Business...........................................42
       4.2.2    Acquisition Proposals.........................................44
       4.2.3    Investigations................................................45
       4.2.4    Antitrust Improvements Act....................................45
       4.2.5    AISI Shareholders Approval....................................46
       4.2.6    Information for Prospectus/Information Statement and
                Registration Statement........................................46
4.3    Covenants of ESI.......................................................46
       4.3.1    Conduct of Business...........................................47
       4.3.2    Registration Statement........................................47

       4.3.3    Listing of ESI Common Stock...................................47
       4.3.4    Antitrust Improvements Act....................................47
       4.3.5    Issuance of Certificates......................................47
       4.3.6    Registration of Option Shares.................................48
       4.3.7    Directors & Officers Insurance................................48
4.4    Covenants of Merger Corp...............................................48

                                    ARTICLE V
                                   CONDITIONS

5.1    Conditions to the Obligations of All Parties...........................49
       5.1.1    Regulatory Approvals..........................................49
       5.1.2    Litigation....................................................49
                5.1.3    Section 368(a)(2)(E) of the Code Requirement.........49
5.2    Conditions to the Obligations of AISI..................................50
       5.2.1    Representations, Warranties and Covenants.....................50
       5.2.2    No Material Adverse Change....................................51
       5.2.3    Opinion of Counsel............................................51
       5.2.4    Registration of Securities; Listing...........................51
       5.2.5    Shareholders' Approval; Dissenters............................51
       5.2.6    Accountants Opinion...........................................51
5.3    Conditions to the Obligations of ESI and Merger Corp...................52
       5.3.1    Representations, Warranties and Covenants.....................52
       5.3.2    Opinion of Counsel............................................52
       5.3.3    Consents and Approvals........................................52
       5.3.4    No Material Adverse Change; Completion of Inspection..........52
                5.3.4.1  No Material Adverse Change...........................53
                5.3.4.2  Completion of Investigation..........................53
       5.3.5    Accountants Opinion...........................................53
       5.3.6    Registration of Securities; Listing...........................53
       5.3.7    Affiliate Representation Letters..............................54
       5.3.8    Continuity of Interests Letter................................54
       5.3.9    Other Agreements..............................................54
       5.3.10   Physical Count of Assets......................................54
       5.3.11   Tax Clearance Certificate.....................................55
       5.3.12   Related Party Agreements......................................55
       5.3.13   Confidentiality Agreements....................................55
       5.3.14   Updated Financial and Other Information.......................55
       5.3.15   Environmental Report..........................................55
       5.3.16   Fairness Opinion..............................................55

                                   ARTICLE VI
                          SURVIVAL AND INDEMNIFICATION

6.1    Survival...............................................................56
6.2    Scope of Indemnification...............................................56
6.3    Escrow.................................................................57
6.4    Limitations............................................................57
       6.4.1    Minor Claims..................................................57
       6.4.2    Escrowed Property.............................................57
6.5    Claim Procedure for Indemnification....................................58
       6.5.1    Notice........................................................58
       6.5.2    Response to Third Party Claim.................................58
       6.5.3    Diligent Conduct..............................................58

                                   ARTICLE VII
                                   TERMINATION

7.1    Termination by Mutual Consent..........................................59
7.2    Termination by Either AISI or ESI......................................59
7.3    Effect of Termination and Abandonment..................................60
7.4    Termination Fees.......................................................60

                                  ARTICLE VIII
                            MISCELLANEOUS AND GENERAL

8.1    Payment of Expenses....................................................62
8.2    Entire Agreement.......................................................62
8.3    Assignment.............................................................62
8.4    Binding Effect; No Third Party Benefit.................................62
8.5    Amendment and Modification.............................................63
8.6    Waiver of Conditions...................................................63
8.7    Counterparts...........................................................63
8.8    Captions...............................................................63
8.9    Subsidiary.............................................................63
8.10   Notices................................................................64
8.11   Choice of Law..........................................................65
8.12   Attorneys' Fees........................................................65
8.13   Separability...........................................................65

                                    EXHIBITS

A  -  Plan of Merger
B  -  Form of ESI Confidentiality Agreement
C  -  Form of Escrow Agreement
D  -  Form(s) of Confidentiality and Inventions Agreements
E  -  Form of Counsel Opinion for ESI
F  -  Form of Counsel Opinion for AISI
G  -  Form of Affiliate Representation Letter
H  -  Form of Continuity of Interests Letter

                                    SCHEDULES


             Schedule                                                       Page

3.1          AISI Disclosure Schedule                                         12
3.1.2        AISI Shareholders and Option Holders                             13
3.1.5        AISI Investments                                                 14
3.1.13.2     Employee Benefits                                                19
3.1.13.3     Employment Manuals                                               21
3.1.13.4     Compensation                                                     21
3.1.14       Leased Real Property                                             22
3.1.15       Tangible Personal Property                                       23
3.1.16       Intellectual Property                                            23
3.1.17       Other Agreements                                                 24
3.1.19       Insurance Policies                                               26
3.1.20       Permits                                                          26
3.1.21       Audits                                                           27
3.1.22       Related Parties                                                  29
3.1.28       Bank Accounts                                                    32
3.1.29       Product Warranty                                                 33
3.1.30       Inventory                                                        33
3.1.32       Backlog                                                          34
3.2          ESI Disclosure Schedule                                          36
5.3.7        Signatories to Affiliate Representation Letter                   54
5.3.8        Signatories to Continuity of Interest Letter                     54

                                 INDEX OF TERMS


Term                                    Section                             Page
----                                    -------                             ----

1998 Forecast                           Section 3.1.39                        36
Acquisition Transaction                 Section 4.2.2                         44
Agreement                               Preamble                               1
AISI                                    Preamble                               1
AISI Common Stock                       Section 1.1                            2
AISI Disclosure Schedule                Section 3.1                           12
AISI Stock Plans                        Section 3.1.2                         13
Cash Election Shares                    Section 1.3.3(b)                       4
Claim Notice                            Section 6.5.1                         58
Closing                                 Section 1.7                           10
Closing Date                            Section 1.7                           10
Code                                    Recital B                              1
Confidentiality Agreements              Section 4.1.4                         41
Contracts                               Section 3.1.18                        25
Conversion Ratio                        Section 1.3                            3
Current Balance Sheet                   Section 3.1.7                         15
Damages                                 Section 6.2                           56
Disclosed Litigation                    Section 6.2                           56
Dissenters' Rights                      Section 1.5.1                          9
Dissenting Shareholder                  Section 1.5.2                          9
Dissenting Shares                       Section 1.5.2                          9
Effective Time                          Section 1.1                            2
Environmental Law                       Section 3.1.24.4                      31
ERISA                                   Section 3.1.13.2                      20
ERISA Plans                             Section 3.1.13.2                      20
Escrow Agreement                        Section 2.2                           10
Escrowed Property                       Section 6.3                           57
ESI                                     Preamble                               1
ESI Common Stock                        Section 1.1                            2
ESI Disclosure Schedule                 Section 3.2                           36
ESI SEC Reports                         Section 3.2.5                         38
Financial Statements                    Section 3.1.7                         15
Governmental Entity                     Section 3.1.4                         14
Hazardous Substance                     Section 3.1.24.4                      31
HSR Filing                              Section 4.2.4                         45
Indemnified Parties                     Section 6.2                           56
Intellectual Property                   Section 3.1.16                        23
Leased Real Property                    Section 3.1.14                        22

Term                                    Section                             Page
----                                    -------                             ----

MBCA                                    Section 1.2.1                          2
Merger                                  Section 1.1                            2
Merger Consideration                    Section 1.3                            3
Merger Corp.                            Preamble                               1
OBCA                                    Section 1.2                            2
Permits                                 Section 3.1.20                        26
Policies                                Section 3.1.19                        26
Previously Leased Real Property         Section 3.1.14                        22
Prospectus/Information Statement        Section 4.2.5                         46
Reserves or Reserved                    Section 3.1.8                         15
Returns                                 Section 3.1.21.1                      27
SEC                                     Section 3.2.5                         38
Shareholder Representatives             Section 2.2                           11
Subsidiary                              Section 8.9                           63
Surviving Corporation                   Section 1.2.1                          2
Tangible Personal Property              Section 3.1.15                        23
Taxes                                   Section 3.1.21.3                      28
Third Party Claims                      Section 6.5.2                         58

                                    AGREEMENT

                                       OF

                            REORGANIZATION AND MERGER


     THIS AGREEMENT OF REORGANIZATION AND MERGER (this "Agreement") is entered into as of September 29, 1997 among Electro Scientific Industries, Inc., an Oregon corporation ("ESI"), Applied Intelligent Systems, Inc., a Michigan corporation ("AISI"), and Asteroid Merger Corp., an Oregon corporation ("Merger Corp.").

                                    RECITALS

     A. The Boards of Directors of ESI and AISI have determined that it is in the best interests of their respective shareholders for ESI to acquire AISI upon the terms and subject to the conditions set forth herein.

     B. It is intended that the Merger (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

     In consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 The Merger. Pursuant to the laws of the States of Michigan and Oregon, and subject to and in accordance with the terms and conditions of this Agreement and the Plan of Merger attached hereto as Exhibit A, Merger Corp. shall be merged with and into AISI, and the outstanding shares of AISI Common Stock, no par value (the "AISI Common Stock") shall be converted into the right to receive shares of ESI Common Stock, without par value (the "ESI Common Stock"), in a transaction intended to qualify as a tax-free reorganization under Section 368(a)(1)(A) and (a)(2)(E) of the Code. AISI and Merger Corp. shall execute Articles of Merger, to be filed with the Secretaries of State of the States of Michigan and Oregon on the Closing Date, as defined in Section 1.7, or as soon thereafter as practicable. The merger of Merger Corp. with and into AISI (the "Merger") shall take effect (the "Effective Time") upon the later of the time when the Articles of Merger are duly filed with the Secretary of State of the State of Michigan, and the time when the Articles of Merger are duly filed with the Corporation Division of the Secretary of State of the State of Oregon, or at such other time as the parties may agree upon in writing pursuant to applicable law.

     1.2 Effect of Merger.

          1.2.1 The Surviving Corporation. At the Effective Time, Merger Corp. shall be merged with and into AISI in the manner and with the effect provided by the Michigan Business Corporation Act (the "MBCA") and the Oregon Business Corporation Act (the "OBCA"), the separate corporate existence of Merger Corp. shall cease and AISI shall be the surviving corporation (the "Surviving Corporation"). The outstanding shares of AISI Common Stock shall be converted into shares of ESI Common Stock, and the outstanding shares of capital stock of Merger Corp. shall be converted into shares of capital stock of the Surviving Corporation, all on the basis, terms and conditions described in
Section 1.3.

          1.2.2 Directors and Officers. At and as of the Effective Time, the directors and officers of the Surviving Corporation shall be as follows:

             Directors

             Donald R. VanLuvanee
             Barry L. Harmon
             Larry T. Rapp

             Officers

             Donald R. VanLuvanee     President and Chief Executive Officer
             Barry L. Harmon          Vice President and Chief Financial Officer
             Larry T. Rapp            Secretary

     1.3 Merger Consideration. Each share of AISI Common Stock outstanding immediately before the Effective Time (excluding each Dissenting Share as defined in Section 1.5.2) shall be converted into the right to receive the number of shares of ESI Common Stock (the "Merger Consideration") that corresponds to a ratio (the "Conversion Ratio") determined by dividing 1,400,000 by the sum of the total shares of AISI Common Stock outstanding on the Closing Date plus the total number of AISI shares subject to the Options (as defined in Section 1.3.4) on the Closing Date. The manner and basis of converting the shares of AISI Common Stock shall be as follows:

          1.3.1 AISI Stock. Each share of AISI Common Stock which is outstanding immediately before the Effective Time and which is not a Dissenting Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into the right to receive the number of shares of ESI Common Stock that corresponds to one multiplied by the Conversion Ratio (i.e., 1 x Conversion Ratio).

          1.3.2 Stock Splits, Etc. If, between the date of this Agreement and the Effective Time, the outstanding shares of either AISI Common Stock or ESI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, combination, recapitalization, stock split, stock dividend, subdivision, exchange of shares, or other extraordinary transaction, the Conversion Ratio shall be adjusted proportionately.

          1.3.3 Merger Corp. Stock. Each share of Common Stock of Merger Corp. issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into and become one share of common stock of the Surviving Corporation. After the Effective Time, ESI, the sole holder of shares of Merger Corp. common stock outstanding immediately prior to the Effective Time, shall, upon surrender for cancellation of a certificate representing such shares to the Surviving Corporation, be entitled to receive in exchange therefore a certificate representing the number of shares of common stock of the Surviving Corporation into which such shares of Merger Corp. common stock have been converted pursuant to this Section 1.3.3. Until so surrendered, the certificates which prior to the Merger represented shares of Merger Corp. common stock shall be deemed, for all corporate purposes, including voting entitlement, to evidence ownership of the shares of the Surviving Corporation common stock into which such shares of Merger Corp. common stock shall have been converted.

          1.3.4 Options. Except as otherwise provided in this Section 1.3.4, the terms and provisions of the stock options (the "Options") held by those AISI option holders identified in Schedule 3.1.2 shall continue in full force and effect following the Merger. By virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, each Option shall be assumed by ESI and shall be converted into an option to purchase the whole number of shares of ESI Common Stock corresponding to the number of shares of AISI Common Stock which the holder of the Option would have been entitled to receive had such holder exercised the Option in full immediately prior to the Effective Time (whether or not such Option shall then have been exercisable), which number of shares shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of AISI Common Stock for which such Option is exercisable multiplied by (y) the Conversion Ratio. The exercise price per share shall be redetermined by dividing the per share exercise price immediately prior to the Effective Time by the Conversion Ratio. The term, exercisability, vesting schedule, status as an "Incentive Stock Option" under
Section 422 of the Code, if applicable, and all other terms and conditions of the Options will to the extent permitted by law and otherwise reasonably practicable be unchanged; each Option which is an Incentive Stock Option shall be adjusted in accordance with the requirements of Section 424(a) of the Code so as not to constitute a modification, renewal or extension of the Option within the meaning of Section 424(h) of the Code. Continuous employment with AISI shall be credited to the optionee for purposes of determining the vesting of the number of shares of ESI Common Stock subject to exercise under the optionee's converted Option after the Effective Time.

     1.4 Surrender and Cancellation of Certificates.

          1.4.1 Surrender of Certificates. After the Effective Time, each holder of shares of AISI Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares), upon surrender to ESI or its agent designated for such purpose of a certificate or certificates representing such shares, along with a transmittal letter in the form described below and stock powers duly endorsed in blank, shall be entitled to receive (x) a certificate representing the number of shares of ESI Common Stock into which such shares of AISI Common Stock shall have been converted pursuant to the provisions of
Section 1.3 less the number of such shares determined to be Escrowed Property (as defined in Section 6.3) and (y) subject to Section 6.3 and the provisions of the Escrow Agreement, a certificate representing the shares of ESI Common Stock determined to be Escrowed Property. If any certificate for shares of ESI Common Stock is to be issued in a name other than that in which the certificate for AISI Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to ESI or its agent designated for such purpose any transfer or other taxes required, or establish to the satisfaction of ESI or its agent that such tax has been paid or is not payable. If any holder of AISI Common Stock canceled and retired in accordance with this Agreement is unable to deliver a certificate or certificates representing such shares of the holder, ESI, in the absence of actual notice that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the number of shares of Common Stock to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of the following: (i) evidence satisfactory to

ESI (a) that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and
(b) that he is the person who would be entitled to present each such certificate for conversion pursuant to this Agreement; and (ii) such security or indemnity as may be reasonably requested by ESI to indemnify and hold ESI and the transfer agent harmless. Promptly following the Closing, ESI's transfer agent shall deliver to AISI shareholders (i) a form of transmittal letter to be signed by each AISI shareholder providing for, among other things, transmittal of such shareholder's shares of AISI Common Stock to ESI's transfer agent, agreement to indemnification provisions contained in this Agreement, agreement to the escrow of shares of ESI Common Stock on behalf of such shareholder, to the extent provided for in Section 6.3, and the appointment of the Shareholder Representatives (as defined in Section 2.2); and (ii) a form of stock power to be endorsed in blank by each AISI Shareholder with respect to the shares of ESI Common Stock escrowed on behalf of such shareholder.

          1.4.2 Option Agreements. After the Effective Time, each holder of an Option outstanding immediately prior to the Effective Time shall be deemed to hold an option exercisable for ESI Common Stock in accordance with the provisions of Section 1.3.4.

          1.4.3 No Fractional Shares. No certificates or scrip evidencing fractional shares of ESI Common Stock shall be issued in the Merger, and such fractional share interests will not entitle the owner thereof to any rights as a shareholder of ESI. In lieu of fractional shares, ESI shall pay each holder of shares of AISI Common Stock who would otherwise have been entitled to a fraction of a share of ESI Common Stock upon surrender of stock certificates an amount of cash (without interest) determined by multiplying (a) the Average Sale Price by
(b) the fractional share interest in ESI Common Stock to which such holder would otherwise be entitled. The

"Average Sale Price" shall mean the average of the high and low prices of ESI Common Stock, as reported in The Wall Street Journal, for the trading day immediately preceding the Closing Date.

          1.4.4 Cancellation. At the Effective Time, all shares of AISI Common Stock outstanding immediately before the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. The holders of such certificates previously evidencing such shares of AISI Common Stock outstanding immediately before the Effective Time shall cease to have any rights with respect to such shares of AISI Common Stock, except for Dissenters Rights as provided in Section 1.5.

          1.4.5 Treasury Shares. Each share of AISI Common Stock held in the treasury of AISI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          1.4.6 Escheat. Neither ESI nor Merger Corp. shall be liable to any holder of shares of AISI Common Stock for any such shares of ESI Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          1.4.7 Withholding Rights. ESI shall be entitled to deduct and withhold from the Merger Consideration such amounts as ESI is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ESI, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the holder of the shares of AISI Common Stock in respect of which such deduction and withholding was made by ESI.

     1.5 Dissenters' Rights.

          1.5.1 Notice. AISI shareholders desiring to dissent from the Merger and obtain payment of the fair value of their shares of AISI Common Stock immediately before the consummation of the Merger in lieu of the Merger Consideration may exercise their dissenters' rights under the provisions set forth at Sections 761 through 774 of the MBCA ("Dissenters' Rights"). Consistent with Sections 764(2) and 766 of the MBCA, AISI shall notify in writing each shareholder entitled to assert Dissenters' Rights that action by written consent has been taken to approve the Merger and shall provide each such shareholder the dissenters' notice described in Section 766 of the MBCA. The date specified in such notice for receipt by AISI of payment demand from any shareholder exercising rights of dissent shall be the earliest date permitted by Section 766(d) of the MBCA.

          1.5.2 Rights of Dissenting Shares. Shares of AISI Common Stock which are issued and outstanding as of the Effective Time and held by any shareholder who has, in accordance with Section 767 of the MBCA, delivered a payment demand accompanied by the required certification and deposit of shares ("Dissenting Shares") shall not be converted as described in Section 1.3 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due under the MBCA. AISI shall give ESI prompt notice upon receipt by AISI of any payment demand from any such shareholder of AISI (a "Dissenting Shareholder"). AISI agrees that prior to the Effective Time, it will not, except with prior written consent of ESI, voluntarily make any payment with respect to, or settle or offer to settle, any request pursuant to the exercise of Dissenters' Rights. Each Dissenting Shareholder who becomes entitled, pursuant to the MBCA, to payment for his Dissenting Shares shall receive payment therefor in accordance with the MBCA. Notwithstanding the foregoing, if any Dissenting Shareholder shall rescind, fail to perfect or otherwise lose such rights either before or after the Effective Time, such shareholder's shares of AISI Common Stock shall be converted into ESI Common Stock or cash, as of the Effective Time, in accordance with the provisions of Section 1.3.

     1.6 Stock Transfer Books. At the Effective Time, the stock transfer books of AISI shall be closed and there shall be no further registration of transfers of shares of AISI Common Stock thereafter on the records of the AISI. On or after the Effective Time, any certificates for AISI Common Stock presented to ESI or its agent for any reason shall be converted into the Merger Consideration.

     1.7 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204 on the Condition Completion Date (as hereinafter defined), or on such other date and/or at such other place and time as AISI, ESI and Merger Corp. may agree (the "Closing Date"). The "Condition Completion Date" shall be the day on which the last of the conditions set forth in Article V hereof shall have been fulfilled or waived (other than those conditions which, by their terms, are to occur at Closing).

     1.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of AISI or Merger Corp. acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of AISI or Merger Corp. or otherwise, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of AISI or Merger Corp, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

                               FURTHER AGREEMENTS

     2.1 Noncompetition and Confidentiality Agreements. AISI shall cause each of its employees who will become employees of the Surviving Corporation to sign a noncompetition and confidentiality agreement (the "ESI Confidentiality Agreement") substantially in the form of Exhibit B.

     2.2 Escrow Agreement. Prior to or at the Closing, ESI, the three representatives appointed to act for and on behalf of the AISI shareholders (the "Shareholder Representatives"), and the AISI shareholders otherwise listed as signatories thereto shall execute and deliver an Escrow Agreement ("Escrow Agreement") substantially in the form attached as Exhibit C, and shall cause the Escrow Agent, as such term is defined in the Escrow Agreement, to execute the Escrow Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of AISI. AISI hereby represents and warrants to ESI and Merger Corp. that, except as specifically set forth in
Schedule 3.1 (the "AISI Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

          3.1.1 Organization and Status. AISI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where its properties (whether owned, leased or operated) or its business conducted require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a material adverse effect on AISI. AISI has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted. AISI has delivered to ESI complete and accurate copies of the Amended and Restated Articles of Incorporation ("Articles of Incorporation") and the Amended Bylaws of AISI ("Bylaws"), each as amended to the date hereof.

          3.1.2 Capitalization. AISI has authorized capital stock consisting of 10,000,000 shares of AISI Common Stock, of which 3,581,391 shares were outstanding on June 30, 1997 and options to purchase 1,010,210 shares were outstanding on June 30, 1997 under grants made pursuant to AISI's 1989 Incentive Stock Option Plan, its 1991 Incentive Stock Option Plan, its 1992 Incentive Stock Option Plan, and its 1995 Incentive Stock Option Plan, and the three non-qualified stock option agreements identified in Schedule 3.1.2 (collectively, the "AISI Stock

Plans"). All of the outstanding shares of capital stock of AISI have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued in violation of preemptive or similar rights of any shareholder or in violation of any applicable securities laws. Except as set forth above, there are no shares of capital stock of AISI authorized, issued or outstanding, and, except for options granted pursuant to the AISI Stock Plans, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of AISI of any character relating to the issued or unissued capital stock or other securities of AISI. There are no outstanding obligations of AISI to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock. The list of shareholders and option holders attached hereto as Schedule 3.1.2 sets forth a complete and accurate list of the shareholders and option holders of AISI as of the date hereof, indicating the number of shares of AISI Common Stock held by each shareholder, or subject to options in the case of option holders, and the percentage of the shares of all the AISI Common Stock outstanding represented by the shares so held in the case of shareholders.

          3.1.3 Corporate Authority. AISI has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of AISI, validly executed and delivered by AISI and, as of the Closing Date, will have been duly and validly approved by the shareholders of AISI. This Agreement constitutes the valid and binding obligation of AISI, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          3.1.4 Governmental Filings. Other than (a) the filing of Articles of Merger contemplated by Article I and (b) the HSR Filing described in Section 4.2.4, no notices, reports or other filings are required to be made by AISI with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by AISI from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other entity ("Governmental Entity") in connection with the execution and delivery of this Agreement by AISI and the consummation by AISI of the transactions contemplated hereby.

          3.1.5 Investments; Subsidiaries. All direct or indirect investments of AISI in any corporation, partnership, association, joint venture or other entity are listed in Schedule 3.1.5. AISI has no subsidiaries.

          3.1.6 No Adverse Consequences. Neither the execution and delivery of this Agreement by AISI nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of AISI,
(b) violate any provision of the Articles of Incorporation or Bylaws of AISI,
(c) violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to AISI, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which AISI is a party or by which it is bound.

          3.1.7 Financial Statements. AISI has furnished to ESI an audited balance sheet of AISI as of December 31, 1996, and the related statements of income, stockholders' equity and cash flows for the period then ended, and the unaudited balance sheet of AISI as of June 30, 1997 (the "Current Balance Sheet") and the related statements of income and stockholders' equity for the six months then ended, and the financial statements delivered at or before the Closing pursuant to Section 5.3.16 (all such balance sheets and statements collectively, the "Financial Statements"). The Financial Statements are complete and accurate in all material respects and present fairly the financial position and operating results of AISI as of the dates and for the periods indicated therein, and have been prepared in accordance with generally accepted accounting principles.

          3.1.8 Undisclosed Liabilities; Returns. Except for current liabilities which were incurred after June 30, 1997 in the ordinary course of business and of a type and in an amount both consistent with past practices and not material (either individually or in the aggregate), AISI has no liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which is not accrued, Reserved against, or identified in the Current Balance Sheet. "Reserves" or "Reserved" in this Agreement shall mean the aggregate amount of AISI reserves for the specific item or matter referred to, as the context requires, plus the amount of the undifferentiated AISI reserve recorded in AISI's general ledger Account No. 2390 as of June 30, 1997, but only to the extent such reserves are not otherwise used in complying with any other representation or warranty. There are no rights of return or other agreements between AISI and any customer which would cause any sales reflected in the Financial Statements to fail to qualify as sales in accordance with generally accepted accounting principles and AISI's revenue recognition policy as reflected in the Financial Statements.

          3.1.9 Absence of Certain Changes or Events. Since December 31, 1996 there has not been:

          (a) Any material adverse change in the business, results of operations, financial condition, properties, assets or prospects of AISI;

          (b) Any material damage, destruction, requisition, taking or casualty loss, whether or not covered by insurance, of or to any of the assets or properties of AISI;

          (c) Any direct or indirect declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the AISI Common Stock, or any direct or indirect repurchase, redemption or other acquisition by AISI of any shares of its stock;

          (d) Other than as disclosed pursuant to Section 3.1.13.4, any increase in the rate or terms of compensation payable or to become payable by AISI to its directors, officers or employees; any change in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any employees of AISI; any special bonus or remuneration paid; any written employment contract executed or amended; or any change in personnel policies;

          (e) Any entry into any agreement, commitment or transaction (including, without limitation, any license of intellectual property, any borrowing, capital expenditure or capital financing, any purchase, acquisition, sale or other disposition of assets (other than inventory in the ordinary course of business), any lease or sublease, any guaranty, assumption or endorsement of payment or performance of any loan or obligation of another, or any amendment, modification or termination of any existing agreement, commitment or transaction) by AISI as contemplated in this Agreement;

          (f) Any change by AISI in accounting methods, principles or practices;

          (g) Any issuance or sale of any stock of AISI (other than issuances pursuant to the exercise of options outstanding on June 30, 1997) or any issuance or granting of any option, warrant or right to purchase any stock of AISI (other than options granted under the AISI Stock Plans on or before June 30, 1997) or any commitment to do any of the foregoing;

          (h) Any amendment to the Articles of Incorporation or Bylaws of AISI;

          (i) Any conduct of business which is outside the ordinary course of business or not substantially in the manner that AISI previously conducted its business;

          (j) Any encumbrance or consent to encumbrance of any property or assets;

          (k) Any pending or threatened labor disputes, organizational activities or disturbances;

          (l) Any indication from any customer of AISI which purchased $500,000 or more of products or services from AISI in the year ended December 31, 1996 that such customer intends to, is desirous of, or is actively considering terminating or reducing its purchases from AISI for any reason; or

          (m) Any change not described above in the assets, liabilities, licenses, permits or franchises of AISI, or in any agreement to which AISI is a party or is bound, which, either individually or in the aggregate, has had or reasonably could be expected to have a material adverse effect on the business, results of operations, financial condition, properties, assets or prospects of AISI.

          3.1.10 Prohibited Payments. Neither AISI nor any shareholder, officer, director or other person or entity has, directly or indirectly, on behalf of or with respect to the business or operations of AISI, (a) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which AISI sells or from which AISI buys products, for the purpose of influencing such agent or person to buy products from or sell products to AISI; or (b) otherwise made or received any payment that was not legal to make or receive under any applicable law or regulation of the United States or any other country or territory; or (c) engaged in any transaction, maintained any bank account, or used any corporate funds or assets except for transactions, bank accounts, funds, and assets which have been and are reflected in the normally maintained books and records of AISI.

          3.1.11 Litigation. No litigation, proceeding or governmental investigation is pending or, to the knowledge of AISI, threatened against or relating to AISI, its officers or directors in their capacities as such, or any of AISI's properties or businesses.

          3.1.12 Compliance with Laws; Judgments. AISI has at all relevant times conducted its business in compliance with the provisions of its Articles of Incorporation, Bylaws, and all applicable laws, regulations and standards, including without limitation the United States Export Control Act and all applicable regulations promulgated by the U.S. Department of Health and Human Services and the Federal Communications Commission and foreign counterparts to such laws and regulations. AISI is not in violation of any applicable laws or regulations, other than violations which individually or in the aggregate do not, and, with the passage of time will not, have a material adverse effect on its business, financial condition, results of operations, properties, assets or prospects. AISI is not subject to any outstanding judgment, order, writ, injunction or decree and has not been charged with, or threatened with a charge of, a violation of any provision of any applicable law or regulation.

          3.1.13 Employment Matters.

               3.1.13.1 Labor Matters. AISI is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. AISI is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice. There is no (a) unfair labor practice complaint against AISI pending before the National Labor Relations Board or any other Governmental Entity, (b) labor strike, slowdown or work stoppage actually occurring or, to the knowledge of AISI, threatened against AISI, (c) representation petition respecting the employees of AISI pending before the National Labor Relations Board or similar agency, or (d) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to AISI. AISI has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years. AISI is not aware of any labor strike, slowdown, or work stoppage occurring or, to the knowledge of AISI, threatened against any of its principal suppliers that might be expected to have a material adverse effect on the business, financial condition, results of operations, properties, or assets of AISI.

               3.1.13.2 Employee Benefits. Schedule 3.1.13.2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive compensation

(including cash, stock and option plans or arrangements), life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by AISI, and complete and accurate copies of all those plans or arrangements have been provided to ESI. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) established and maintained by AISI that are subject to ERISA (the "ERISA Plans") are listed separately as ERISA Plans on Schedule 3.1.13.2. The ERISA Plans comply in all material respects with the applicable requirements of ERISA. AISI has received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformity with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. AISI has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to, any plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multiemployer pension plan, a "defined benefit" plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

               3.1.13.3 Employment Agreements. Each employee of AISI is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between AISI and any of its employees.
Schedule 3.1.13.3 lists all AISI's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and complete and accurate copies of those manuals, policies and written information have been provided to ESI. AISI does not have any agreements or understandings with its employees, including without limitation any agreements or understandings regarding compensation of any nature, severance payments or retirement benefits, except as reflected in the items listed in Schedules 3.1.13.2 and 3.1.13.4.

               3.1.13.4 Compensation. Schedule 3.1.13.4 contains a complete and accurate list of all current directors, officers, employees or consultants of AISI, specifying their names and job designations, the total amount paid or payable as cash and noncash compensation to each such person, and the basis of such compensation, whether fixed or commission or a combination thereof, and the total amount of accrued benefits (including without limitation vacation, sick or wellness pay) for such persons as of December 31, 1996 and as of August 31, 1997. Except as set forth in Schedules 3.1.13.2, 3.1.13.3 or the agreements described in Section 3.1.13.5, AISI is not a party to any employment contract or agreement and has not made any other commitment entitling any employee to any payment in the event of termination or resignation that would constitute a "parachute payment" within the meaning of
Section 280G of the Code or would in the aggregate exceed 100 percent of such person's annual base cash compensation. The provisions for wages and salaries accrued on the Current Balance Sheet are adequate for salaries and wages, including accrued vacation pay and sick or wellness pay, and AISI has accrued on its books and records all obligations for wages and salaries and other compensation to its employees, including but not limited to, vacation pay and sick or wellness pay, and all commissions and other fees payable to agents, salesmen, and representatives.

               3.1.13.5 Confidentiality and Inventions Agreements. Each employee or consultant of AISI has previously signed a confidentiality and invention agreement in the form or forms attached hereto as Exhibit D.

          3.1.14 Title to and Condition of Real Property. AISI does not own any real property. Schedule 3.1.14 contains a list of all real property currently leased or occupied by AISI (the "Leased Real Property"), including the dates of and parties to all leases and any amendments thereof and a list of all real property previously leased or occupied by AISI (the "Previously Leased Real Property"). To the knowledge of AISI, all Leased Real Property (including improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of AISI's business. To the knowledge of AISI, neither the operations of AISI on any Leased Real Property, nor any improvements on the Leased Real Property, violates any applicable building or zoning code or regulation of any governmental authority having jurisdiction. The Leased Real Property includes all such property necessary to conduct the business of AISI.

          3.1.15 Title to and Condition of Fixed Assets. Schedule 3.1.15 contains a complete and accurate list of all tangible personal property (excluding inventory) owned or leased by AISI (the "Tangible Personal Property"), including the dates of and parties to all leases and any amendments thereof. AISI has good and marketable title to all of the Tangible Personal Property listed in Schedule 3.1.15, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever. The Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted), is performing satisfactorily, and is adequate for the conduct of the business of AISI. All Tangible Personal Property and the state of maintenance thereof are in compliance with all applicable laws and regulations.

          3.1.16 Intellectual Property. AISI owns, or has a valid license to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (the "Intellectual Property") necessary to or used in the conduct of the business of AISI as now conducted and as proposed to be conducted. Schedule 3.1.16 contains a complete and accurate list of all patents, patent applications, trademarks and service marks and related applications, trade names and copyrights owned by or licensed to AISI. Schedule 3.1.16 also contains a description of all agreements or licenses relating to the acquisition by or license to AISI of such Intellectual Property or under which AISI has sold or granted a right to use any Intellectual Property. All Intellectual Property owned by AISI is owned by it free and clear of all liens, claims, encumbrances or adverse claims of any third party (other than infringement claims). The conduct of AISI's business does not, to the knowledge of AISI, conflict with or infringe upon any Intellectual Property rights of any other person and no claims of conflict or infringement are pending or threatened against AISI.

          3.1.17 Certain Contracts and Arrangements. Schedule 3.1.17, which is organized by type of agreement, contains a complete and accurate list of each of the following types of agreements or arrangements, including any amendments thereto, to which AISI is a party or by which it is bound:

          (a) any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness or the guaranty of any obligation for the borrowing of money;

          (b) any contract, agreement, purchase order or acknowledgment form for the purchase, sale, lease or other disposition of equipment, products, materials or capital assets, or for the performance of services (including without limitation consulting services), with respect to which the annual aggregate dollar amount either due to or payable by AISI exceeds $20,000;

          (c) contracts or agreements for the joint performance of work or services, and all other joint venture agreements;

          (d) contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of products or services;

          (e) confidentiality or inventions assignment agreements with parties other than employees of AISI; and

          (f) any other contract, instrument, agreement or obligation not described in any other Schedule which contains unfulfilled obligations, is not terminable without payment of premium or penalty upon 30 days' notice or less and the annual amount either due to or payable by AISI exceeds $20,000 for any single contract or $50,000 in the aggregate.

          3.1.18 Status of Contracts. Each of the contracts, agreements, commitments and instruments listed on Schedules 3.1.14, 3.1.15, 3.1.16, and
3.1.17 and the agreements described in Section 3.1.13.5 (collectively, the "Contracts") is in full force and effect and is valid, binding and enforceable by AISI in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. There is no existing material default or violation by AISI under any Contract and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default of AISI under any Contract. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any leasehold of which AISI is lessee or sublessee. All other parties to the Contracts have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without modification of the rights or obligations of AISI under any Contract. Complete and accurate copies of all Contracts have been delivered to ESI. AISI is not aware of any default by any other party to any Contract or of any event which (whether with or without notice, lapse of time or both) would constitute a material default by any other party with respect to obligations of that party under any Contract, and, to the knowledge of AISI, there are no facts that exist indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties. AISI has not granted any waiver or forbearance with respect to any of the Contracts. AISI is not a party to, or bound by, any Contract that AISI can reasonably foresee will result in any material loss to AISI upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential).

          3.1.19 Insurance. Schedule 3.1.19 contains a complete and accurate list of all policies of fire, liability, worker's compensation and other forms of insurance insuring AISI, its officers or directors, its assets or its operations (the "Policies"), setting forth the applicable deductible amounts. All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and agreements to which AISI is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There have been no claims made for insurance payment under any of the Policies in the three years preceding the date of this Agreement. Complete and accurate copies of the Policies and all endorsements thereto have been delivered to ESI. AISI has not been refused any insurance coverage and no insurance coverage has been canceled during the three years preceding the date of this Agreement.

          3.1.20 Permits and Licenses. Schedule 3.1.20 contains a complete and accurate list of all governmental licenses, permits, franchises, easements and authorizations (collectively, "Permits") held by AISI, listed by governmental entity. AISI holds, and at all times has held, all material Permits necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations. AISI is in compliance with each of the terms of the Permits listed on Schedule 3.1.20, and there are no claims of violation by AISI of any of such Permits except where any such failure so to comply or violation, individually or in the aggregate with any other failures to comply or violations, either with or without the giving of notice or the passage of time or both, would not have a material adverse effect on the business, results of operation, financial condition, properties, assets or prospects of AISI. Complete and accurate copies of all Permits held by AISI have been delivered to ESI. All governmental entities and agencies that have issued any Permits to or with respect to AISI or its business have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights or obligations of AISI under any of such Permits.

          3.1.21 Taxes.

               3.1.21.1 Returns. AISI has filed on a timely basis all federal, state, foreign and other returns, reports, forms, declarations and information returns required to be filed by it with respect to Taxes (as defined below) which relate to the business, results of operations, financial condition, properties or assets of AISI (collectively, the "Returns") and has paid on a timely basis all Taxes shown to be due on the Returns. AISI is not part of an affiliated group of corporations that files or has the privilege of filing consolidated tax returns pursuant to Section 1501 of the Code or any similar provisions of state, local or foreign law, and AISI is not a party to any tax-sharing or tax-allocation agreement. No extensions of time have been requested for Returns which have not been filed except as set forth on Schedule
3.1.21. No Returns have been
examined by the applicable taxing authorities for all periods to and including the fiscal year ended December 31, 1996 and, except as set forth on Schedule 3.1.21, AISI has not received any notice of audit and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Returns filed are complete and accurate in all respects and no additional Taxes are owed by AISI with respect to the periods covered by the Returns. AISI has provided ESI with complete and accurate copies of Returns for each of AISI's fiscal years 1991 through 1996 and the Forms 1139 related to any loss or credit or carryback claim for those years.

               3.1.21.2 Taxes Paid or Reserved. The Reserves reflected in the Current Balance Sheet are adequate for payment of Taxes in respect of periods ending on or before the date of the Current Balance Sheet. All reserves for Taxes have been determined in accordance with generally accepted accounting principles consistently applied throughout the periods involved and with prior periods. All Taxes which AISI has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority. AISI has not elected to be treated as a consenting corporation pursuant to Section 341(f) of the Code.

               3.1.21.3 Definition. The term "Taxes" shall mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax.

          3.1.22 Related Party Interests. Except as listed in Schedule 3.1.22, no shareholder, officer or director of AISI (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to AISI's business, (b) is indebted to AISI, or (c) has any material financial interest, direct or indirect, in any supplier or customer of, or other outside business which has significant transactions with AISI. True and complete copies of all agreements listed on Schedule 3.1.22 have been provided to ESI. AISI is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from AISI to any of its shareholders, officers, directors or employees (or any entity owned or controlled by one or more of such parties).

          3.1.23 No Powers of Attorney or Restrictions. No power of attorney or similar authorization given by AISI is presently in effect or outstanding. No contract or agreement to which AISI is a party or is bound or to which any of its properties or assets is subject limits the freedom of AISI to compete in any line of business or with any person. None of the employees of AISI is obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of AISI or that would conflict with the business of AISI as now conducted or proposed to be conducted.

          3.1.24 Environmental Conditions.

               3.1.24.1 Compliance. The business and assets of AISI, including without limitation the Leased Real Property and the Previously Leased Real Property (during the period of AISI's use only), are and have been in compliance with all Environmental Laws and all Permits required under any Environmental Law are listed separately in Schedule 3.1.20. There are no pending or, to the knowledge of AISI, threatened claims, actions or proceedings against AISI under any Environmental Law or related Permit. All wastes generated in connection with AISI's business are and have been transported and disposed of off-site in compliance with all Environmental Laws, and true and correct logs of such transportation and disposal have been made available to ESI.

               3.1.24.2 Hazardous Substances. No Hazardous Substance has been disposed of, spilled, leaked or otherwise released on, in, under or from the Leased Real Property or the Previously Leased Real Property (during the period of AISI's use only) or has otherwise come to be located in the soil or water (including surface and ground water) on or under the Leased Real Property or the Previously Leased Real Property (during the period of AISI's use only). None of the assets of AISI or the improvements on the Leased Real Property or the Previously Leased Real Property (attributable to AISI) have incorporated into them any asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (including in any electrical transformer or capacitor located on such property), or any other Hazardous Substance which is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment.

No Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Leased Real Property or the Previously Leased Real Property (during the period of AISI's use only) or in connection with the business of AISI. There are no underground storage tanks on the Real Property (whether or not regulated and whether or not out of service, closed or decommissioned), other than a septic tank previously used only for sanitary waste, the use of which has been discontinued in compliance with Michigan law.

               3.1.24.3 Filings and Notices. AISI has timely filed all required reports, obtained all required approvals and permits, and generated and maintained all required data, documentation and records under all applicable Environmental Laws. All notifications required by any Environmental Law in respect of any discharge, release or emission, including any notices required to be provided under applicable Michigan law, if any, have been made within the time prescribed by such Environmental Law, and copies of all such notifications have been provided to ESI. No part of the Leased Real Property or, to the knowledge of AISI, the Previously Leased Real Property is listed as a site contaminated by Hazardous Substances pursuant to any Environmental Law.

               3.1.24.4 Definitions. As used in this Agreement, (a) "Environmental Law" means any federal, state, foreign or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation radioactive material.

          3.1.25 Consents and Approvals. Except as set forth in Sections 3.1.4 and 5.2.5, no consent, approval, or authorization of, or filing or registration with, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required to be obtained by AISI for the consummation of the transactions described in this Agreement.

          3.1.26 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of AISI are complete and accurate in all material respects, and there has been no transaction involving the business or stock ownership of AISI, or action of AISI's board of directors or shareholders, which properly should have been set forth therein and which has not been accurately so set forth. Complete and accurate copies of such books, records and ledgers have been made available to ESI.

          3.1.27 Receivables. Each of the receivables of AISI (including accounts receivable, loans receivable and advances) that is reflected in the Current Balance Sheet, and each of the receivables that has arisen since that date, has arisen only from bona fide transactions in the ordinary course of AISI's business and shall be fully collected when due, or in the case of each account receivable, within 90 days after it arose, without resort to litigation and without offset or counterclaim, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable, consistent with AISI's prior practices, as reflected in the Current Balance Sheet.

          3.1.28 Bank Accounts. Schedule 3.1.28 contains a complete and accurate list of all the banks or other financial institutions at which AISI maintains accounts or safe deposit boxes, together with numbers of such accounts and boxes and the names of the persons authorized to draw thereon or permitted access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

          3.1.29 Product Warranties. Schedule 3.1.29 contains AISI's standard form of product warranty, infringement indemnity and limitation of liability provisions and a copy of each negotiated warranty, indemnity and limitations provision that differs materially from the standard form. AISI has not undertaken any performance obligations or made any warranties or guarantees with respect to its products other than those disclosed in Schedule 3.1.29, or sold any products or services without the limitation of liability provisions disclosed in Schedule 3.1.29. The aggregate cost to AISI to comply with its product warranties has not and is not anticipated to exceed 2.0 percent of total revenue, as reported in AISI's audited financial statements, for any fiscal year. All products under warranty as of the date of this Agreement, serviced, distributed or sold by AISI, and the delivery thereof, have been in conformity with AISI's warranty commitments.

          3.1.30 Inventories. Schedule 3.1.30 contains a true and complete list and summary of all inventory of AISI as of June 30, 1997. All inventories, whether finished goods, work in process or raw materials, reflected on the Current Balance Sheet or thereafter acquired, are all items of a quality usable or saleable in the ordinary and usual course of AISI's business, except for inventory items that have been written down to an amount not in excess of realizable market value or for which adequate Reserves or allowances have been provided on the Current Balance Sheet. The values at which inventories are carried reflect an inventory valuation policy consistent with AISI's past practice and in accordance with generally accepted accounting principles. AISI has good and marketable title to all its inventories, free and clear of all liens, mortgages, pledges, leases, restrictions and other claims and encumbrances of any nature whatsoever.

          3.1.31 Product Liability. AISI has not recalled any products manufactured, serviced, distributed, leased, or sold by AISI, and there is no reasonable basis known to AISI for any such recall on or after the Closing Date.

          3.1.32 Backlog and Customer Information. Schedule 3.1.32 shows (a) the aggregate backlog, including sales price, product cost and gross margin, and the backlog by customer and product, for AISI as of August 31, 1997 and (b) a list of the top ten AISI customers for each of the last two fiscal years, with aggregate annual revenue for each customer for each year.

          3.1.33 Accounting Controls. AISI maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          3.1.34 Brokers and Finders. AISI has not incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

          3.1.35 Reliance. AISI recognizes and agrees that, notwithstanding any investigation by ESI, ESI is relying upon the representations and warranties made by AISI in this Agreement.

          3.1.36 Accuracy of Representations and Warranties. None of the representations or warranties of AISI contained in this Agreement contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. AISI knows of no fact that has resulted or that, in the reasonable judgment of AISI may result, in any material adverse change in AISI's business, results of operation, financial condition, properties, assets or prospects that has not been set forth in this Agreement.

          3.1.37 Prospectus/Information Statement. The information provided in writing by AISI (or its representatives) regarding AISI specifically to be contained in the Prospectus/Information Statement (as defined in Section 4.2.5) to be mailed to shareholders of AISI pursuant to Section 4.2.5 hereof and such AISI information supplemented or reviewed by AISI (or its representatives) without objection prior to the mailing of such Prospectus/Information Statement, will be correct in all material respects and will not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that no representation is made by AISI with respect to information supplied by ESI specifically for inclusion therein or relating to and reviewed by ESI (or its representatives) without objection. AISI will promptly inform ESI of the happening of any event prior to the Effective Time which would render such information regarding AISI, incorrect in any material respect or require the amendment of the Prospectus/Information Statement.

          3.1.38 Continuity of Business Enterprise. AISI operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation ss. 1.368-1(d).

          3.1.39 1998 Forecast. The AISI 1998 forecast dated September 19, 1997 (the "1998 Forecast") provided to ESI was prepared by AISI in good faith, is based on reasonable assumptions and represents AISI's best estimate of its future results. To the best of AISI's knowledge, no assumption underlying the 1998 Forecast has changed.

     3.2 Representations and Warranties of ESI. ESI hereby represents and warrants to AISI that, except as specifically set forth in Schedule 3.2 (the "ESI Disclosure Schedule") in a numbered paragraph that corresponds to the section for which disclosure is made:

          3.2.1 Organization and Status. Each of ESI and its subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing, when taken together with all such failures, would not have a material adverse effect on ESI. Each of ESI and its subsidiaries has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as they are now being conducted.

          3.2.2 Capitalization. ESI has authorized capital stock consisting of 40,000,000 shares of Common Stock, without par value, of which 9,853,000 shares were outstanding on July 15, 1997 and 1,000,000 shares of Preferred Stock, of which no shares were outstanding on July 15, 1997. All of the outstanding shares of capital stock of ESI have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued in violation of preemptive or similar rights of any shareholder. Except under the terms of the various ESI employee or director benefit plans, or as disclosed in the ESI SEC Reports (defined in Section 3.2.5) there are no subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating ESI to issue any shares of capital stock.

          3.2.3 Corporate Authority. ESI has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Board of Directors of ESI and duly and validly executed and delivered by ESI. This Agreement constitutes the valid and binding obligation of ESI, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          3.2.4 Governmental Filings. Other than the filing of (a) Articles of Merger contemplated by Article I, (b) the HSR Filing described in Section 4.2.4, and (c) the Registration Statement described in Section 4.3.2, no notices, reports or other filings are required to be made by ESI with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by ESI from, any Governmental Entity in connection with the execution and delivery of this Agreement by ESI and the consummation by ESI of the transactions contemplated hereby.

          3.2.5 SEC Reports and Financial Statements. ESI has heretofore furnished AISI with complete copies of all registration statements, reports and proxy statements, including amendments thereto, filed with the Securities and Exchange Commission (the "SEC") since May 31, 1997 and prior to the date of this Agreement (collectively, the "ESI SEC Reports").

          3.2.6 Litigation. Except as set forth in the ESI SEC Reports, no litigation, proceeding or governmental investigation is pending or, to the knowledge of ESI, threatened against or relating to ESI, its officers or directors in their capacities as such or any of its subsidiaries, or their respective properties or businesses.

          3.2.7 No Adverse Consequences. Neither the execution and delivery of this Agreement by ESI nor the consummation of the transactions contemplated by this Agreement will (a) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets or properties of ESI or any subsidiary, (b) violate any provision of the Articles of Incorporation or Bylaws of ESI or any subsidiary, (c) to the knowledge of ESI, violate any statute, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to ESI or any subsidiary, or (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, accelerate the performance required by, accelerate the maturity of any indebtedness or obligation under, result in the breach of the terms, conditions or provisions of or constitute a default under any mortgage, deed of trust, indenture, note, bond, lease, license, permit or other agreement, instrument or obligation to which either ESI or any subsidiary is a party or by which any of them is bound.

          3.2.8 Brokers and Finders. Neither ESI nor any of its subsidiaries has incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the Merger.

          3.2.9 Prospectus/Information Statement. The information regarding ESI contained in the Prospectus/Information Statement (as defined in Section 4.2.5) to be mailed to AISI shareholders pursuant to Section 4.2.5 will be correct in all material respects and will not omit any material fact required to be stated therein or necessary in order to make the statement therein not misleading; provided, however, that no representation or warranty is made hereby with respect to information contained in such Prospectus/Information Statement which is furnished in writing by AISI (or its representatives) expressly for use in such Prospectus/Information Statement or information relating to AISI which is reviewed by AISI with the knowledge that it will be so used and without objecting to such use. ESI will promptly inform AISI of the happening of any event prior to the Effective Time which would render such information regarding ESI incorrect in any material respect or require the amendment of the Prospectus/Information Statement.

     3.3 Representations and Warranties Relating to Merger Corp. ESI and Merger Corp. hereby represent and warrant to AISI that:

          3.3.1 Organization and Status. Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Oregon. Merger Corp. does not own any properties (other than the initial cash subscription for shares) nor has it commenced any business or operations.

          3.3.2 Capitalization. Merger Corp. has an authorized capital stock consisting of 100 shares of Common Stock, of which 100 shares were issued and outstanding on the date of this Agreement. All of the issued and outstanding shares of capital stock of Merging Corp are owned by ESI.

          3.3.3 Corporate Authority. Merger Corp. has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly and validly authorized by the Board of Directors and sole shareholder of Merger Corp., duly and validly executed and delivered by Merger Corp. and constitutes the valid and binding obligation of Merger Corp., enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

          3.3.4 Governmental Filings. Other than (a) the filing of Articles of Merger contemplated by Article I and (b) the HSR Filing described in Section 4.2.4, no notices, reports or other filings are required to be made by Merger Corp. with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Merger Corp. from, any Governmental Entity in connection with the execution and delivery of this Agreement by Merger Corp. and the consummation by Merger Corp. of the transactions contemplated hereby.

          3.3.5 Litigation. No litigation, proceeding or governmental investigation is pending or, to the knowledge of Merger Corp., threatened against or relating to Merger Corp., or its officers or directors in their capacities as such.

          3.3.6 No Operations. Merger Corp. has not conducted active operations and has no assets or liabilities other than in accordance with this Agreement.

                                   ARTICLE IV

                                    COVENANTS

     4.1 Mutual Covenants. AISI and ESI mutually covenant and agree as follows:

          4.1.1 Consents and Approvals. AISI and ESI each will use its reasonable best efforts to secure, and ESI will cause Merger Corp. to use its reasonable best efforts to secure, all consents, approvals, licenses or permits which may be required in connection with the Merger, and each will cooperate with the other to secure all such consents, approvals, licenses or permits in a form mutually satisfactory to AISI and ESI.

          4.1.2 Best Efforts. Subject to the terms of this Agreement, AISI and ESI each will use its reasonable best efforts, and ESI will cause Merger Corp. to use its reasonable best efforts, to effectuate the transactions contemplated hereby and to fulfill the conditions of their respective obligations under this Agreement.

          4.1.3 Publicity. Except as required by law, no party will issue any press releases or otherwise make any public statements with respect to the transactions contemplated hereby without the prior written consent of ESI and AISI, in each case not to be unreasonably withheld.

          4.1.4 Confidentiality. The provisions of the Confidentiality Agreements dated December 7, 1995 (in favor of AISI) and March 1, 1996 (in favor of ESI) (collectively, the "Confidentiality Agreements") shall apply to all "Confidential Information" (as defined in the Confidentiality Agreements) obtained by any party pursuant to this Agreement.

     4.2 Covenants of AISI. AISI covenants and agrees as follows:

          4.2.1 Conduct of Business. Prior to the Effective Time, AISI will carry on its business in the ordinary and usual manner and maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of ESI:

          (a) amend its Articles of Incorporation or Bylaws;

          (b) enter into any new agreements respecting an increase in compensation or benefits payable to its officers or employees, except that AISI may enter into indemnification agreements with its officers and directors on terms consistent with the provisions of AISI's Articles of Incorporation and Bylaws;

          (c) split, combine, reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

          (d) declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

          (e) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class other than pursuant to exercise of outstanding stock options outstanding on June 30, 1997;

          (f) redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation;

          (g) except for short-term indebtedness and indebtedness incurred pursuant to AISI's revolving credit agreement and renewals, replacements and amendments thereof not in excess of the current maximum under such credit agreement incurred in the ordinary course of business, incur, assume or guarantee any indebtedness, or modify or repay any existing indebtedness;

          (h) enter into any transaction, make any commitment (whether or not subject to the approval of the Board of Directors of AISI) or modify any Contracts, except as otherwise contemplated or permitted by this Agreement, or take or omit to take any action which could be reasonably anticipated to have a material adverse effect on the business, properties, financial condition or results of operations of AISI;

          (i) transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than the sale of inventory in the ordinary and usual course of business;

          (j) authorize capital expenditures other than in the ordinary course of business, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

          (k) make any tax election;

          (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or renewed without prior notice to ESI;

          (m) change its method of accounting as in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred with by the AISI's independent auditors, or change its fiscal year;

          (n) conduct any transactions which, in the opinion of ESI or Arthur Andersen LLP, could disqualify the Merger for pooling of interests accounting; or

          (o) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (n) above.

          4.2.2 Acquisition Proposals. Unless and until this Agreement shall have been terminated pursuant to Section 7.1 or Section 7.2, AISI shall not directly, or indirectly through any officer, director, agent, employee or representative (i) encourage, initiate or solicit, on or after the date hereof, any inquiries or the submission of any proposals or offers from any person relating to any merger, consolidation, sale of all or substantially all of its assets or similar business transaction involving AISI (each, an "Acquisition Transaction"); (ii) participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or participate in, any attempt by any third party to propose or offer any Acquisition Transaction; (iii) enter into or execute any agreement relating to an Acquisition Transaction; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any proposal or offer relating to an Acquisition Transaction, in each case other than with respect to the Merger. Notwithstanding the foregoing, nothing contained herein shall prohibit AISI from taking the actions described above in connection with an unsolicited third-party proposal or offer of an Acquisition Transaction if and to the extent that (a) the Board of Directors of AISI determines in good faith, upon advice of legal counsel, that such action is required for the directors of AISI to fulfill their fiduciary duties and obligations under Michigan law and (b) prior to furnishing such information to or entering into discussions or negotiations with such third-party, AISI provides immediate written notice to ESI of such proposal or offer and, to the extent not inconsistent with the fiduciary duties of AISI's officers and directors, provides material information concerning such proposal or offer (including proposed terms and the identity of the person or entity making such proposal or offer) and thereafter continues to cooperate with ESI by informing ESI of additional material facts as they arise and furnishing to ESI any additional information furnished in connection with such proposal or offer.

          4.2.3 Investigations. AISI agrees to give ESI and its representatives and agents full access to all its premises, books and records and agreements and files and to cause its officers of AISI to furnish ESI with such financial and operating data and other information with respect to its business and properties as ESI shall from time to time request. Without limitation of the foregoing, AISI shall permit ESI to conduct an operations review at the plant level during which ESI shall have access to the plant managers, sales and marketing managers, finance officers, and technology, environmental and human resource managers of each AISI operating facility. Any such investigations (a) shall be conducted in such manner as not to interfere unreasonably with the operation of AISI's business; and (b) shall not diminish any of the representations and warranties hereunder.

          4.2.4 Antitrust Improvements Act. AISI will timely and promptly make all filings which are required under the Antitrust Improvements Act of 1976, as amended (the "HSR Filing"). AISI will furnish to ESI such information and assistance as ESI may request in connection with its preparation of filings or submissions to any governmental agency, including, without limitation, the HSR Filing. AISI will supply ESI with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between AISI or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transaction contemplated hereby.

          4.2.5 AISI Shareholders Approval. AISI shall obtain by written consent of at least a majority of the holders of AISI Common Stock, approval of this Agreement, approval of the Merger and the other transactions contemplated hereunder, and appointment of the Shareholder Representatives. Upon receipt from ESI of a master copy of the Prospectus/Information Statement relating to this Agreement ("Prospectus/Information Statement") in the form declared effective by the Securities and Exchange Commission, AISI will immediately cause a copy of the Prospectus/Information Statement to be distributed to each of its shareholders, together with (i) a copy of the written consent to the Merger by the holders of at least a majority of the outstanding shares of AISI's common stock, and (ii) the Dissenters' Rights notice required by Section 766 of the MBCA to be delivered to any shareholder who did not execute the written consent.

          4.2.6 Information for Prospectus/Information Statement and Registration Statement. AISI will promptly provide to ESI for inclusion within the Prospectus/Information Statement and in the Registration Statement described in Section 4.3.2, in form reasonably satisfactory to ESI, such information concerning AISI's operations, capitalization, technology and share ownership, and such other information as ESI may reasonably request.

     4.3 Covenants of ESI. ESI covenants and agrees as follows:

          4.3.1 Conduct of Business. Prior to the Effective Time, ESI will not take or omit to take any action which could be reasonably anticipated to have a material adverse effect on the business, properties, financial condition or results of operations of ESI.

          4.3.2 Registration Statement. ESI will promptly file with the Securities and Exchange Commission a Registration Statement complying in all respects with Form S-4 for the purpose of registering the ESI Common Stock into which the AISI Common Stock will be converted pursuant to Section 1.3, and ESI will use its best efforts to cause such Registration Statement to be declared effective.

          4.3.3 Listing of ESI Common Stock. ESI will promptly list the shares of ESI Common Stock into which the AISI Common Stock will be converted pursuant to the provisions of this Agreement in the Nasdaq National Market System.

          4.3.4 Antitrust Improvements Act. ESI will timely and promptly make its HSR Filing. ESI will furnish to AISI such information and assistance as AISI may request in connection with its preparation of filings or submissions to any governmental agency, including, without limitation, any HSR Filing under the provisions of the Antitrust Improvements Act. ESI will supply AISI with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between it or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

          4.3.5 Issuance of Certificates. After the Effective Time, ESI shall issue and deliver, or shall cause to be issued and delivered, in accordance with the provisions of Article I hereto, stock certificates representing the number of shares of ESI Common Stock to be issued in the Merger.

          4.3.6 Registration of Option Shares. ESI shall use its best efforts to cause the shares of ESI Common Stock issuable upon exercise of the Options (assumed pursuant to Section 1.3.4 of this Agreement) to be issued pursuant to a then effective registration statement or otherwise to be registered after the Effective Time on SEC Form S-8, filed no later than 30 days after the Effective Time, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed Options remain outstanding.

          4.3.7 Directors & Officers Insurance. For a period of at least two years following the Effective Time, ESI shall, or shall cause the Surviving Corporation to, continue in effect the directors and officers insurance policies currently maintained by AISI (or substitute policies with substantially the same coverage and terms); provided that each AISI officer and director covered by such policies represents and warrants that such person has no knowledge of any claims covered by such policies. It is intended that such insurance shall be the primary source of funding AISI's obligation to indemnify its directors and officers against liability arising from acts in their official capacities prior to the Effective Time.

     4.4 Covenants of Merger Corp. Merger Corp. covenants and agrees that, except as is contemplated by this Agreement, prior to the Effective Time, Merger Corp. will not engage in any business activities or liquidate, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it; or increase its authorized capital stock; or issue options, rights or warrants to purchase any of its capital stock.

                                    ARTICLE V

                                   CONDITIONS

     5.1 Conditions to the Obligations of All Parties. The obligations of AISI, ESI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          5.1.1 Regulatory Approvals. The parties shall have made all filings and received all approvals of any governmental or regulatory agency of competent jurisdiction necessary in order to consummate the Merger, including without limitation, expiration or termination of the waiting period for the HSR Filing, and each of such approvals shall be in full force and effect at the Closing and not subject to any condition which requires the taking or refraining from taking of any action which would have a material adverse effect on AISI or on ESI and its subsidiaries.

          5.1.2 Litigation. There shall not be in effect any order, decree or injunction of a Federal or State court of competent jurisdiction restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement (each party agreeing to use its best efforts, including appeals to higher courts, to have any such non-final, appealable order, decree or injunction set aside or lifted), and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger.

          5.1.3 Section 368(a)(2)(E) of the Code Requirement. The parties will be satisfied that AISI will hold, after the Merger at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Merger Corp.

immediately prior to the Merger and will retain at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by AISI immediately prior to the Merger. For purposes of this condition, amounts paid by AISI to dissenters, amounts paid by AISI to its shareholders who receive cash or other property, assets of AISI used to pay its reorganization expenses, and all redemptions and distributions (except for normal dividends) made by AISI immediately preceding the Merger, will be included as assets of AISI held immediately prior to the Merger.

     5.2 Conditions to the Obligations of AISI. The obligations of AISI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          5.2.1 Representations, Warranties and Covenants. The representations and warranties of ESI and Merger Corp. contained in this Agreement shall be correct (a) at the date of this Agreement and (b) as of the Closing, with the same effect as though made on and as of such date, except for representations and warranties made as of a specific date, which representations and warranties need only be true and correct as of such date and for changes specifically contemplated by this Agreement, and ESI and Merger Corp. shall have performed all of their respective covenants and obligations hereunder to be performed as of the Closing. AISI shall have received at the Closing certificates to the foregoing effect, dated the Closing Date, and executed on behalf of ESI by an executive officer of ESI and on behalf of Merger Corp. by an executive officer of Merger Corp. For purposes of affirming the accuracy of the representations and warranties of ESI made as of the Closing, the term "ESI SEC Reports" shall be deemed to include all registration statements, reports and proxy and information statements, including all amendments thereto, filed by ESI with the SEC after the date of this Agreement and prior to Closing.

          5.2.2 No Material Adverse Change. Since May 31, 1997 there shall have been no material adverse change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in a material adverse change, in the business, properties, financial condition or results of operations of ESI and its subsidiaries taken as a whole, other than changes permitted or contemplated by this Agreement.

          5.2.3 Opinion of Counsel. AISI shall have received from Stoel Rives LLP, counsel to ESI, an opinion dated the Closing Date substantially in the form of Exhibit E attached hereto.

          5.2.4 Registration of Securities; Listing. The shares of ESI Common Stock to be issued by ESI pursuant to this Agreement shall have been registered under the Securities Act of 1933, as amended, and listed in the Nasdaq National Market System.

          5.2.5 Shareholders' Approval; Dissenters. In accordance with applicable provisions of the MBCA and the Articles of Incorporation and Bylaws of AISI, the holders of at least a majority of the issued and outstanding shares of Common Stock of AISI shall have approved this Agreement and the Agreement of Merger and the condition set forth in Section 5.3.7 shall have been satisfied.

          5.2.6 Accountants Opinion. The condition set forth in Section 5.3.5 shall have been satisfied.

     5.3 Conditions to the Obligations of ESI and Merger Corp. The obligations of ESI and Merger Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          5.3.1 Representations, Warranties and Covenants. The representations and warranties of AISI contained in this Agreement shall be correct (a) at the date of this Agreement and (b) as of the Closing Date, with the same effect as though made on and as of such date, except for representations and warranties made as of a specific date which representations and warranties need only be true and correct as of such date and for changes specifically contemplated by this Agreement and AISI shall have performed in all material respects all of its covenants and obligations hereunder to be performed as of the Closing. ESI shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed on behalf of AISI by an executive officer of AISI.

          5.3.2 Opinion of Counsel. ESI shall have received from Brouse & McDowell, A Legal Professional Association ("Brouse & McDowell"), counsel to AISI, an opinion dated the Closing Date substantially in the form of Exhibit F attached hereto. ESI also shall have received from Brouse & McDowell an opinion satisfactory to ESI and its counsel that the Merger will be tax free pursuant to
Section 368 of the Code.

          5.3.3 Consents and Approvals. All nongovernmental consents and approvals required to be obtained by AISI for consummation of the Merger shall have been obtained, other than those which, if not obtained, would not, either singly or in the aggregate, have a material adverse effect on AISI.

          5.3.4 No Material Adverse Change; Completion of Inspection.

               5.3.4.1 No Material Adverse Change. Since June 30, 1997 there shall have been no material adverse change, or discovery of a condition or occurrence of an event which has resulted or reasonably can be expected to result in such change, in the business, properties, financial condition or results of operations of AISI, other than changes permitted under or contemplated by this Agreement.

               5.3.4.2 Completion of Investigation. ESI shall have completed to its satisfaction its investigation of AISI's business, including without limitation, the investigation referred to in Section 4.2.3, and such investigation shall have not revealed (1) any facts or circumstances (including those arising as a result of the acquisition contemplated hereby) that ESI believes are reasonably likely to have a material adverse effect on the business, properties, financial condition, or results of operations of AISI or the 1998 Forecast, or (2) any facts or circumstances (including those arising as a result of the acquisition contemplated hereby) indicating that the Merger is reasonably likely to dilute ESI's earnings per share for its fiscal quarter ending November 30, 1997 or its fiscal quarter ending February 28, 1998 or its fiscal year ending May 31, 1998.

          5.3.5 Accountants Opinion. ESI and AISI shall have received an opinion of Arthur Andersen LLP in form satisfactory to ESI and AISI that the Merger may be accounted for as a pooling of interests.

          5.3.6 Registration of Securities; Listing. The shares of ESI Common Stock to be issued by ESI pursuant to this Agreement shall have been registered under the Securities Act of 1933, as amended, and under the securities laws of such states as counsel for ESI shall deem necessary or exemptions from such state registration or qualification shall have been determined by such counsel to be available, and shall have been listed in the Nasdaq National Market System.

          5.3.7 Affiliate Representation Letters. ESI shall have received from each of the persons or entities listed on Schedule 5.3.7 a duly executed representation letter, substantially in the form of Exhibit G, containing certain representations and warranties with respect to the ownership of capital stock of AISI by such person or entity and certain representations, warranties, covenants and acknowledgments with respect to the shares of ESI Common Stock to be acquired hereby and the transfer of such shares.

          5.3.8 Continuity of Interests Letter. ESI shall have received from each of the persons or entities listed on Schedule 5.3.8 a duly executed representation letter, substantially in the form of Exhibit H, containing certain representations and warranties with respect to the ownership of capital stock of AISI by such person or entity and certain representations, warranties, covenants and acknowledgments with respect to the shares of ESI Common Stock to be acquired hereby and the transfer of such shares.

          5.3.9 Other Agreements. The ESI Confidentiality Agreement and the Escrow Agreement to be delivered under Article II shall have been signed and delivered by the parties to such agreements other than ESI or Merger Corp.

          5.3.10 Physical Count of Assets. At a mutually agreeable time, a physical count of all AISI tangible assets shall have been conducted to the reasonable satisfaction of ESI and the aggregate value of the tangible assets shown by such count shall not be less than the value for such assets reflected on the AISI books and records as of the date of such count.

          5.3.11 Tax Clearance Certificate. AISI shall deliver to ESI a tax clearance certificate from the applicable agencies of the State of Michigan.

          5.3.12 Related Party Agreements. All agreements or arrangements described on Schedule 3.1.22 (Related Parties), if requested by ESI, shall have been terminated or amended to the reasonable satisfaction of ESI.

          5.3.13 Confidentiality Agreements. All employees of AISI shall have signed a confidentiality and inventions assignment agreement in a form reasonably satisfactory to ESI, as provided in Section 2.1.

          5.3.14 Updated Financial and Other Information. ESI shall have received (a) the unaudited balance sheet of AISI and the related statements of income and stockholder's equity for the most recent accounting period of AISI ended prior to the Closing Date, and (b) schedules of accounts receivable (including an aging analysis), inventories (organized by category), and backlog (by customer and product), in each case as of immediately prior to Closing and in each case with an officer's certificate as to accuracy and completeness of such schedule.

          5.3.15 Environmental Report. ESI shall have received a Phase I environmental audit report with respect to the Leased Real Property, prepared by an environmental audit firm selected by ESI, the results of which audit shall be reasonably satisfactory to ESI.

          5.3.16 Fairness Opinion. ESI shall have received from Alex. Brown & Sons an opinion that the Conversion Ratio is fair, from a financial point of view, to the holders of ESI Common Stock.

                                   ARTICLE VI

                          SURVIVAL AND INDEMNIFICATION

     6.1 Survival. All representations and warranties of any party contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, but shall be extinguished and be of no further force or effect nine months after the Closing Date, except with respect to any claim for which a Claim Notice (as defined in Section 6.4) is delivered pursuant to Section 6.4 prior to the expiration of the nine-month period. No Claim Notice shall be effective if delivered after the time periods referred to above in this Section 6.1.

     6.2 Scope of Indemnification. From and after the Effective Time and subject to the limitations of this Article VI, each AISI shareholder will, pro rata and to the extent of his, her or its ESI Common Stock delivered to the Escrow Agent pursuant to Section 6.3, indemnify and hold harmless ESI, Merger Corp. and the Surviving Corporation and their respective officers, directors and shareholders (collectively, the "Indemnified Parties") from, for and against any (a) losses, costs, expenses, damages and liabilities, including reasonable attorneys' fees (collectively, "Damages"), incurred by an Indemnified Party by reason of or arising out of any inaccuracy in any representation or warranty or the breach of any covenant of AISI made in this Agreement, and (b) Damages (excluding, in this instance, attorneys fees) incurred by an Indemnified Party in connection with the prosecution, defense of counterclaim or settlement of the litigation described in Section 3.1.11 of the Disclosure Schedule (the "Disclosed Litigation").

     6.3 Escrow. On the Closing Date, ESI shall, on behalf of each of the AISI shareholders, deliver to the Escrow Agent 10 percent of such AISI shareholder's shares of the ESI Common Stock to be received by such AISI shareholder pursuant to Section 1.3, provided, that, the shares to be delivered on behalf of each AISI shareholder shall be rounded downward to the nearest whole share of ESI Common Stock (such deposited shares shall be referred to as the "Escrowed Property"). The Escrowed Property will be deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement. The escrow and the Escrow Agreement shall terminate and the Escrowed Property shall be distributed to the former AISI shareholders at the earliest time provided for in the Escrow Agreement, but not later than the first anniversary of the Closing Date.

     6.4 Limitations. The liability of the AISI shareholders pursuant to Section
6.2 shall be subject to the following limitations:

          6.4.1 Minor Claims. The AISI shareholders shall not have any liability or indemnity obligation under Section 6.2 with respect to the first $100,000 of Damages of the Indemnified Parties. In addition, to the extent not applied to any specific item or matter, the Reserves will be generally available to satisfy any liability of AISI in connection with any representation, warranty or covenant of AISI set forth in this Agreement other than the representations regarding taxes in Section 3.1.21.

          6.4.2 Escrowed Property. The indemnity obligation of the AISI shareholders under Section 6.2 shall be satisfied exclusively out of the Escrowed Property in accordance with the Escrow Agreement.

     6.5 Claim Procedure for Indemnification. The obligations and liabilities of the AISI shareholders in connection with claims for indemnification for Damages by an Indemnified Party shall be subject to the following terms and conditions:

          6.5.1 Notice. The Indemnified Party shall give written notice to the Shareholder Representatives and the Escrow Agent of its claim for indemnification as promptly as practicable whenever the Indemnified Party shall have determined that there are facts or circumstances which entitle ESI to indemnification under this Article VI; provided, however, that the failure to give a timely notice of a claim for indemnification shall not diminish the indemnification obligations hereunder except to the extent that the delay in giving such notice materially adversely affects the ability of the Shareholder Representatives to mitigate Damages with respect to any claim. The notice ("Claim Notice") shall set forth in reasonable detail the basis for the claim, the nature of the Damages and the amount thereof, to the extent known.

          6.5.2 Response to Third Party Claim. If the Claim Notice states that a claim has been asserted by a third party against the Indemnified Party (a "Third Party Claim"), ESI shall undertake, conduct and control, through counsel of its choosing, the good faith settlement or defense of the Third Party Claim and the Disclosed Litigation.

          6.5.3 Diligent Conduct. If, within five days after receipt by ESI from the Shareholder Representatives of written notice that ESI is not diligently conducting the defense or attempted settlement in good faith, ESI does not provide reasonably sufficient evidence to the Shareholder Representatives that ESI is diligently conducting the defense or attempting settlement in good faith, the Shareholder Representatives shall thereafter have the right to contest, settle or compromise the Third Party Claim.

                                   ARTICLE VII

                                   TERMINATION

     7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual consent of AISI and ESI.

     7.2 Termination by Either AISI or ESI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          (a) by ESI or AISI if the Merger shall not have become effective on or prior to November 1, 1997, provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

          (b) by ESI or AISI if the requisite approval of the Merger by the shareholders of AISI shall not have been obtained by November 1, 1997;

          (c) by ESI or AISI if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

          (d) by ESI if the AISI Board of Directors shall have withdrawn or modified in a manner adverse to ESI approval of the Merger, this Agreement or the transactions contemplated hereby;

          (e) by ESI if AISI or any of the persons or entities described in
Section 4.2.2 of this Agreement shall have taken any of the actions that would be proscribed by Section 4.2.2, other than actions taken in the exercise of the fiduciary duties of AISI's Board of Directors and satisfying all the conditions of Section 4.2.2; or

          (f) by AISI if the Board of Directors of AISI determines in good faith, upon advice of legal counsel, that such termination of this Agreement is required for the directors of AISI to fulfill their fiduciary duties and obligations under Michigan law.

     7.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, (i) this Agreement immediately will become void and of no effect, except that Sections 4.1.4, 7.3, 7.4 and 8.1 will survive the event of termination; and (ii) no party hereto (or any of its directors of officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 7.4 of this Agreement.

     7.4 Termination Fees and Expenses.

          (a) AISI agrees to pay ESI (provided that ESI is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) promptly upon the termination of this Agreement (or such later date as may apply in the case of (iii) below) by wire transfer, the sum of $3 Million in immediately available funds in the event that any of the following shall have occurred:

          (i) this Agreement shall have been terminated pursuant to Section 7.2(b) hereof on the basis of failure of approval of the Merger by the AISI shareholders;

          (ii) this Agreement shall have been terminated pursuant to Section 7.2(d) or Section 7.2(e) hereof; or

          (iii) AISI shall have terminated the Agreement pursuant to Section 7.2(f) hereof and shall have agreed to an Acquisition Transaction which results in a change in the beneficial owners of more than fifty percent (50%) of the voting power of the capital stock of AISI within one year after termination of this Agreement with any person other than ESI or any of its affiliates.

          (b) ESI agrees to pay AISI (provided that AISI is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) promptly upon the termination of this Agreement by wire transfer, the sum of $3 Million in immediately available funds in the event this Agreement shall have been terminated by ESI (other than pursuant to Section 7.1 and 7.2) and all conditions to the obligations of ESI and Merger Corp. in Sections 5.1 and 5.3 have been fulfilled.

          (c) The right to the payment of the fees set forth in this Section 7.3 shall be the exclusive remedy at law or in equity to which ESI or AISI shall be entitled upon termination of this Agreement under the conditions described in
Section 7.3; provided, however, nothing in

Sections 7.2 or 7.3 of this Agreement shall be deemed to limit a party's remedies in the event of breach of this Agreement by the other party.

                                  ARTICLE VIII

                            MISCELLANEOUS AND GENERAL

     8.1 Payment of Expenses. Other than in the event of breach of this Agreement by the other party, and except as provided in Section 7.3, each party shall be responsible for the costs and expenses incurred by it in connection with the transactions contemplated by this Agreement. The fees to be paid in the circumstances described in Section 7.3 are intended by the parties to compensate for expenses and other damages incurred by the party entitled to the fee. Other than in the circumstances described in Section 7.3, nothing in this Agreement is meant to limit the right of a non-breaching party to obtain reimbursement of expenses and other damages, including attorneys fees, incurred as a result breach of this Agreement by the other party.

     8.2 Entire Agreement. This Agreement, including the schedules and the exhibits hereto, and the Confidentiality Agreements constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

     8.3 Assignment. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of each of ESI and AISI.

     8.4 Binding Effect; No Third Party Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject to the restrictions on assignment contained in
Section 8.3. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give to a person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     8.5 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented at any time prior to or at the Closing, whether before or after the votes of shareholders of AISI, by written agreement executed and delivered by the duly authorized officers of AISI and ESI.

     8.6 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any waiver by a party must be in writing.

     8.7 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     8.8 Captions. The article, section and paragraph captions herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     8.9 Subsidiary. When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

     8.10 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or facsimile (in each case with evidence of confirmed transmission) as follows:

          If to AISI, to it at:

               3923 Ranchero Drive
               Ann Arbor, Michigan  48108
               Attention:  President
               Fax: (313) 995-2138

          with copies to:

               Brouse & McDowell
               500 First National Tower
               Akron, Ohio 44308-1471
               Attention: Stanley E. Everett
               Fax: (330) 253-8601

          If to ESI or Merger Corp., to it at:

               13900 NW Science Park Drive
               Portland, Oregon 97229
               Attention:  President and Chief
                           Executive Officer
               Fax:  (503) 671-5698
          with copies to:

               Stoel Rives LLP
               900 SW Fifth Avenue
               Portland, Oregon  97204
               Attention:  Annette M. Mulee
               Fax:  (503) 220-2480

or to such other person or address as any party shall specify by notice in writing. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

     8.11 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, exclusive of choice of law rules, except that the provisions of this Agreement relating to the Merger shall also be governed by the merger provisions of the MBCA.

     8.12 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by final order of the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by final order of the appellate court.

     8.13 Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this

Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                       Electro Scientific Industries, Inc.

                                       By BARRY L. HARMON
                                          --------------------------------------
                                          Name: Barry L. Harmon
                                          Title: Sr. Vice President


                                       Applied Intelligent Systems, Inc.

                                       By J.E. ANDERSON
                                          --------------------------------------
                                          Name: James E. Anderson
                                          Title: President & CEO


                                       Asteroid Merger Corp.

                                       By BARRY L. HARMON
                                          --------------------------------------
                                          Name: Barry L. Harmon
                                          Title: Sr. Vice President

                                 AMENDMENT NO. 1
                     AGREEMENT OF REORGANIZATION AND MERGER

     This Amendment No. 1 to the Agreement of Reorganization and Merger, dated September 29, 1997 (the "Agreement"), is entered into by and among Electro Scientific Industries, Inc. ("ESI"), Applied Intelligent Systems, Inc. ("AISI") and Asteroid Merger Corp. ("Merger Corp.") effective as of October 8, 1997.

     1. Amendment of Section 1.7 (Closing). Section 1.7 of the Agreement shall be amended to read in its entirety as follows:

          "The closing of the Merger (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204 on November 30, 1997, or as soon as is practicable following the Condition Completion Date (as hereinafter defined), or on such other date and/or at such other place and time as AISI, ESI and Merger Corp. may agree (the "Closing Date"). The "Condition Completion Date" shall be the day on which the last of the conditions set forth in Article V hereof shall have been fulfilled or waived (other than those conditions which, by their terms, are to occur at Closing)." (new language underscored)

     2. Amendment of Section 7.2(a) and (b) (Termination by Either AISI or ESI). Sections 7.2(a) and 7.2(b) of the Agreement shall be amended to read in their entirety as follows:

          "(a) by ESI or AISI if the Merger shall not have become effective on or prior to December 31, 1997, provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

          (b) by ESI or AISI if the requisite approval of the Merger by the shareholders of AISI shall not have been obtained by December 31, 1997;" (new language underscored)

     3. Deletion of Section 5.3.4.2 (Completion of Investigation). Section
5.3.4.2 of the Agreement is deleted in its entirety.

     4. Deletion of Section 5.3.16 (Fairness Opinion). Section 5.3.16 of the Agreement, requiring that ESI receive a fairness opinion as a condition to Closing, is deleted in its entirety.

     IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by the undersigned as of the date written above.

     Electro Scientific Industries, Inc.    Applied Intelligent Systems, Inc.

     By: BARRY L. HARMON                    By: JAMES E. ANDERSON
         ------------------------------         ------------------------------
     Name: Barry L. Harmon                  Name: James E. Anderson
           ----------------------------           ----------------------------
     Title: Senior Vice President           Title: President & CEO
            ---------------------------            ---------------------------

     Asteroid Merger Corp.

     By: BARRY L. HARMON
         ------------------------------
     Name: Barry L. Harmon
           ----------------------------
     Title: Vice President
            ---------------------------

                                 AMENDMENT NO. 2
                     AGREEMENT OF REORGANIZATION AND MERGER

     This Amendment No. 2 to the Agreement of Reorganization and Merger, dated September 29, 1997 (the "Agreement"), is entered into by and among Electro Scientific Industries, Inc. ("ESI"), Applied Intelligent Systems, Inc. ("AISI") and Asteroid Merger Corp. ("Merger Corp.") effective as of November 13, 1997.

     In recognition of amendments made to the Michigan statutes governing dissenters' rights following the execution of the Agreement, Section 1.5 of the Agreement, describing dissenters' rights, is hereby deleted. In addition, all other references to dissenters' rights in the Agreement are hereby deleted.


     IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by the undersigned as of the date written above.

     Electro Scientific Industries, Inc.    Applied Intelligent Systems, Inc.

     By: LARRY T. RAPP                      By: JON G. EHRMANN
         -------------------------------        -------------------------------
         Name: Larry T. Rapp                Name: Jon G. Ehrmann
               -------------------------          -----------------------------
         Title: Vice President and          Title: VP - Finance & CFO
                Corporate Secretary                ----------------------------
                ------------------------

     Asteroid Merger Corp.

     By: LARRY T. RAPP
         -------------------------------
         Name: Larry T. Rapp
               -------------------------
         Title: Corporate Secretary
                ------------------------

                                                                         ANNEX B





September 29, 1997

Board of Directors
Applied Intelligent Systems, Inc.
3923 Ranchero Drive
Ann Arbor, MI  48108

Attention:  James Anderson - President and Chief Executive Officer

Gentlemen:

Applied Intelligent Systems, Inc. ("AISI" or the "Company") has entered into an Agreement of Reorganization and Merger (the "Agreement") dated as of September 29, 1997, by and among the Company, Electro Scientific Industries, Inc. ("ESIO") and Asteroid Merger Corp., a wholly-owned subsidiary of ESIO (the "Merger"). Pursuant to the Merger, we understand that each outstanding share of common stock of AISI (the "AISI Common Stock") will be converted into and represent the right to receive 0.305 shares of ESIO (the "Consideration"). The terms and conditions of the Merger, and the Consideration to be received by the AISI shareholders pursuant to the Merger, are set forth in more detail in the Agreement.

You have asked Adams, Harkness & Hill, Inc. ("AH&H") for its opinion as to the fairness to the current stockholders of AISI from a financial point of view of the Consideration to be received by AISI in the Merger (the "Opinion"). AH&H, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

In rendering its opinion, AH&H, among other things: (i) analyzed certain publicly available financial statements and other information concerning ESIO;
(ii) analyzed certain internal financial statements and forecasts and other financial and operating data concerning AISI prepared by the management of AISI;
(iii) analyzed certain forecasts and related assumptions pertaining to ESIO obtained from third party research analysts; (iv) discussed the past and current operations and financial condition and the prospects of AISI and ESIO with the management of AISI and ESIO, respectively, and analyzed the pro forma impact of the Merger on ESIO's earnings per share; (v) reviewed certain of the reported prices and trading activity of ESIO's Common Stock over the past 33 months; (vi) compared the financial performance of ESIO and certain of the prices and trading activity of ESIO's Common Stock with that of certain other comparable publicly traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
(viii) reviewed and

Applied Intelligent Systems, Inc.
September 29, 1997
Page 2



discussed with the senior management of AISI the strategic rationale for the Merger and the benefits of the Merger to AISI; (ix) reviewed a draft of the Agreement dated as of September 29, 1997; (x) discussed with senior management of AISI the impact of its customer concentration on its financial and operating results; and (xi) performed such other studies, analyses and inquiries and considered such other information as AH&H deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information provided to us and have relied, with your consent, on its being complete and accurate in all material respects. With respect to any financial forecasts reviewed relating to the prospects of AISI and ESIO, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of AISI's and ESIO's management as to the future financial performance of AISI and ESIO. Our Opinion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of AISI and ESIO as known to us on the date hereof. We have not conducted, nor have we received copies of, any independent evaluation or appraisal of any of the assets of AISI and ESIO.

The Opinion rendered by us pursuant hereto may be referred to in the minutes of the meetings of your Board of Directors.

You acknowledge that our Opinion and any oral advice given by us to you in connection with our engagement are intended solely for your use in connection with the Merger, and your evaluation of the Consideration to be received in the Merger, but does not constitute a recommendation to any stockholder or shareholder to approve the Merger, and you agree that, except as provided in the preceding paragraph, no such opinion or advice shall be reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, without our prior written consent (except to the extent otherwise required by law).

We agree that any confidential or non-public information furnished to us by you or at your direction in connection with our rendering services hereunder will be used solely for the purpose of performing our services hereunder and that such information will be kept confidential by us (except to the extent otherwise required by law).

Based on the above factors considered by AH&H and subject to the foregoing, it is our opinion that as of the date hereof, the consideration to be received in the Merger by AISI is fair to the stockholders of AISI from a financial point of view.

Very truly yours,

ADAMS, HARKNESS & HILL, INC.


By: THEODORE L. STEBBINS
    ------------------------------
    Theodore L. Stebbins
    Managing Director


TLS:pal